EXHIBIT (c)(x)

Government of Queensland’s Consolidated Financial Statements for the year ended June 30, 2013.

2012–13 Report on State Finances

of the Queensland Government – 30 June 2013

Incorporating the Outcomes Report and the AASB 1049 Financial Statements

Great state. Great opportunity.

Contents

Page

Message from the Treasurer 2

Scope of the Report 3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis 4-01

Operating Statement by Sector 4-06

Balance Sheet by Sector 4-07

Cash Flow Statement by Sector 4-08

General Government Sector Taxes 4-09

General Government Sector Dividend and Income Tax Equivalent Income 4-09

General Government Sector Grant Revenue 4-10

General Government Sector Grant Expenses 4-10

General Government Sector Expenses by Function 4-11

General Government Sector Purchases of Non-financial Assets by Function 4-12

Loan Council Allocation 4-12

Certification of Outcomes Report 4-13

AASB 1049 Financial Statements

Overview and Analysis 5-01

Audited Financial Statements

Operating Statement 6-01

Balance Sheet 6-03

Statement of Changes in Net Assets (Equity) 6-04

Cash Flow Statement 6-06

Notes to the Financial Statements 6-07

Certification of Queensland State Government Financial Statements 6-90

Independent Auditor’s Report to the Treasurer of Queensland 6-91

Report on State Finances 2012–13 – Government of Queensland 1

Message from the Treasurer

This report provides details of Queensland’s General Government Sector’s and Total State Sector’s financial operations and position on both a Uniform Presentation Framework (Outcomes Report) and Australian Accounting Standards basis for the 2012-13 financial year.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

TIM NICHOLLS MP TREASURER AND MINISTER FOR TRADE

2 Report on State Finances 2012–13 – Government of Queensland

Scope of the Report

The Report on State Finances, incorporating the Outcomes Report and AASB1049 Financial Statements for the General Government Sector (GGS) and Whole of Government (Total State Sector), provides a comprehensive analysis of Government finances for the 2012-13 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049

Whole of Government and General Government Sector Financial Reporting. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF, and the Outcomes Report compares achieved financial results with revised forecasts contained in the 2013-14 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations Sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards. The statements present the operating statement, balance sheet and cash flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 Whole of Government and General Government Sector Financial Reporting was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original published budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 52 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

- the annual Budget papers;

- Budget updates including the Mid Year Fiscal and Economic Review;

- the Treasurer’s Consolidated Fund Financial Report; and

- the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2012–13 – Government of Queensland 3

2012-13 Outcomes Report

Uniform Presentation Framework of the Queensland Government – 30 June 2013

Outcomes Report - Overview and Analysis

Overview

The General Government UPF net operating balance for 2012-13 was a deficit of $4.382 billion, compared to the 2013-14 Budget estimated actual deficit of $4.741 million. The improvement in the result is largely due to lower expenses, with revenue only marginally lower than forecast for 2012-13 in the 2013-14 Budget.

The improvement in the net operating balance combined with lower capital purchases resulted in a General Government fiscal deficit of $7.741 billion compared to the estimated fiscal deficit of $8.686 billion.

Non-financial Public Sector gross borrowings of $69.031 billion are $459 million lower than the 2012-13 estimate in the 2013-14 Budget.

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector	
	Est. Actual $ million	Outcome $ million	Est. Actual $ million	Outcome $ million	Est. Actual $ million	Outcome $ million
Revenue	41,785	41,746	11,594	11,632	49,250	49,175
Expenses	46,526	46,129	10,703	10,604	54,135	53,594
Net operating balance	(4,741)	(4,382)	890	1,028	(4,885)	(4,419)
Capital purchases	7,397	6,970	3,954	3,742	11,355	10,719
Fiscal balance	(8,686)	(7,741)	(907)	(619)	(10,627)	(9,432)
Borrowing	38,864	37,878	30,626	31,153	69,490	69,031

Note:
1. Numbers may not add due to rounding

In response to recommendations made by the independent Commission of Audit, the Government revised the State's fiscal principles, which were included in a revised Charter of Fiscal Responsibility tabled in Parliament on 11 September 2012.

In keeping with the Charter's requirement to regularly report progress against these principles, the following table provides an overview of these fiscal principles and progress against them for the 2012-13 financial year.

The Government has met the fiscal principles of :

- maintain a competitive tax environment for business
- target full funding of long term liabilities such as superannuation in accordance with actuarial advice.

In the 2013-14 Budget, the Government budgeted to meet the fiscal principles of stabilise then significantly reduce debt (Non-financial Public Sector).

The Government is currently forecasting a fiscal deficit for 2014-15 of $244 million, but continues to pursue a fiscal balance in that year as a policy objective.

Report on State Finances 2012–13 – Government of Queensland 4-01

Outcomes Report - Overview and Analysis

The fiscal principles of the Queensland Government 2012-13

Principle Indicator

Stabilise, then significantly reduce debt (Non-financial Public sector) Debt to Revenue Ratio Est. Actual 141% Outcome 140%

Fiscal balance ($ million)

Achieve and maintain a General Government sector fiscal balance by Est. Actual $ million Outcome $ million

2014-15

2012-13 (8,686) (7,741)

Taxation revenue per capita 2012-13 Outcome

Maintain a competitive tax environment for business Queensland $2,376

Average of other states and territories $2,868

Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice According to last actuarial review (released June 2011), accruing superannuation liabilities were fully funded when the QML transaction was taken into account. The State Actuary reviews the scheme every three years.

There has been an improvement in the State’s debt to revenue ratio primarily as a result of lower borrowings in the GG sector.

The improved fiscal balance is primarily due to better than forecast outcomes related to lower expenses and lower than forecast capital purchases.

4-02 Report on State Finances 2012–13 – Government of Queensland

Outcomes Report - Overview and Analysis

General Government Sector

General Government Revenue	2012-13 Est. Actual $ million	2012-13 Outcome $ million
Taxation revenue	10,998	10,957
Grants revenue	18,419	18,295
Sales of goods and services	5,104	5,087
Interest income	2,592	2,603
Dividend and income tax equivalent income	1,351	1,390
Other revenue	3,322	3,413
Total Revenue	**41,785**	**41,746**

Note:
1. Numbers may not add due to rounding

Total revenue was $39 million lower than the 2012-13 estimated actual. This was largely due to:

- taxation revenue being marginally lower than forecast, due to lower than expected payroll tax revenue;
- lower than expected Commonwealth grants due to certain Partnership Agreements still being finalised; and
- other revenue being higher than expected, mainly due to research bodies making a greater contribution to salaries than expected.

General Government Expenses	2012-13 Est. Actual $ million	2012-13 Outcome $ million
Employee expenses	18,409	18,130
Superannuation expenses		
Superannuation interest cost	756	743
Other superannuation expenses	2,410	2,420
Other operating expenses	9,053	9,372
Depreciation and amortisation	2,974	2,902
Other interest expenses	1,752	1,939
Grant expenses	11,173	10,623
Total Expenses	**46,526**	**46,129**

Note:
1. Numbers may not add due to rounding

Total expenses for 2012-13 were $397 million lower than expected in the 2013-14 Budget:

- Employee expenses were $279 million less than anticipated due to timing differences in relation to commissioning of hospitals and the implementation of Commonwealth programs;
- Variances in other operating and grant expenses should be viewed together, as there was a reallocation of certain outcomes expenditure by Queensland Health from grants to other operating expenses following a review. Overall these expenses are lower than forecast due to the realignment of some expenditure to future years.

General Government Sector expenditure is focussed on the delivery of core services to the community. As shown in the chart below, education and health account for around half of the total.

Expenses by Function[1] (General Government Sector) 2012-13


Education, 22.8%
Health, 26.8%
Social welfare, housing and other community services, 11.4%
Other services, 3.7%
Economic services, 5.1%
Other purposes, 7.7%
Public order and safety, 8.6%
Transport and communications, 13.9%

[1] Refer to page 4-11 for further detail of expenses in each function.

Report on State Finances 2012–13 – Government of Queensland 4-03

Outcomes Report - Overview and Analysis

Capital Purchases

General Government sector purchases of non-financial assets (i.e. capital expenditure) totalled $6.970 billion which was $427 million less than the 2013-14 Budget estimate for 2012-13 capital purchases largely as a result of the timing of expenditure on disaster remediation.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation) and how much by borrowing.

The improvement in the net operating balance combined with lower capital purchases and higher proceeds on sale of non-financial assets results in a fiscal deficit of $7.741 billion compared to the 2013-14 Budget time estimate of $8.686 billion.

Borrowing

Net borrowing for the General Government sector was $7.935 billion, $1.108 billion less than forecast in the 2013-14 Budget due to a combination of the improved fiscal balance and lower net capital spending. For the same reasons, gross borrowings were $37.878 billion compared to the forecast of $38.864 billion.

Net Worth

The General Government’s net worth was $173.72 billion as at 30 June 2013, $6.613 billion higher than the estimated actual included in the 2013-14 Budget. The increase relates to the reduction in the State’s superannuation liability, the revaluation of land and other fixed assets and the GGS investment in other public sector entities.

The bond yields used to discount the superannuation and other long term liabilities have increased since the previous year from 3.2% to 3.9%, and the higher discount rate has largely resulted in the decrease in the net provision (i.e. gross superannuation liability less members fund assets) by $3.3 billion.

Increases in the valuation of non-financial assets within the General Government Sector were mainly from the reversal of previous write downs to infrastructure damaged in the floods which has now been restored, offset by land devaluations. These revaluations had not been completed at the time of the Budget.

The revaluation of non-financial assets and investments held by other public sector entities resulted in an upward valuation of those entities of $661 million compared to 2013-14 Budget.

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of negative $4.139 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets, and deferred tax revenue.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The improvement between the estimated actual and the actual result is due mainly to the revaluations of superannuation liabilities, investments and non-financial assets discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations sector comprises bodies such as Government-owned corporations that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved:

- The PNFC Sector recorded a net operating surplus of $1.028 billion, $138 million higher than forecast mainly due to marginally higher revenue and lower employee costs, partially offset by higher operating expenses.

- The fiscal balance was a deficit of $619 million, compared to an estimated deficit of $907 million. The improved position reflects the higher than forecast net operating balance and lower purchases of non-financial assets;

- Gross borrowings were $527 million higher than forecast as a result of forward borrowing for the Woleebee Creek Pipeline, temporary working capital funding by Queensland Rail and derivative market value movements.

4-04 Report on State Finances 2012–13 – Government of Queensland

Outcomes Report - Overview and Analysis

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable:

- The net operating balance was a deficit of $5.704 billion for 2012-13;

- The Total State Sector cash deficit was $12.062 billion for 2012-13 after allowing for purchases of non-financial assets of $10.797 billion;

- The Total State Sector net worth was $168.821 billion, an increase of $6.9 billion to that published in 2011-12 and which largely reflects the effect of market value adjustments on superannuation and other liabilities as a result of higher bond yields.

Report on State Finances 2012–13 – Government of Queensland 4-05

2012-13 Operating Statement by Sector ($ million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual [b]	Actual [b]
	Revenue from Transactions								
	Taxation revenue	10,998	10,957	-	-	10,659	10,590	-	10,586
	Grants revenue	18,419	18,295	2,384	2,371	18,616	18,469	-	18,426
	Sales of goods and services	5,104	5,087	8,709	8,643	13,538	13,417	1,902	15,029
	Interest income	2,592	2,603	113	149	2,706	2,752	4,915	1,631
	Dividend and income tax equivalent income	1,351	1,390	54	54	83	118	-	56
	Other revenue	3,322	3,413	334	415	3,649	3,829	90	3,919
	Total Revenue from Transactions	**41,785**	**41,746**	**11,594**	**11,632**	**49,250**	**49,175**	**6,907**	**49,647**
Less	**Expenses from Transactions**								
	Employee expenses	18,409	18,130	1,802	1,655	20,120	19,677	242	19,702
	Superannuation expenses								
	Superannuation interest cost	756	743	-	(34)	756	708	-	708
	Other superannuation expenses	2,410	2,420	213	233	2,623	2,653	14	2,667
	Other operating expenses	9,053	9,372	4,098	4,191	12,872	13,239	1,478	14,690
	Depreciation and amortisation	2,974	2,902	2,163	2,106	5,136	5,008	49	5,057
	Other interest expenses	1,752	1,939	2,114	2,148	3,628	3,845	6,304	4,063
	Grants expenses	11,173	10,623	20	38	9,000	8,464	43	8,464
	Other property expenses	-	-	294	266	-	-	31	-
	Total Expenses from Transactions	**46,526**	**46,129**	**10,703**	**10,604**	**54,135**	**53,594**	**8,160**	**55,351**
Equals	**Net Operating Balance**	**(4,741)**	**(4,382)**	**890**	**1,028**	**(4,885)**	**(4,419)**	**(1,253)**	**(5,704)**
	Other economic flows - included in operating result	(202)	243	28	468	(514)	372	3,020	4,464
	Operating Result	**(4,943)**	**(4,139)**	**918**	**1,496**	**(5,398)**	**(4,047)**	**1,767**	**(1,240)**
	Other economic flows - other movements in equity	1,398	7,206	(883)	193	2,201	8,630	(35)	8,104
	Comprehensive Result - Total Change in Net Worth	**(3,546)**	**3,067**	**35**	**1,689**	**(3,197)**	**4,582**	**1,732**	**6,864**
	KEY FISCAL AGGREGATES								
	Net Operating Balance	**(4,741)**	**(4,382)**	**890**	**1,028**	**(4,885)**	**(4,419)**	**(1,253)**	**(5,704)**
Less	**Net Acquisition of Non-financial Assets**								
	Purchases of non-financial assets	7,397	6,970	3,954	3,742	11,355	10,719	78	10,797
	Less Sales of non-financial assets	794	899	18	58	816	957	-	957
	Less Depreciation	2,974	2,902	2,163	2,106	5,136	5,008	49	5,057
	Plus Change in inventories	17	(59)	29	39	46	(20)	-	(20)
	Plus Other movements in non-financial assets	298	249	(5)	29	293	278	-	278
	Equals **Total Net Acquisition of Non-financial Assets**	**3,945**	**3,359**	**1,797**	**1,647**	**5,742**	**5,012**	**29**	**5,041**
	Equals **Fiscal Balance**	**(8,686)**	**(7,741)**	**(907)**	**(619)**	**(10,627)**	**(9,432)**	**(1,282)**	**(10,745)**

Notes
(a) Numbers may not add due to rounding.
(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-06 Report on State Finances 2012–13 – Government of Queensland

2012-13 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets								
Financial assets								
Cash and deposits	914	838	1,386	1,982	2,300	2,820	94	1,261
Advances paid	967	635	103	131	1,060	756	-	756
Investments, loans and placements	33,808	34,339	235	328	34,043	34,667	133,308	65,452
Receivables	4,151	4,324	2,505	2,741	5,045	5,322	239	5,486
Equity								
Investments in other public sector entities	21,637	22,297	-	-	1,000	1,173	-	-
Investments - other	177	162	737	791	914	953	1	954
Total financial assets	**61,653**	**62,595**	**4,967**	**5,973**	**44,363**	**45,691**	**133,642**	**73,910**
Non-financial Assets								
Land and other fixed assets	179,665	181,160	54,510	55,036	234,175	236,196	398	236,593
Other non-financial assets	6,123	6,843	1,298	2,017	742	1,197	285	1,199
Total Non-financial Assets	**185,788**	**188,003**	**55,808**	**57,052**	**234,917**	**237,393**	**682**	**237,793**
Total assets	**247,442**	**250,598**	**60,776**	**63,025**	**279,281**	**283,084**	**134,324**	**311,703**
Liabilities								
Payables	3,170	3,818	2,696	2,472	4,295	4,599	224	4,749
Superannuation liability	28,898	25,907	200	(19)	29,098	25,888	-	25,888
Other employee benefits	5,629	5,041	771	753	6,400	5,794	91	5,885
Deposits held	1	-	28	24	29	24	6,106	4,477
Advances received	380	463	10	10	380	463	-	463
Borrowing	38,864	37,878	30,626	31,153	69,490	69,031	124,910	95,357
Other liabilities	3,392	3,771	6,974	7,508	3,647	3,565	2,780	6,062
Total liabilities	**80,334**	**76,878**	**41,305**	**41,900**	**113,340**	**109,364**	**134,111**	**142,881**
Net Worth	**167,107**	**173,720**	**19,471**	**21,125**	**165,941**	**173,720**	**213**	**168,821**
Net Financial Worth	(18,681)	(14,283)	(36,338)	(35,928)	(68,976)	(63,673)	(469)	(68,971)
Net Financial Liabilities	40,317	36,580	N/A	N/A	69,976	64,846	N/A	68,971
Net Debt	3,555	2,528	28,940	28,746	32,495	31,274	(2,386)	32,828

(a) Numbers may not add due to rounding.

(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

(c) Estimated Actuals have been restated where subsequent changes in classification have occurred, to ensure comparability with estimates.

Report on State Finances 2012–13 – Government of Queensland

4-07

2012-13 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual [b]	Actual [b]
Cash Receipts from Operating Activities								
Taxes received	10,982	10,955	-	-	10,643	10,591	-	10,587
Grants and subsidies received	18,502	18,405	2,367	2,326	18,681	18,619	-	18,576
Sales of goods and services	5,688	6,143	9,062	9,032	14,311	14,870	2,075	16,656
Interest receipts	2,600	2,600	113	156	2,713	2,756	4,889	1,604
Dividends and income tax equivalents	1,091	1,087	54	54	84	93	-	54
Other receipts	4,466	4,369	224	345	4,689	4,714	98	4,812
Total	**43,328**	**43,559**	**11,821**	**11,912**	**51,121**	**51,643**	**7,063**	**52,289**
Cash Payments for Operating Activities								
Payments for employees	(22,621)	(22,286)	(2,033)	(1,873)	(24,564)	(24,052)	(256)	(24,091)
Payments for goods and services	(10,712)	(11,030)	(4,629)	(4,907)	(14,918)	(15,622)	(146)	(15,746)
Grants and subsidies	(11,081)	(10,295)	(11)	(9)	(8,903)	(8,192)	(43)	(8,192)
Interest paid	(1,760)	(1,940)	(1,910)	(1,964)	(3,431)	(3,670)	(6,304)	(4,068)
Other payments	(394)	(563)	(585)	(671)	(741)	(1,018)	(1,422)	(2,415)
Total	**(46,568)**	**(46,115)**	**(9,169)**	**(9,424)**	**(52,557)**	**(52,555)**	**(8,170)**	**(54,512)**
Net Cash Inflows from Operating Activities	**(3,240)**	**(2,556)**	**2,652**	**2,488**	**(1,436)**	**(912)**	**(1,107)**	**(2,222)**
Cash Flows from Investments in Non-financial Assets								
Purchases of non-financial assets	(7,397)	(6,970)	(3,954)	(3,742)	(11,355)	(10,719)	(78)	(10,797)
Sales of non-financial assets	794	899	18	58	816	957	-	957
Total	**(6,603)**	**(6,071)**	**(3,936)**	**(3,684)**	**(10,539)**	**(9,762)**	**(78)**	**(9,840)**
Net Cash Flows from Investments in Financial Assets for Policy Purposes	**472**	**482**	**2,876**	**2,871**	**2,846**	**2,874**	**-**	**2,875**
Net Cash Flows for Investments in Financial Assets for Liquidity Purposes	**434**	**209**	**-**	**81**	**434**	**290**	**(1,735)**	**(1,849)**
Receipts from Financing Activities								
Advances received (net)	(53)	(21)	(1)	(1)	(53)	(21)	-	(21)
Borrowing (net)	9,043	7,935	(1,263)	(845)	7,779	7,090	(7,865)	(590)
Dividends paid	-	-	(849)	(852)	-	-	(16)	-
Deposits received (net)	-	(2)	6	2	6	(1)	919	1,075
Other financing (net)	-	-	(501)	(479)	1	-	9,904	10,309
Total	**8,991**	**7,912**	**(2,608)**	**(2,176)**	**7,733**	**7,068**	**2,942**	**10,774**
Net Increase/(Decrease) in Cash Held	**53**	**(23)**	**(1,015)**	**(419)**	**(962)**	**(442)**	**23**	**(263)**
Net cash from operating activities	(3,240)	(2,556)	2,652	2,488	(1,436)	(912)	(1,107)	(2,222)
Net cash from investments in non-financial assets	(6,603)	(6,071)	(3,936)	(3,684)	(10,539)	(9,762)	(78)	(9,840)
Dividends paid	-	-	(849)	(852)	-	-	(16)	-
Cash Surplus/(Deficit)	**(9,843)**	**(8,627)**	**(2,132)**	**(2,048)**	**(11,975)**	**(10,674)**	**(1,201)**	**(12,062)**
Derivation of ABS GFS Cash Surplus/Deficit								
Cash surplus/(deficit)	(9,843)	(8,627)	(2,132)	(2,048)	(11,975)	(10,674)	(1,201)	(12,062)
Acquisitions under finance leases and similar arrangements	(128)	(85)	-	-	(128)	(85)	-	(85)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	**(9,971)**	**(8,711)**	**(2,132)**	**(2,048)**	**(12,103)**	**(10,759)**	**(1,201)**	**(12,146)**

Notes (a) Numbers may not add due to rounding.
(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-08 Report on State Finances 2012–13 – Government of Queensland

Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2012-13

Outcome

$ million

Taxes on employers’ payroll and labour force 3,751

Taxes on property

Land taxes 990

Stamp duties on financial and capital transactions 1,887

Other 630

Taxes on the provision of goods and services

Taxes on gambling 1,034

Taxes on insurance 670

Taxes on use of goods and performance of activities

Motor vehicle taxes 1,995

Total Taxation Revenue 10,957

Note:

1. Numbers may not add due to rounding.

General Government Sector Dividend and Income Tax Equivalent Income

2012-13

Outcome

$ million

Dividend and Income Tax Equivalent income from PNFC sector 1,326

Dividend and Income Tax Equivalent income from PFC sector 62

Other Dividend and Income Tax Equivalent income 2

Total Dividend and Income Tax Equivalent income 1,390

Note:

1. Numbers may not add due to rounding.

Report on State Finances 2012–13 – Government of Queensland 4-09

Other General Government UPF Data

General Government Sector Grant Revenue

2012-13

Outcome

$ million

Current grant revenue

Current grants from the Commonwealth

General purpose grants 9,473

Specific purpose grants 5,498

Specific purpose grants for on-passing 2,249

Total current grants from the Commonwealth 17,220

Other contributions and grants 265

Total current grant revenue 17,485

Capital grant revenue

Capital grants from the Commonwealth

Specific purpose grants 804

Other contributions and grants 7

Total capital grant revenue 811

Total grant revenue 18,295

Note:

1. Numbers may not add due to rounding.

General Government Sector Grant Expenses

2012-13

Outcome

$ million

Current grant expenses

Private and not-for-profit sector 3,314

Private and not-for-profit sector on-passing 1,832

Local Government 225

Local Government on-passing 421

Grants to other sectors of Government 2,278

Other 322

Total current grant expense 8,392

Capital grant expenses

Private and not-for-profit sector 618

Local Government 1,401

Grants to other sectors of Government 39

Other 173

Total capital grant expenses 2,231

Total grant expenses 10,623

Note:

1. Numbers may not add due to rounding.

4-10 Report on State Finances 2012–13 – Government of Queensland

General Government Sector Expenses by Function

2012-13

Outcome

$ million

General Public Services 1,689

Other general public services 1,689

Public Order and Safety 3,968

Police and fire protection services 2,443

Law courts and legal services 766

Prisons and corrective services 675

Other public order and safety 83

Education 10,510

Primary and secondary education 8,339

Tertiary education 784

Pre-school education and education not definable by level 1,164

Transportation of students 169

Education n.e.c. 53

Health 12,351

Acute care institutions 7,247

Mental health institutions 355

Nursing homes for the aged 293

Community health services 3,134

Public health services 467

Health research 141

Health administration n.e.c. 713

Social Security and Welfare 2,656

Welfare services 2,535

Social security and welfare n.e.c. 121

Housing and Community Amenities 1,644

Housing and community development 1,304

Water Supply 133

Sanitation and protection of the environment 206

Other community amenities 2

2012-13

Outcome

$ million

Recreation and Culture 950

Recreation facilities and services 592

Cultural facilities and services 314

Recreation and cultural n.e.c. 45

Fuel and Energy 681

Electricity and other energy 677

Fuel and energy n.e.c. 5

Agriculture, Forestry, Fishing and 606

Hunting

Agriculture 545

Forestry, fishing and hunting 60

Mining, manufacturing and construction 427

Mining and mineral resources other than fuels 307

Construction 120

Transport and Communications 6,424

Road transport 3,673

Water transport 107

Rail transport 903

Air transport 13

Other transport 1,726

Communications 2

Other Economic Affairs 628

Tourism and area promotion 134

Labour and employment affairs 424

Other economic affairs 70

Other Purposes 3,596

Nominal superannuation interest 1,915

Public debt transactions 755

General purpose inter-government transactions 421

Natural disaster relief 250

Other purposes n.e.c. 255

Total 46,129

Report on State Finances 2012–13 – Government of Queensland 4-11

General Government Sector Purchases of Non-financial Assets by Function and Loan Council Allocation

General Government Sector Purchases of Non-financial Assets by Function

	2012-13 Outcome $ million
General public services	137
Public order and safety	251
Education	426
Health	1,545
Social security and welfare	24
Housing and community amenities	312
Recreation and culture	26
Agriculture, forestry, fishing and hunting	22
Mining, manufacturing and construction	14
Transport and communications	4,200
Other economic affairs	2
Other purposes	12
Total	**6,970**

Note:
1. Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocation (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government's call on financial markets for a given financial year.

The main reason for the lower Non-financial Public Sector cash deficit is lower capital expenditure in both the General Government and Public Non-financial Corporations sectors.

	2012-13 Budget $ million	2012-13 Outcome $ million
General Government Sector cash deficit/(surplus)[1]	10,676	8,627
PNFC Sector cash deficit/(surplus)[1]	2,721	2,048
Non-financial Public Sector cash deficit/(surplus)[1]	**13,397**	**10,674**
Acquisitions under finance leases and similar arrangements	(128)	(85)
ABS GFS cash deficit/(surplus)	**13,525**	**10,759**
Net cash flows from investments in financial assets for policy purposes	3,009	2,874
Memorandum items[2]	1,642	1,479
LOAN COUNCIL ALLOCATION	**12,158**	**9,364**

Notes:
1. Figures in brackets represent surpluses
2. Other memorandum items include operating leases and local government borrowings

4-12 Report on State Finances 2012–13 – Government of Queensland

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i) the operating statement and cash flows of the Queensland State Government for the financial year; and

(ii) the balance sheet of the Government at 30 June 2013.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Dennis Molloy Helen Gluer, MBA, BCom, FCPA, FAICD

Assistant Under Treasurer Under Treasurer

Fiscal and Macroeconomics Queensland Treasury

Queensland Treasury

Date 28 October 2013

Report on State Finances 2012–13 – Government of Queensland 4-13

2012-13

AASB 1049 Financial Statements

Overview and Analysis – 30 June 2013

Queensland Government

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector performance with last year's balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 *Whole of Government and General Government Sector Financial Reporting* aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government Sector		Total State Sector	
	2013 $ million	2012 $ million	2013 $ million	2012 $ million
Continuing Revenue from Transactions				
Taxation revenue	10,957	10,608	10,586	10,280
Grants revenue	18,295	22,652	18,426	22,815
Sales of goods and services	5,087	5,002	15,029	13,467
Interest income	2,603	2,485	1,631	1,674
Dividend and income tax equivalents income	1,390	1,112	56	63
Other revenue	3,413	3,942	3,919	4,439
	41,746	**45,801**	**49,647**	**52,739**
Continuing Expenses from Transactions				
Employee expenses	18,130	18,250	19,702	19,747
Superannuation expenses	3,162	3,517	3,375	3,738
Other operating expenses	9,372	9,497	14,690	13,980
Depreciation and amortisation	2,902	2,777	5,057	4,886
Other interest expense	1,939	1,659	4,063	4,060
Grants expenses	10,623	10,327	8,464	8,405
	46,129	**46,028**	**55,351**	**54,817**
Net Operating Balance	(4,382)	(226)	(5,704)	(2,079)
Other Economic Flows - Included in Operating Result	243	(747)	4,464	(2,923)
Operating Result	**(4,139)**	**(973)**	**(1,240)**	**(5,001)**
Other Economic Flows - Other Movements in Equity	7,115	(6,157)	8,010	(5,903)
Comprehensive Result [1]	**2,976**	**(7,130)**	**6,769**	**(10,904)**
Purchases of non-financial assets	6,970	7,971	10,797	12,089
Fiscal Balance	**(7,741)**	**(5,467)**	**(10,745)**	**(9,017)**
Assets	250,598	243,639	311,703	299,747
Liabilities	76,878	72,894	142,881	137,696
Net Worth	**173,720**	**170,745**	**168,821**	**162,052**

[1] Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2012 recast position, rather than the 2012 published position.

Report on State Finances 2012–13 – Government of Queensland 5-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a deficit of $4.382 billion compared to a deficit (restated) of $226 million in 2011-12.

The increase in the deficit is largely due to lower grants from the Australian Government and royalty revenue. The Government has maintained tight fiscal control over expenses which increased by only $101 million or 0.2% over 2011-12. Employee expenses actually decreased by $120 million compared to the previous year in spite of severance payments.

The Total State Sector net operating balance was a deficit of $5.704 billion compared to a restated deficit of $2.079 billion in 2011-12.

Revenue

Revenue from transactions has decreased from 2011-12 by $4.055 billion to be $41.746 billion in the GGS and totals $49.647 billion in the Total State Sector, a decrease of $3.092 billion over 2011-12.

Revenues by type for the GGS and Total State Sector are shown in the following chart:

Continuing Revenue by Type, 2011-12 and 2012-13

25,000 20,000 15,000 10,000 5,000 0 $ million

25,000 20,000 15,000 10,000 5,000 0 $ million

State 2011-12 State 2012-13

GG 2011-12 GG 2012-13

Taxation Grants Sales of goods and services Interest income Other revenue1

1 Other revenue includes dividends and tax equivalents income

Taxation revenue increased in 2012-13 by $349 million for GGS and $306 million for the Total State Sector. Payroll tax collections explain the majority of this increase, reflecting growth in employment and wages.

Commonwealth and other grants comprised 44% of GGS revenue and 37% of Total State Sector revenue. Grant revenue overall has decreased $4.4 billion from 2011-12. The reduction in grants revenue from 2011-12 to 2012-13 is primarily due to Commonwealth disaster relief payments ($2.95 billion) which were received in advance in 2011-12, as well as a reduction in roads infrastructure funding ($1.46 billion). In addition, GST revenue increased by $788 million due to changes in relativities and the growth in the GST pool, but this was offset by reductions in other NPPs such as HACC, which is now carried out by the NFP sector.

Sales of goods and services increased by $85 million in 2012-13 to $5.087 billion in the GGS and by $1.562 billion in the Total State Sector. The change in the Total State Sector sales is mainly due to higher wholesale electricity revenue, in part to recover the cost of the carbon tax, as well as growth in Workcover premiums.

Interest income in the Total State Sector was lower in 2012-13 than 2011-12, mainly reflecting lower returns on capital markets investments held by QTC due to falling interest rates, partially offset by higher onlending interest from the Local Government sector.

GGS dividend and income tax equivalent income increased by $278 million in 2012-13 mainly from the electricity network entities and Queensland Rail Limited. The increase in Community Service Obligations for the electricity entities was actually greater than the increase in dividends and tax equivalents.

Other revenue decreased by $520 million in the Total State Sector mainly due to diminished royalty receipts as a result of lower coal prices.

5-02 Report on State Finances 2012–13 – Government of Queensland

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2012-13 were $46.129 billion for the GGS and $55.351 billion for the Total State Sector, a modest increase from 2011-12 of $101 million for the GGS and an increase of $534 million for the Total State Sector.

Expenses by type are shown in the following chart:

Continuing Expenses by Type, 2011-12 and 2012-13

25,000 20,000 15,000 10,000 5,000 0 $ million

25,000 20,000 15,000 10,000 5,000 0 $ million

State 2011-12 State 2012-13

GG 2011-12 GG 2012-13

Employee and Superannuation expenses

Operating Expenses

Depreciation and amortisation

Other interest expense

Grants

Employee expenses fell slightly in 2012-13, notwithstanding redundancy costs of $620 million. This reflects the government’s commitment to keep employee expenses under control.

Superannuation expenses decreased in 2012-13 for both the GGS and Total State Sector mainly as a result of the lower interest rates applicable to the superannuation liability.

Other operating expenses were also lower than 2011-12 by $125 million for the GGS, but were $710 million higher for the Total State Sector mainly due to carbon costs incurred by the State’s generators.

Depreciation costs increased by $125 million to $2.902 billion for the GGS reflecting the increased capital stock and a similar increase can be seen in the Total State Sector.

Other interest expenses increased $280 million to $1.939 billion in the GGS, reflecting the higher average level of borrowings in 2012-13.

Grant expenses have increased in the GGS from 2011-12 reflecting increased payments to Government-owned corporations (GOCs) mainly for Community Service Obligations in the electricity sector. For the Total State Sector, these grants to GOCs are eliminated.

Operating Result

The operating result is the surplus or deficit for the year under the Accounting Standards framework. Valuation and other adjustments such as deferred tax and privatisation dividends are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2012-13 year was a deficit of $4.139 billion (2011-12, $973 million deficit). Other economic flows included in the operating result were negative $747 million in 2011-12 compared to a positive $243 million for 2012-13. The change in flows largely arose from increases in tax equivalents and dividends treated as capital returns as well as valuation adjustments to long service leave and insurance liabilities, partly offset by losses on the disposal of non-financial assets.

The Total State Sector operating result was a deficit of $1.24 billion (2011-12, $5.001 billion deficit). This result is significantly impacted by market value interest adjustments on borrowings. When yields fell to historic lows in 2011-12, this resulted in a market value loss of $4.6 billion. However in 2012-13, while short term interest rates fell, long term interest rates rose resulting in a net unrealised gain of around $700 million. This is captured in other economic flows - other movements in equity in the Operating Statement.

Fiscal Balance

The GGS fiscal balance was negative $7.741 billion for 2012-13 compared to negative $5.467 billion for 2011-12. The change is the result of the higher net operating deficit offset in part by lower net acquisitions of non-financial assets (by $1.882 billion) than in 2011-12.

The Total State Sector fiscal balance was negative $10.745 billion for 2012-13 compared to negative $9.017 billion for 2011-12. The change is the result of the net operating deficit being higher by $3.625 billion and net acquisitions of non-financial assets being lower by $1.898 billion.

Report on State Finances 2012–13 – Government of Queensland 5-03

AASB 1049 - Overview and Analysis

Assets

Assets controlled by the GGS at 30 June 2013 totalled $250.598 billion, an increase of $6.959 billion on 2011-12.

Financial assets in the GGS increased by 1.7% from 2011-12, mainly due to the increase in investments in the PNFC/PFC sectors. However, non-financial assets increased by $5.883 billion, mainly in relation to property, plant and equipment ($5.002 billion) as a result of the capital purchases for the year and revaluations of $2.645 billion mainly as a result of the change in infrastructure and land values.

Assets controlled by the State at 30 June 2013 totalled $311.703 billion (2012, $299.747 billion). Financial assets of the State increased by $3.606 billion as the value of the QIC trusts were buoyed by strong returns and as QTC increased its onlending to local government and invested the proceeds of forward funding for refinancing purposes. These increases were partly offset by the sale of two tranches of the State’s holding in Aurizon Holdings Limited with the proceeds being used to repay debt. Property, plant and equipment increased $8.07 billion from the capital program and revaluation increments.

The main types of assets owned by the State are detailed in the following chart:

Total Assets by Type, 2012-13

Total State

Infrastructure 29%

Land and buildings 38%

Financial 24%

Plant and equipment and other 9%

Of the Total State Sector assets, GGS assets comprise 80%, made up of:

General Government Total State

$M $M

Financial 62,595 73,910

Infrastructure 46,474 90,270

Land and buildings 114,836 119,037

Plant and equipment and other 26,693 28,485

250,598 311,703

5-04 Report on State Finances 2012–13 – Government of Queensland

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2013 totalled $76.878 billion for the GGS and $142.881 billion for the Total State Sector, an increase of $3.984 billion over 2011-12 for the GGS and $5.185 billion for the State.

The increase in liabilities for the GGS is largely due to:

- an increase in interest bearing liabilities of $8.36 billion reflecting increased borrowing by the GGS, primarily to fund capital projects; offset in part by

- a decrease in employee benefit obligations such as superannuation and long service leave liabilities of $4.774 billion.

The increase in liabilities for the State is largely due to:

- Government issued securities, including to finance capital acquisitions by the Non-financial Public Sector and local government increased by $8.887 billion; offset in part by

- a decrease in employee benefit obligations such as superannuation and long service leave liabilities by $5.028 billion.

The accounting standards require governments to use Commonwealth bond yields in valuing their superannuation liabilities. The historically low bond yields of 2011-12 caused a significant increase on this obligation for Queensland, as bond yields declined over 2% from 2010-11 to 2011-12. The market value of the State’s borrowings was also significantly increased by the fall in bond rates in 2011-12. As predicted, these losses have started to reverse in 2012-13 as yield rates increase resulting in the reductions in liaibilities discussed above.

The components of State liabilities are shown in the following chart:

Total Liabilities by Type, 2012-13

Total State

Deposits held, borrowing and advances 5%

Securities and derivatives 65%

Employee benefit obligations 22%

Other Liabilities 8%

Of the Total State Sector liabilities, GGS liabilities comprise 54%, made up of:

General Government Total State

$M $M

Securities and derivatives 1 93,613

Deposits held, borrowing and advances 38,340 6,684

Employee benefit obligations 30,948 31,773

Other liabilities 7,589 10,811

76,878 142,881

Cash Flow Statement

The GGS recorded net cash flows from operating activities of negative $2.556 billion, and net borrowings and advances of $7.912 billion were used to fund capital purchases of $6.97 billion.

The Total State Sector recorded net cash flows from operating activities for the 2012-13 financial year of negative $2.222 billion. Capital purchases of $10.797 billion were fully funded by new net borrowings.

Report on State Finances 2012–13 – Government of Queensland 5-05

2012-13 Audited Information

Queensland General Government and Whole of Government Consolidated Financial Statements

30 June 2013

Queensland Government

Operating Statement for Queensland
for the Year Ended 30 June 2013

		Notes	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
	Continuing Operations Revenue from Transactions					
	Taxation revenue	3	10,957	10,608	10,586	10,280
	Grants revenue	4	18,295	22,652	18,426	22,815
	Sales of goods and services	5	5,087	5,002	15,029	13,467
	Interest income	6	2,603	2,485	1,631	1,674
	Dividend and income tax equivalents income	7	1,390	1,112	56	63
	Other revenue	8	3,413	3,942	3,919	4,439
	Continuing Operations Total Revenue from Transactions		**41,746**	**45,801**	**49,647**	**52,739**
Less	**Continuing Operations Expenses from Transactions**					
	Employee expenses	9	18,130	18,250	19,702	19,747
	Superannuation expenses					
	Superannuation interest cost	51	743	1,216	708	1,195
	Other superannuation expenses	10	2,420	2,301	2,667	2,543
	Other operating expenses	11	9,372	9,497	14,690	13,980
	Depreciation and amortisation	12	2,902	2,777	5,057	4,886
	Other interest expense	13	1,939	1,659	4,063	4,060
	Grants expenses	14	10,623	10,327	8,464	8,405
	Continuing Operations Total Expenses from Transactions		**46,129**	**46,028**	**55,351**	**54,817**
Equals	**Net Operating Balance**		**(4,382)**	**(226)**	**(5,704)**	**(2,079)**
Add	**Continuing Operations Other Economic Flows - Included in Operating Result**					
	Gain/(loss) on sale of assets	15	(302)	(83)	(560)	(564)
	Revaluation increments/(decrements) and impairment (losses)/reversals	16	(136)	(325)	618	(356)
	Asset write-downs	17	(335)	(392)	(377)	(447)
	Actuarial adjustments to liabilities	18	473	(260)	759	28
	Deferred income tax equivalents		(128)	231	-	-
	Dividends and tax equivalents treated as capital returns	19	654	82	-	-
	Other	20	17	-	4,025	(1,584)
	Continuing Operations Other Economic Flows Included in Operating Result		**243**	**(747)**	**4,464**	**(2,923)**
Equals	**Operating Result from Continuing Operations**		**(4,139)**	**(973)**	**(1,240)**	**(5,001)**
Add	**Other Economic Flows - Other Movements in Equity** [1]					
	Adjustments to opening balances	*	-	(54)	-	(52)
	Revaluations	21	8,642	(6,511)	8,010	(5,839)
	Other	22	(1,528)	408	-	(12)
	Total Other Economic Flows - Other Movements in Equity		**7,115**	**(6,157)**	**8,010**	**(5,903)**
Equals	**Comprehensive Result**		**2,976**	**(7,130)**	**6,769**	**(10,904)**
	Total Change In Net Worth		**2,976**	**(7,130)**	**6,769**	**(10,904)**

[1] Refer to Statement of Changes in Net Assets (Equity)

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-01

Operating Statement for Queensland for the Year Ended 30 June 2013

continued

		Notes	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
	[1] Other economic flows - non-owner movements in equity					
	Items that will not be reclassified subsequently to Operating Result					
	Increments/(decrements) in asset revaluation surplus		3,219	(1,004)	4,466	(312)
	Increments/(decrements) on investments		1,946	(185)	-	63
	Actuarial gain/(loss) on defined benefit superannuation plans, net of tax		3,525	(5,305)	3,690	(5,533)
	Total items that will not be reclassified subsequently to Operating Result		**8,690**	**(6,495)**	**8,156**	**(5,783)**
	Items that will be reclassified subsequently to Operating Result					
	Increments/(decrements) on cash flow hedges (net of tax)		(48)	(22)	(146)	(58)
	Increments/(decrements) on available-for-sale financial assets		-	6	-	6
	Total items that will be reclassified subsequently to Operating Result when certain conditions are met		**(48)**	**(16)**	**(146)**	**(52)**
	KEY FISCAL AGGREGATES					
	Net Operating Balance		**(4,382)**	**(226)**	**(5,704)**	**(2,079)**
Less	**Net Acquisition/(Disposal) of Non-Financial Assets**					
	Purchases of non-financial assets		6,970	7,971	10,797	12,089
	Less Sales of non-financial assets		899	198	957	559
	Less Depreciation		2,902	2,777	5,057	4,886
	Plus Change in inventories		(59)	7	(20)	20
	Plus Other movement in non-financial assets		249	238	278	275
	Equals **Total Net Acquisition/(Disposal) of Non-Financial Assets**		**3,359**	**5,241**	**5,041**	**6,939**
Equals	**Fiscal Balance**		**(7,741)**	**(5,467)**	**(10,745)**	**(9,017)**

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

6-02 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Balance Sheet for Queensland
as at 30 June 2013

	Notes	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Assets					
Financial Assets					
Cash and deposits	23	838	861	1,261	1,524
Receivables and loans					
Receivables	24	4,324	4,089	5,486	5,174
Advances paid	24	635	610	756	855
Loans paid	24	380	115	8,566	7,445
Securities other than shares	25	33,959	34,124	56,885	52,240
Shares and other equity investments					
Investments in public sector entities	26	22,297	21,572	-	-
Investments in other entities	26	8	8	798	2,806
Investments accounted for using equity method	26	154	140	156	259
Total Financial Assets		**62,595**	**61,519**	**73,910**	**70,304**
Non-Financial Assets					
Inventories	29	634	690	1,163	1,198
Assets held for sale	30	139	145	142	149
Investment properties	31	185	188	497	500
Property, plant and equipment	33	179,401	174,399	233,855	225,785
Intangibles	34	808	839	1,241	1,165
Deferred tax asset		6,210	5,448	-	-
Other non-financial assets	35	626	410	895	645
Total Non-Financial Assets		**188,003**	**182,120**	**237,793**	**229,443**
Total Assets		**250,598**	**243,639**	**311,703**	**299,747**
Liabilities					
Payables	36	3,818	3,815	4,749	5,016
Employee benefit obligations					
Superannuation liability	37	25,907	30,626	25,888	30,856
Other employee benefits	37	5,041	5,096	5,885	5,945
Deposits held	38	-	-	4,477	3,402
Borrowings and advances					
Advances received	39	463	472	463	472
Borrowings	39	37,877	29,517	1,744	1,128
Securities and derivatives	40	1	1	93,613	84,726
Deferred tax liability		1,678	1,326	-	-
Provisions	42	1,381	1,452	4,954	5,157
Other liabilities	43	713	592	1,109	994
Total Liabilities		**76,878**	**72,894**	**142,881**	**137,696**
Net Assets		**173,720**	**170,745**	**168,821**	**162,052**
Net Worth					
Accumulated surplus/(deficit)		82,336	83,084	80,479	76,443
Reserves		91,384	87,661	88,342	85,609
Total Net Worth		**173,720**	**170,745**	**168,821**	**162,052**
KEY FISCAL AGGREGATES					
Net Financial Worth		(14,283)	(11,375)	(68,971)	(67,391)
Net Financial Liabilities		36,580	32,948	68,971	67,391
Net Debt		2,528	(5,720)	32,828	27,662

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector for the year ended 30 June 2013

	Opening Balance	Adjustments to Opening Balances	Comprehensive Result for Period: Movements	Comprehensive Result for Period: Transfers / Entity Cessation [1]	Comprehensive Result for Period: Actuarial Gain / Loss on Superannuation [2]	Closing Balance
	$M	$M	$M	$M	$M	$M
2013						
Accumulated surplus	83,084	-	(4,139)	(133)	3,525	82,336
Revaluation reserve - financial assets	13,272	-	1,898	-	-	15,170
Revaluation reserve - non-financial assets	74,284	-	3,219	(1,389)	-	76,114
Other reserves	105	-	-	(5)	-	99
Total equity at the end of the financial year	**170,745**	**-**	**978**	**(1,528)**	**3,525**	**173,720**

	Opening Balance	Adjustments to Opening Balances	Comprehensive Result for Period [6]: Movements	Comprehensive Result for Period [6]: Transfers / Entity Cessation	Comprehensive Result for Period [6]: Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2012						
Accumulated surplus [3]	89,222	16	(973)	124	(5,305)	83,084
Revaluation reserve - financial assets [4]	13,074	(68)	(201)	467	-	13,272
Revaluation reserve - non-financial assets [5]	75,457	(2)	(1,004)	(167)	-	74,284
Other reserves	122	-	-	(17)	-	105
Total equity at the end of the financial year	**177,875**	**(54)**	**(2,178)**	**408**	**(5,305)**	**170,745**

[1] The balance in Transfers/Entity Cessation relates mainly to the General Government Sector accounting for the water entity merger of Linkwater, SEQ Water Grid Manager and SEQ Water.

[2] The 2012-13 actuarial gain includes an adjustment for defined benefit liabilities of the State Public Sector Superannuation Scheme (QSuper), as well as the tax effect of an actuarial adjustment to the Energy Superannuation Fund.

The following footnotes relate to prior year adjustments to equity:

[3] The opening accumulated surplus has been adjusted by $16 million, mainly as a result of the derecognition of $61 million worth of deferred tax assets in Linkwater, offset in part by a decrease of $23 million by QRAA in relation to a correction of the accounting for concessional interest rates on financial instruments. The movement in accumulated surplus for the period includes a decrease of $495 million to correct the value of non-financial asset increments/decrements now taken through the non-financial asset revaluation reserve (refer to footnote 5), a decrease of $51 million as a result of a partial write back of deferred tax assets in Linkwater and a decrease of $19 million by QRAA in relation to a correction of the accounting for concessional interest rates on financial instruments.

[4] The opening financial assets revaluation reserve has been adjusted downwards by $68 million, mainly as a result of the change in value of the Public Non-financial Corporations Sector in relation to the derecognition of Linkwater's deferred tax assets (refer to footnote 3).
The movement in the financial assets revaluation reserve includes an increase of $59 million relating to the recognition of certain post-Machinery of Government asset changes and the change in value of the Public Non-financial Corporations Sector in relation to Linkwater's deferred tax asset write back (refer to footnote 3).

[5] The movement in the non-financial assets revaluation reserve includes an increase of $495 million to correct the value of non-financial asset increments/decrements previously taken through the accumulated surplus (refer footnote 3), and an increase of $162 million by the Department of Energy and Water Supply to adjust the carrying value of a number of non-commercial assets transferred to the department.

[6] Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

6-04 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector for the year ended 30 June 2013

	Opening Balance	Adjustments to Opening Balances	Comprehensive Result for Period			Closing Balance
			Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation [1]	
	$M	$M	$M	$M	$M	$M
2013						
Accumulated surplus	76,443	-	(1,240)	1,587	3,690	80,479
Revaluation reserve - financial assets	1,245	-	(146)	(61)	-	1,039
Revaluation reserve - non-financial assets	84,258	-	4,466	(1,815)	-	86,909
Other reserves	106	-	-	289	-	394
Total equity at the end of the financial year	**162,052**	**-**	**3,080**	**-**	**3,690**	**168,821**

	Opening Balance	Adjustments to Opening Balances	Comprehensive Result for Period [5]			Closing Balance
			Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	
	$M	$M	$M	$M	$M	$M
2012						
Accumulated surplus [2]	86,809	132	(5,001)	36	(5,532)	76,443
Revaluation reserve - financial assets [3]	860	(5)	5	385	-	1,245
Revaluation reserve - non-financial assets [4]	84,988	(2)	(312)	(415)	-	84,258
Other reserves	299	(177)	-	(17)	-	106
Total equity at the end of the financial year	**172,956**	**(52)**	**(5,308)**	**(12)**	**(5,532)**	**162,052**

[1] Refer to Note 51 - Retirement Benefit Obligations.

The following footnotes relate to prior year equity adjustments:

[2] The opening accumulated surplus has been adjusted by $132 million which mainly consists of a transfer of $177 million in Queensland Treasury Corporation reserves from Other Reserves as a result of an accounting policy change, offset in part by a decrease of $23 million by QRAA in relation to a correction of the accounting for concessional interest rates on financial instruments. The movement in accumulated surplus for the period includes a decrease of $495 million to correct the value of non-financial asset increments/decrements now taken through the non-financial asset revaluation reserve (refer to footnote 4), a decrease of $19 million by QRAA in relation to a correction of the accounting for concessional interest rates on financial instruments, and a decrease of $16 million in relation to an adjustment to Ergon derivative asset revaluation increments.

[3] The movement in the financial assets revaluation reserve includes an increase of $59 million relating to the recognition of certain post-Machinery of Government asset changes.

[4] The movement in the non-financial assets revaluation reserve includes an increase of $495 million to correct the value of non-financial asset increments/decrements previously taken through the accumulated surplus (refer to footnote 2), and an increase of $162 million by the Department of Energy and Water Supply to adjust the carrying value of a number of non-commercial assets transferred to the department.

[5] Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-05

Cash Flow Statement for Queensland
for the Year Ended 30 June 2013

	Notes	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Cash Flows from Operating Activities					
Cash received					
Taxes received		10,955	10,656	10,587	10,311
Grants and subsidies received		18,405	22,749	18,576	22,904
Sales of goods and services		6,143	5,165	16,656	14,104
Interest receipts		2,600	2,481	1,604	1,659
Dividends and income tax equivalents		1,087	1,087	54	63
Other receipts		4,369	5,879	4,812	6,288
		43,559	**48,017**	**52,289**	**55,330**
Cash paid					
Payments for employees		(22,286)	(21,289)	(24,091)	(22,934)
Payments for goods and services		(11,030)	(11,251)	(15,746)	(14,488)
Grants and subsidies		(10,295)	(10,387)	(8,192)	(8,323)
Interest paid		(1,940)	(1,667)	(4,068)	(4,143)
Other payments		(563)	(600)	(2,415)	(2,528)
		(46,115)	**(45,194)**	**(54,512)**	**(52,417)**
Net Cash Flows from Operating Activities	44	**(2,556)**	**2,822**	**(2,222)**	**2,913**
Cash Flows from Investing Activities					
Non-Financial Assets					
Purchases of non-financial assets		(6,970)	(7,971)	(10,797)	(12,089)
Sales of non-financial assets		899	198	957	559
		(6,071)	**(7,773)**	**(9,840)**	**(11,530)**
Financial Assets (Policy Purposes)					
Equity acquisitions		-	(556)	-	-
Equity disposals		482	1,812	2,875	2
		482	**1,256**	**2,875**	**2**
Financial Assets (Liquidity Purposes)					
Sales of investments		3,993	2,842	41,625	78,153
Purchases of investments		(3,784)	(3,679)	(43,475)	(74,530)
		209	**(837)**	**(1,849)**	**3,624**
Net Cash Flows from Investing Activities		**(5,380)**	**(7,354)**	**(8,814)**	**(7,905)**
Cash Flows from Financing Activities					
Cash received					
Advances received		22	53	22	53
Proceeds of borrowing		9,792	9,824	1,952	798
Deposits received		4	-	1,123	962
Other financing (including interest bearing liabilities)		-	-	54,561	63,130
		9,818	**9,877**	**57,659**	**64,942**
Cash paid					
Advances paid		(43)	(22)	(43)	(22)
Borrowing repaid		(1,857)	(3,664)	(2,542)	(2,255)
Deposits withdrawn		(6)	-	(48)	(384)
Other financing (including interest bearing liabilities)		-	-	(44,252)	(57,124)
		(1,906)	**(3,686)**	**(46,885)**	**(59,786)**
Net Cash Flows from Financing Activities		**7,912**	**6,191**	**10,774**	**5,157**
Net increase/(decrease) in Cash and Deposits Held		**(23)**	**1,659**	**(263)**	**165**
Cash and deposits at the beginning of the financial year		861	(799)	1,524	1,359
Cash and Cash Equivalents Held at the End of the Financial Year	23	**838**	**861**	**1,261**	**1,524**
KEY FISCAL AGGREGATES					
Net Cash from Operating Activities		(2,556)	2,822	(2,222)	2,913
Net Cash Flow from Investments in Non-Financial Assets		(6,071)	(7,773)	(9,840)	(11,530)
CASH SURPLUS/(DEFICIT)		**(8,627)**	**(4,951)**	**(12,062)**	**(8,618)**
Derivation of ABS GFS Cash Surplus/Deficit					
Cash surplus/(deficit)		(8,627)	(4,951)	(12,062)	(8,618)
Acquisitions under finance leases and similar arrangements		(85)	(95)	(85)	(95)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		**(8,711)**	**(5,046)**	**(12,146)**	**(8,713)**

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

6-06 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

Index of Notes

Note

Title

Page

1. Significant accounting policies 6-08

2. Disaggregated information 6-28

3. Taxation revenue 6-35

4. Grants revenue 6-35

5. Sales of goods and services 6-35

6. Interest income 6-35

7. Dividend and income tax equivalents income 6-35

8. Other revenue 6-36

9. Employee expenses 6-36

10. Superannuation expenses 6-36

11. Other operating expenses 6-36

12. Depreciation and amortisation 6-36

13. Other interest expense 6-36

14. Grants expenses 6-37

15. Gain/(loss) on sale of assets 6-37

16. Revaluation increments/(decrements) and (impairment loss)/reversals 6-37

17. Asset write-downs 6-37

18. Actuarial adjustments to liabilities 6-38

19. Dividends and tax equivalents treated as capital returns 6-38

20. Other economic flows in operating result 6-38

21. Other economic flows - other movements in equity - revaluations 6-38

22. Other economic flows - other movement in equity - other 6-38

23. Cash and deposits 6-38

24. Receivables and loans 6-39

25. Securities other than shares 6-41

26. Shares and other equity investments 6-41

27. Interest in joint ventures 6-43

28. Public private partnerships 6-44

29. Inventories 6-46

30. Assets held for sale 6-46

31. Investment properties 6-46

32. Restricted assets 6-46

33. Property, plant and equipment 6-47

34. Intangibles 6-51

35. Other non-financial assets 6-53

36. Payables 6-53

37. Employee benefit obligations 6-53

38. Deposits held 6-53

39. Borrowings and advances 6-54

40. Securities and derivatives 6-54

41. Contractual maturity analysis of financial liabilities 6-54

42. Provisions 6-56

43. Other liabilities 6-57

44. Cash flows 6-57

45. Expenditure commitments 6-57

46. Cash and other assets held in trust 6-58

47. Contingent assets and liabilities 6-59

48. Post balance date events 6-64

49. Defeased cross border leases 6-64

50. Financial risk management disclosure 6-64

51. Retirement benefit obligations 6-72

52. Controlled entities 6-75

53. Reconciliation to GFS 6-79

54. Expenses from transactions by function 6-83

55. Sector assets by function 6-84

56. General Government Sector budget to actual comparison 6-85

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-07

Notes to the Financial Statements

1. Significant accounting policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting financial statements of the Queensland General Government Sector (GGS) and the consolidated Total State Sector.

The GGS is a component of the Total State Sector. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts,

Sources and Methods 2005 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government.

Unless otherwise stated, references in this report to “the State” include both the GGS and Total State Sector.

(a) Basis of accounting

This financial report has been prepared in accordance with the Financial Accountability Act 2009 . In addition, the financial statements comply with AASB 1049 Whole of Government and General Government Sector Financial Reporting which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the Total State Sector have applied those requirements applicable to not-for-profit entities, as the GGS and the Total State Sector are classified as such. It is however recognised that the Total State Sector is an aggregation of both for-profit and not-for-profit entities.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and Total State Sector and accountability for the resources entrusted to it, information about the financial position, performance and cash flows of the GGS and Total State Sector and information that facilitates assessments of the macro-economic impact of the Government.

The financial report of the Total State Sector is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

New or revised accounting standards and interpretations applicable to the reporting entity which have been published and are not mandatory for 30 June 2013 reporting periods are set out below:

AASB 1: First-Time Adoption of Australian Accounting Standards [for not-for-profit entities] AASB 3: Business Combinations [for not-for-profit entities] AASB 5: Non-current Assets Held for Sale and Discontinued Operations [for not-for-profit entities] AASB 7: Financial Instruments: Disclosures [for not-for-profit entities] AASB 9: Financial Instruments AASB 13: Fair Value Measurement AASB 119: Employee Benefits AASB 127: Consolidated and Separate Financial Statements [for not-for-profit entities] AASB 128: Investments in Associates [for not-for-profit entities] AASB 131: Interests in Joint Ventures [for not-for-profit entities] AASB 1055: Budgetary Reporting

2010-7: Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) [AASB 1, 3, 4, 5, 7, 101, 102, 108, 112, 118, 120, 121, 127, 128, 131, 132, 136, 137, 139, 1023 & 1038 and Interpretations 2, 5, 10, 12, 19 & 127] 2011-7: Amendments to Australian Accounting Standards arising from the Consolidation and Joint Arrangements Standards [AASB 1, 2, 3, 5, 7, 101, 107, 112, 118, 121, 124, 132, 133, 136, 138, 129, 1023 & 1038 and Interpretations 5, 9, 16 & 17] [for not-for-profit entities] 2011-8: Amendments to Australian Accounting Standards arising from AASB 13 [AASB 1, 2, 3, 4, 5, 7, 101, 102, 108, 110, 116, 117, 118, 119, 120, 121, 128, 131, 132, 133, 134, 136, 138, 139, 140, 141, 1004, 1023 & 1038, and Interpretations 2, 4, 12, 13, 14, 17, 19, 131 & 132] 2011-10: Amendments to Australian Accounting Standards arising from AASB 119 (September 2011) [AASB 1, AASB 8, AASB 101, AASB 124, AASB 134, AASB 1049 & AASB 2011-8 and Interpretation 14] 2012-2: Amendments to Australian Accounting Standards – Disclosures – Offsetting Financial Assets and Financial Liabilities [AASB 7 & AASB 132]

6-08 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(a) Basis of accounting continued

2012-3: Amendments to Australian Accounting Standards – Offsetting Financial Assets and Financial Liabilities [AASB 132] 2012-5: Amendments to Australian Accounting Standards arising from Annual Improvements 2009–2011 Cycle [AASB 1, AASB 101, AASB 116, AASB 132 & AASB 134 and Interpretation 2] 2012-9: Amendment to AASB 1048 arising from the Withdrawal of Australian Interpretation 1039 2012-10: Amendments to Australian Accounting Standards – Transition Guidance and Other Amendments [AASB 1, 5, 7, 8, 11, 12, 13, 101, 102, 108, 112, 118, 119, 127, 128, 132, 133, 134, 137, 1023, 1038, 1039, 1049 & 2011-7 and Interpretation 12] 2013-1: Amendments to AASB 1049 - Relocation of Budgetary Reporting Requirements

The State has not adopted these standards and interpretations early. Application of these standards will not materially affect any of the amounts recognised in the financial statements in future reporting periods except as discussed below. The following standards will impact the type of information disclosed.

The following new and revised standards apply as from reporting periods beginning on or after 1 January 2013:

AASB 128 (revised) Investments in Associates [for not-for-profit entities] sets out the accounting treatment for investments in associates and how the equity method is to be applied for investments in associates in a range of situations. Application of this standard by the State is not expected to affect any of the amounts recognised in the financial statements.

AASB 13 Fair Value Measurement sets out a new definition of “fair value”, as well as new principles to be applied when determining the fair value of assets and liabilities. The new requirements will apply to all assets and liabilities (other than specifically excluded assets and liabilities) that are measured and/or disclosed at fair value or another measurement based on fair value. The potential impact of AASB 13 relates to the fair value measurement methodologies used and financial statement disclosures made in respect of such assets and liabilities.

At this stage the State has not been able to quantify whether there will be material impacts on the assets and liabilities of the State as from 2013-14 as these are still being assessed.

To the extent that any fair value measurement for an asset or liability uses data that is not ‘observable’ outside the entity, AASB 13 will require a relatively greater amount of information to be disclosed.

A revised version of AASB 119 Employee Benefits changes the definition of “short-term benefits” to only include benefits that are expected to be wholly settled before 12 months after the end of the reporting period in which the employees provide the associated services. The revised AASB 119 also includes changed requirements for the measurement of employer liabilities/assets arising from defined benefit plans, and the measurement and presentation of changes in such liabilities/assets. The revised AASB 119 is generally to be applied retrospectively. The impact of this is not reasonably estimable at this time.

The following new and revised standards apply as from reporting periods beginning on or after 1 January 2014: AASB 9 Financial Instruments (December 2010) and AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) [AASB 1, 3, 4, 5, 7, 101, 102, 108, 112, 118, 120, 121, 127, 128, 131, 132, 136, 137, 139, 1023 & 1038 and Interpretations 2, 5, 10, 12, 19 & 127] become effective from reporting periods beginning on or after 1 January 2015. The main impacts of these standards on the State are that they will change the requirements for the classification, measurement and disclosures associated with the State’s financial assets. Under the new requirements financial assets will be more simply classified according to whether they are measured at amortised cost or fair value. Pursuant to AASB 9, financial assets can only be measured at amortised cost if two conditions are met. One of these conditions is that the asset must be held within a business model whose objective is to hold assets in order to collect contractual cash flows. The other condition is that the contractual terms of the asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The State has commenced reviewing the measurement of its financial assets against the new AASB 9 classification and measurement requirements. However, as the classification of financial assets at the date of initial application of AASB 9 will depend on the facts and circumstances existing at that date, the State’s conclusions will not be confirmed until closer to that time.

The potential impact of the new measurement requirements on the State is that the ‘held to maturity’ investments on the balance sheet will need to be measured at fair value and will no longer be classified as ‘held to maturity’.

AASB 10 Consolidated Financial Statements redefines and clarifies the concept of control of another entity, which forms the basis for determining which entities should be consolidated into an entity’s financial statements. Therefore, subject to any not-for-profit modifications yet to be made to AASB 10, the State will need to re-assess the nature of its relationships with other entities, including entities that aren’t currently consolidated.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-09

Notes to the Financial Statements

1. Significant accounting policies continued

(a) Basis of accounting continued

AASB 11 Joint Arrangements deals with the concept of joint control, and sets out a new principles-based approach for determining the type of joint arrangement that exists and the corresponding accounting treatment. The new categories of joint arrangements under AASB 11 are more aligned to the actual rights and obligations of the parties to the arrangement. Subject to any not-for-profit modifications yet to be made to AASB 11, the State will need to assess the nature of any arrangements with other entities to determine whether a joint arrangement exists in terms of AASB 11.

AASB 12 Disclosure of Interests in Other Entities contains a wide range of new disclosure requirements in respect of interests in other entities and whether those entities are controlled entities, associates, joint arrangements, or unconsolidated structured entities. The volume and nature of disclosures that the State will be required to make as from 2013-14 will depend on the State’s eventual assessment of the implications of the new and revised standards listed above, particularly AASB 10, AASB 11 and AASB 128.

AASB 1055 Budgetary Reporting applies from reporting periods beginning on or after 1 July 2014 and applies to all not-for-profit agencies within the General Government Sector, as well as to the financial statements for the whole of Government and General Government Sector itself. Based on what is disclosed in the Budget Papers, original budgeted statements with accompanying explanations of major variances will need to be disclosed for Operating Statement, Balance Sheet, Statement of Changes in Net Assets(Equity) and Cash Flow Statement. These requirements are already complied with in these financial statements.

(b) The Government Reporting Entity

The Queensland Government economic entity (Total State) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 52 for a full list of controlled entities included in each sector.

Under AASB 1049, the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement. The GGS includes the value of all material assets, liabilities, equities, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector and the Public Financial Corporations Sector are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

See Note 1(q) for further information on valuation of investments in public sector entities.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report. (Refer Note 52 for further details.)

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance or net lending/(borrowing) and cash surplus/(deficit) determined using the principles and rules in the ABS GFS Manual are included in the financial report, together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049.

(c) Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Financial Statistics Standards (Australian Bureau of Statistics), follows:

General Government Sector (GGS)

The primary function of General Government Sector agencies is to provide public services that:

- are non-trading in nature and that are for the collective benefit of the community;

- are largely financed by way of taxes, fees and other compulsory charges; and

- involve the transfer or redistribution of income.

6-10 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(c) Sectors continued

Public Non-financial Corporations Sector (PNFC)

The primary function of enterprises in the Public Non-financial Corporations Sector is to provide goods and services that:

- are trading, non-regulatory or non-financial in nature; and

- are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector (PFC)

The Public Financial Corporations Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

- central bank functions;

- accepting on-call, term or savings deposits;

- investment fund management;

- having the authority to incur liabilities and acquire financial assets in the market on their own account; or

- providing insurance services.

(d) Reporting period

The reporting period of the GGS and Total State Sector is the year ended 30 June 2013.

(e) Basis of measurement

The GGS financial report and Total State Sector consolidated financial report adopt the following valuation methodologies:

- superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations;

- investments and other financial assets are recorded at fair value, except as outlined in note 1(ah);

- borrowings and other financial liabilities are recorded at fair value, except as outlined in note 1(ah);

- power purchase agreements are valued at fair value;

- land, buildings, other infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost which approximates fair value due to their short useful lives; and

- inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors , changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(f) Classification

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires the Operating Statement to include all items of income and expense recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Note 1(ao).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Notes 26 and 53.

(g) Rounding

All amounts in these statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h) Comparative information

Where applicable, comparatives have been restated, to be consistent with changes in the financial statements presentation for the current reporting period.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-11

Notes to the Financial Statements

1. Significant accounting policies continued

(i) Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

(j) Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired, liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Operating Statement, but only after a reassessment of the identification and measurement of the net assets acquired.

(k) Revenue recognition

Commonwealth and other grants are recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 43.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable customer contributions are recognised as revenue and as assets in accordance with Interpretation 18

Transfers of Assets from Customers .

To the extent practicable, revenues from the sale of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transactions or events giving rise to the revenue occur.

Taxation revenue is recognised when the underlying transaction or event which gives rise to the right to collect the tax occurs and can be measured reliably, or at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. Taxation revenue from self assessed taxes is recognised when raised by the self assessor. Other tax revenues are recognised when assessment notices are issued.

Interest income includes investment income earned on financial assets during the financial year.

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of accumulated surpluses. Dividends paid out of reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows. Net profit/(loss) from associates and joint ventures (excluding dividend distributions) is included in other economic flows in the Operating Statement.

Dividends from the PNFC and PFC sectors are eliminated in the Total State Sector.

Other economic flows of a revenue nature included in the operating result incorporate gains on disposal of non-financial assets, deferred income tax equivalents (for the GGS) and changes in fair value of financial instruments measured at fair value (after excluding dividend distributions).

Net increments in the market values of biological assets are recognised as other economic flows.

(l) Other interest expense

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

6-12 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(m) Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n) Cash and deposits

Cash and deposits includes cash on hand, cash at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings and Advances on the Balance Sheet.

(o) Receivables and loans

Trade debtors are recognised at the nominal amount due. Receivables are assessed periodically for impairment. Other receivables include lease receivables and accrued revenue, primarily from taxation revenue assessed as accruing to the State at 30 June. For further details on the State revenue recognition refer to Note 1(k).

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 24.

Loans are financial assets held by the State and include loans supporting policy objectives of the Government rather than for liquidity management purposes.

(p) Securities other than shares

Securities are financial assets held by the State that may include fixed term deposits, managed fund investments, interest in purchase plan rental properties, government and corporate bonds, promissory notes, bills of exchange, certificates of deposits, redeemable preference shares, debentures, long term notes and the net value of swaps and other derivatives. Due to the “partial consolidation” approach required by AASB1049, the GGS balances also include a fixed rate note with the Queensland Treasury Corporation (QTC), which is eliminated on consolidation of the Total State Sector.

(q) Shares and other equity investments

Shares and other equity refers to claims on other entities entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up. It includes holdings of the market value of listed enterprises and the market value of net assets of unlisted enterprises.

The Total State Sector has two main categories:

- investments accounted for using the equity method (investments in associates); and

- investments in other entities that are not controlled or associated.

Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates . The State’s share of its associates’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates are recognised as revenue from transactions in the Operating Statement.

Investments - shares in entities that are not controlled or associated

Investments in entities that are neither controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-13

Notes to the Financial Statements

1. Significant accounting policies continued

(q) Shares and other equity investments continued

Investments in public sector entities

In addition to the above two categories, the GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the net asset value of the PNFC and PFC Sector entities. Changes in the valuation of the GGS equity investments (other than dividends) are recognised as other economic flows. Individual entities within the PNFC/PFC sectors having negative net worth are valued at nil.

Note 1(c) outlines the functions of these sectors. Refer to Note 52 for a comprehensive list of entities within the PNFC and PFC Sectors. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the Total State Sector.

(r) Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on either a first-in-first-out or weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential. Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development.

All inventories are classified as current non-financial assets.

(s) Other non-financial assets

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments or payments of a general nature made in advance.

(t) Assets held for sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations , non-current assets held for sale are assets measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

(u) Investment properties

Pursuant to AASB 140 Investment Property , properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

(v) Biological assets

Biological assets are recognised at net market value which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

Biological assets held by the State and recognised in the Balance Sheet include livestock, and plants (comprising timber plantations, sugarcane, grain and cotton crops).

Biological assets such as tree seed orchards, vines and nursery seedlings have been assessed in accordance with AASB 141 Agriculture , found not to be material and accordingly not been recognised.

6-14 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(w) Property, plant and equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. The Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class

Asset recognition threshold

Land

$1 (all land)

Buildings

$10,000

Infrastructure

$10,000

Plant & equipment

$5,000

Major plant & equipment

An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased assets (finance leases)

The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & cultural assets

$5,000

Work in progress

n/a

Library reference collections

$1,000,000

Asset recognition thresholds for other entities do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment , administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value in accordance with AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector .

Plant and equipment is recorded at cost.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-15

Notes to the Financial Statements

1. Significant accounting policies continued

(w) Property, plant and equipment continued

Recording and valuation continued

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Non-reciprocal transfers of assets or (assets and liabilities) between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with AASB Interpretation 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed. The value included in the balance of land is approximately $42 billion.

All land under roads acquired is recorded at fair value in accordance with AASB 116 Property, Plant and Equipment using an englobo basis based on the statutory land valuations as agreed by all state Valuers-General in 2009.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State in terms of the Land Act 1994. The Department of Natural Resources and Mines administers the Land Act on behalf of the State and accordingly, untitled land under roads is an administered asset of that department.

Land under roads subject to freehold or leasehold title or reserve tenure that is controlled by the agency that holds the freehold or leasehold title or trusteeship of a reserve, is recorded by the relevant agency as a controlled asset.

Property, plant and equipment held for rental

Pursuant to paragraph 68A in AASB 116, where items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business, these assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale.

Paragraph 14 of AASB 107 Statement of Cash Flows requires that the cash received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

(x) Intangible assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets . Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Asset Policies for the Queensland Public Sector , the recognition threshold for departments and statutory bodies is $100,000. The threshold for other entities does not exceed this amount.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

6-16 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(y) Assets not recognised

The following assets are not recognised in the Balance Sheet:

Quarries

The value of quarry resources held by the Department of Natural Resources and Mines is not included in the financial statements as it is not practical to determine the surrounding reserves available for extraction. Revenue from extraction of quarry materials is recognised when a return of material extracted is lodged.

Railway corridor land

Under the Transport Infrastructure Act 1994 , railway corridor land was rendered State land under the control of the Department of Natural Resources and Mines which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 1(v).

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

(z) Depreciation and amortisation

In addition to land, the State Library’s Library Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees and the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets are not depreciated.

Other assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-17

Notes to the Financial Statements

1. Significant accounting policies continued

(z) Depreciation and amortisation continued

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class Useful life

Property, plant and equipment

Buildings 1 - 115 years

Plant and equipment 1 - 100 years

Infrastructure assets up to 200 years

Heritage and cultural assets 7 - 100 years

Intangibles

Computer software 1 - 25 years

Other intangibles (including intellectual property, licences and access rights) 1 - 99 years

(aa) Impairment of assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. The amount by which an asset’s carrying amount exceeds the recoverable amount is recorded as an impairment, the recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on either discounted cash flows using a risk adjusted discount rate or in respect of not-for-profit entities, depreciated replacement cost. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

(ab) Leases

Rights and obligations under finance leases (including cross border leases) which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities by the lessee equal to the lower of fair value of the leased property and present value of the minimum lease payments including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the State is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease. Further disclosures on cross border leases is contained in Note 49.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed by the lessee over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability. Further disclosure on lease commitments is contained in Note 45.

(ac) Payables

These represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(ad) Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

6-18 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ae) Onerous contracts

General provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted, where the effect of discounting is material.

Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

The onerous contract in relation to the Collinsville Power Purchase Agreement (PPA) was terminated on 30 June 2012 for a cash payment of $21 million below the provision value. An onerous contract provision still arises on the Gladstone Interconnection and Power Pooling Agreement.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability, the introduction of new generation capacity and impact of the carbon tax. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(af) Employee benefits

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits , where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2013 was 3.9% (2012, 3.2%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-19

Notes to the Financial Statements

1. Significant accounting policies continued

(af) Employee benefits continued

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity and currency that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2013 was 3.9% (2012, 3.2%).

Future taxes are part of the provision of the existing benefit obligations (e.g. taxes on investment income and employer contributions) and are taken into account in measuring the net liability or asset.

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Super Fund. Refer Note 51.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

(ag) Insurance

Queensland Government Insurance Fund (QGIF)

QGIF was established as a self-insurance fund for the State’s insurable liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities.

Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2013 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2013 was 3.9% (2012, 3.2%).

The outstanding claims liability is a central estimate and includes no prudential margin.

General insurance contracts

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

6-20 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ah) Financial instruments

Under AASB 139 Financial Instruments: Recognition and Measurement, financial assets are to be classified and measured as follows:

- receivables and loans - measured at amortised cost;

- held-to-maturity - measured at amortised cost;

- fair value through profit or loss; or

- available-for-sale - measured at fair value with unrealised gains/losses recognised directly in equity except for impairment losses and foreign exchange gains/losses on monetary available-for-sale financial assets.

Financial liabilities are to be classified and measured as follows:

- fair value through profit or loss; or

- other financial liabilities - measured at amortised cost.

Carrying amounts of financial assets and liabilities equate to fair value except as identified in Note 50.

Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans are recorded at amortised cost using the effective interest method (except for short-term receivables) less any impairment losses. The effective interest method is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. Any interest income is recognised in the operating result in the period in which it accrues.

Held-to-maturity investments

The State follows AASB 139 in classifying non-derivative financial assets with fixed or determinable payments and fixed maturity as held-to-maturity if the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Financial assets held-to-maturity primarily comprise term deposits and a fixed rate note with QTC. It is the State’s intention to hold these investments until maturity. Deposits held with QTC are eliminated on consolidation of the Total State Sector.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result, unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, letters of credit, interest in rental purchase plan properties, investments managed by QIC Limited, other investments in managed funds, shares and derivatives.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses on monetary available-for-sale financial assets which are recognised in the operating result.

Total State Sector available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments (other than Investments in public sector enterprises). Share investments in public sector enterprises are included in the GGS but are eliminated on consolidation of the Total State Sector.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-21

Notes to the Financial Statements

1. Significant accounting policies continued

(ah) Financial instruments continued

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss which include deposits, interest bearing liabilities and derivatives, are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result, unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Interest bearing liabilities held by the State include Treasury notes, Australian and overseas bonds, credit foncier loans, commercial paper and medium term notes principally raised by QTC.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Stock lending and repurchase agreement deposits are accepted at an agreed price and are held as security for stock lent.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs. Subsequently, such financial liabilities are measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial liability and allocating the interest expense over the relevant period. Any interest expense is recognised in the operating result in the period in which it accrues.

Financial liabilities measured at amortised cost are financial liabilities other than those designated at fair value through profit or loss. They include payables, finance leases, GGS loans from QTC and State debt to the Commonwealth (loans made by the Commonwealth under Loan Council agreements). The GGS loans with QTC are eliminated on consolidation of the Total State Sector.

Derivative financial instruments

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at balance date. Fair values are derived using quoted market prices in active markets and utilising accepted market valuation techniques, including the discounted cash flow model and other pricing models, as appropriate. Changes in fair value are taken to other economic flows included in the operating result unless strict cash flow hedge accounting rules are met, in which case the effective portion of the valuation adjustments are recognised in an equity reserve.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may be used to deliver long term floating rate or long term fixed rate exposure.

Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when hedged income or expenses are recognised, when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses deferred in equity are transferred to the carrying amount of the asset or liability.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: options, futures contracts, electricity derivative contracts, forward rate agreements, forward exchange contracts, cross currency swaps, interest rate swaps and commodity swaps.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. The State accounts for any change in the fair value of the asset to be received or liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

6-22 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ah) Financial instruments continued

Fair value estimation

Where there is an active market for financial instruments, entities within the Total State Sector use either the quoted market price at balance date or mid market rates as a basis for establishing fair values. The quoted market price for financial assets is the current bid price, while for financial liabilities it is the current asking price. The State adopts the policy to effectively minimise risk arising from market/client transactions whether they be in the nature of onlendings, deposits, leases or hedges.

The fair value of financial instruments that are not traded in an active market (for example over-the-counter electricity derivatives) is determined by using valuation techniques. The State uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. The State has used the discounted cash flow technique for various available-for-sale financial assets that were not traded in active markets.

(ai) Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange applying at the date of the transaction. Such transactions are subject to exchange risk which is reflected by variation in exchange rates due to foreign currency movement. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2013.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the operating result in the financial year in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges or net investment hedges.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in the operating result as part of the fair value gain or loss. Translation differences on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange contracts, the amount payable or receivable under the contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the operating result.

(aj) Related party transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(ak) Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets from a grantor’s perspective. The following policies have been adopted pending the development of an accounting standard for the grantor.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases . Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(al) Monies held in trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 46. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-23

Notes to the Financial Statements

1. Significant accounting policies continued

(am) Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Estimated impairment of assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy Note 1(aa). In some instances the recoverable amount used is value in use. Value in use calculations require assumptions to be made in key areas such as:

- risk adjusted time value of money;

- forecast market prices; and

- forecast operational and capital expenditure.

Impairment - electricity generators

On 18 November 2011 the Clean Energy Act 2011 (Act) received Royal Assent and implements a carbon pricing mechanism for Australia. The introduction of the carbon price from 1 July 2012 continues to have a significant impact on electricity generators, particularly for their existing coal-fired electricity generation assets. Refer also Note 48 Post balance date events.

Impairment testing of generation assets is conducted at the end of each reporting period by evaluating conditions that may lead to indicators of impairment of assets. Key estimates and assumptions are made in determining the recoverable amount of assets including electricity demand, wholesale electricity prices, discount rate and the impact of the carbon pricing mechanism. No impairment loss was recognised on generation assets during the current year, though the impairment was $30 million in 2011-12 and $1.715 billion in 2010-11.

Valuation techniques

Projected cash flows are discounted by a rate of return commensurate to risk associated with the assets and the time value of money. The cash flow projections are based on market assumptions (pricing, dispatch and business costs including carbon), and capital expenditure programs that willing market participants might reasonably adopt.

Electricity demand and wholesale electricity prices

Electricity demand, electricity pool price and contract premiums are forecast to the end of the generation asset life using past experience, economic trends, the impact of a carbon price and escalation, together with industry and market trends.

References include:

- 2012 National Electricity Forecasting Report (Australian Energy Market Operator)

- 2012 Electricity Statement of Opportunity (Australian Energy Market Operator)

Discount rate

The discount rate represents the weighted average cost of capital (WACC) for comparable companies operating in similar industries, based on publicly available information, reflecting the overall required rate of return on an investment for both debt and equity owners.

Carbon price

Two main methods have been considered in this impairment testing:

- Stanwell Corporation Limited has modelled both carbon inclusive and carbon exclusive scenarios. For the carbon inclusive cases the company has assumed a price path which follows a fixed trajectory initially, transitioning to a floating trajectory which reflects linkage to overseas markets.

- CS Energy Limited has developed a median carbon price scenario reflecting a weighted approach between the Federal Government’s pricing for the fixed period announced in July 2011 and CS Energy’s internally developed assumption. CS Energy has assigned more weight towards a low carbon price to take into account low prices in the European emissions trading scheme and emerging details of the Federal Government’s carbon pricing scheme.

Other key estimates and assumptions that are critical to the impairment assessment include:

- Fuel and water pricing and supply;

- Plant reliability and operating capital expenditure requirements; and

- Future regulatory environment.

6-24 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(am) Critical accounting estimates and judgements continued

Impairment - water assets

On 26 June 2012, the Queensland Government announced its intention to undertake further structural consolidation of the South East Queensland bulk water industry, including the merger of the three South East Queensland bulk water entities (Seqwater, LinkWater and the Water Grid Manager). The Government set the statutory mechanism to give effect to these structural reforms through amendments to the South East Queensland Water (Restructuring) Act 2007 (‘Restructuring Act’) and other legislation, given assent on 5 December 2012. By regulation under the Restructuring Act, the businesses of LinkWater and the Water Grid Manager were transferred into Seqwater on 1 January 2013.

All assets, liabilities and instruments of LinkWater were transferred to Seqwater at their carrying values in accordance with APG 9 Accounting for contributions by owners and distributions to owners , as issued by Queensland Treasury and Trade.

In April 2013, the Government announced a revised bulk water price path which reflected a range of measures to lower costs (and moderate price increases), which included:

- removing the previous requirement to build additional infrastructure in the foreseeable future from the regional water security program for South East Queensland

- reduced administrative costs resulting from the merger of the bulk water entities.

Bulk water prices charged by Seqwater reflect a bulk water price path based on generally accepted regulated pricing principles. Revised prices have been set for 2013-14 and 2014-15 and indicative prices for the following 3 years. The prices for 2015-16 onwards will be reviewed in 2014-15. The amalgamated Seqwater has performed impairment assessment on its bulk water asset base reflecting the revised bulk water price path.

Should the State at a future time transit to a pricing framework that results in a change to key parameters, this may have a material impact on the ability of Seqwater to generate a sufficient return to prevent asset impairment. Such an impairment could impact on the carrying value of the bulk water entity’s assets.

Without additional information in relation to future bulk water pricing arrangements (that is, at the time of the 2014-15 review), Seqwater has relied on the reasonableness of its assumptions under prevailing pricing policy in completing their impairment testing.

Impairment of financial assets

The State assesses, at the end of each reporting period, whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in the operating result.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in the operating result.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-25

Notes to the Financial Statements

1. Significant accounting policies continued

(an) Actual and budgetary information comparison

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for the GGS are disclosed in Note 56.

(ao) Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of income and expense recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

- cash;

- an equity instrument of another entity;

- a contractual right:

(i) to receive cash or another financial asset from another entity; or

(ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

- a contract that will or may be settled in the entity’s own equity instruments and is:

(i) a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii) a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key Fiscal Aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual, these are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to other changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments plus asset advances outstanding). It is based on the definition in the ABS GFS Manual.

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

6-26 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ao) Key GFS technical terms continued

Net operating balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial asset

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as ‘Other movements in equity’.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets) are other economic flows.

Transactions

Transactions are interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions as defined in the ABS GFS Manual.

Whole of Government financial report

A whole of government financial report is a financial report prepared by a government that is prepared in accordance with Australian Accounting Standards, including AASB 127 Consolidated and Separate Financial Statements and thereby separately recognises assets, liabilities, income, expenses and cash flows of all entities under the control of the government on a line-by-line basis.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-27

Notes to the Financial Statements

2. Disaggregated information

Operating Statement

		General Government [a]		Public Non-financial Corporations [a]		Public Financial Corporations [a]		Consolidation Adjustments		Consolidated	
		2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
	Continuing Operations Revenue from Transactions										
	Taxation revenue	10,957	10,608	-	-	-	-	(371)	(328)	10,586	10,280
	Grants revenue	18,295	22,652	2,371	2,140	-	-	(2,240)	(1,978)	18,426	22,815
	Sales of goods and services	5,087	5,002	8,643	7,348	1,902	1,651	(602)	(534)	15,029	13,467
	Interest income	2,603	2,485	149	157	4,915	4,798	(6,036)	(5,767)	1,631	1,674
	Dividend and income tax equivalents income	1,390	1,112	54	61	-	-	(1,388)	(1,110)	56	63
	Other revenue	3,413	3,942	415	415	90	130	-	(48)	3,919	4,439
	Continuing Operations Total Revenue from Transactions	**41,746**	**45,801**	**11,632**	**10,121**	**6,907**	**6,579**	**(10,638)**	**(9,763)**	**49,647**	**52,739**
Less	**Continuing Operations Expenses from Transactions**										
	Employee expenses	18,130	18,250	1,655	1,593	242	231	(324)	(326)	19,702	19,747
	Superannuation expenses										
	Superannuation interest cost	743	1,216	(34)	(22)	-	-	-	-	708	1,195
	Other superannuation expenses	2,420	2,301	233	227	14	16	-	-	2,667	2,543
	Other operating expenses	9,372	9,497	4,191	3,229	1,478	1,578	(351)	(324)	14,690	13,980
	Depreciation and amortisation	2,902	2,777	2,106	2,064	49	45	1	-	5,057	4,886
	Other interest expense	1,939	1,659	2,148	2,088	6,304	6,332	(6,329)	(6,019)	4,063	4,060
	Grants expenses	10,623	10,327	38	14	43	42	(2,240)	(1,978)	8,464	8,405
	Other property expenses	-	-	266	221	31	21	(298)	(241)	-	-
	Continuing Operations Total Expenses from Transactions	**46,129**	**46,028**	**10,604**	**9,414**	**8,160**	**8,264**	**(9,541)**	**(8,888)**	**55,351**	**54,817**
Equals	**Net Operating Balance**	**(4,382)**	**(226)**	**1,028**	**707**	**(1,253)**	**(1,685)**	**(1,096)**	**(875)**	**(5,704)**	**(2,079)**

(a) See Note 1(c) for explanation of sectors.

6-28 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

2. Disaggregated information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Continuing Operations Other Economic Flows Included in Operating Result										
Gain/(loss) on sale of assets	(302)	(83)	362	7	(620)	(488)	-	-	(560)	(564)
Revaluation increments/(decrements) and impairment (losses)/reversals	(136)	(325)	90	(317)	664	286	-	-	618	(356)
Asset write-down	(335)	(392)	(30)	(44)	(13)	(11)	-	-	(377)	(447)
Actuarial adjustments to liabilities	473	(260)	-	-	286	288	-	-	759	28
Deferred income tax equivalents	(128)	231	346	(149)	(217)	(82)	-	-	-	-
Dividends and tax equivalents treated as capital returns	654	82	(315)	-	-	-	(339)	(82)	-	-
Other	17	-	15	(22)	2,921	2,151	1,072	(3,714)	4,025	(1,584)
Continuing Operations Total Other Economic Flows Included in Operating Result	**243**	**(747)**	**468**	**(525)**	**3,020**	**2,145**	**732**	**(3,796)**	**4,464**	**(2,923)**
Continuing Operations Operating Result	**(4,139)**	**(973)**	**1,496**	**182**	**1,767**	**460**	**(364)**	**(4,671)**	**(1,240)**	**(5,001)**
Other Economic Flows Other Movements in Equity										
Adjustments to opening balances	-	(54)	-	(60)	-	-	-	62	-	(52)
Revaluations	8,642	(6,511)	1,318	430	(4)	(1)	(1,946)	242	8,010	(5,839)
Other	(1,528)	408	1,528	(337)	-	-	-	(83)	-	(12)
Total Other Economic Flows Other Movements in Equity [1]	**7,115**	**(6,157)**	**2,845**	**34**	**(4)**	**(1)**	**(1,946)**	**222**	**8,010**	**(5,903)**
Comprehensive Result	**2,976**	**(7,130)**	**4,341**	**215**	**1,763**	**459**	**(2,310)**	**(4,448)**	**6,769**	**(10,904)**

(a) See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-29

Notes to the Financial Statements

2. Disaggregated information continued

		General Government [(a)]		Public Non-financial Corporations [(a)]		Public Financial Corporations [(a)]		Consolidation Adjustments		Consolidated	
		2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
	Transactions With Owners In Their Capacity as Owners										
	Ordinary dividends provided or paid	-	-	(1,065)	(859)	(31)	(16)	1,096	875	-	-
	Dividends treated as capital returns paid or provided	-	-	(339)	(82)	-	-	339	82	-	-
	Equity injections/(withdrawals)	-	-	(1,221)	(610)	-	-	1,221	610	-	-
	Total Transactions With Owners In Their Capacity as Owners	**-**	**-**	**(2,626)**	**(1,550)**	**(31)**	**(16)**	**2,657**	**1,567**	**-**	**-**
	Total Change In Net Worth	**2,976**	**(7,130)**	**1,715**	**(1,335)**	**1,732**	**443**	**346**	**(2,883)**	**6,769**	**(10,904)**
	KEY FISCAL AGGREGATES										
	Net Operating Balance	**(4,382)**	**(226)**	**1,028**	**707**	**(1,253)**	**(1,685)**	**(1,096)**	**(875)**	**(5,704)**	**(2,079)**
Less	**Net Acquisition/(Disposal) of Non-Financial Assets**										
	Purchases of non-financial assets	6,970	7,971	3,742	4,009	78	109	6	-	10,797	12,089
	Less Sales of non-financial assets	899	198	58	361	-	-	-	-	957	559
	Less Depreciation	2,902	2,777	2,106	2,064	49	45	-	-	5,057	4,886
	Plus Change in inventories	(59)	7	39	13	-	-	-	-	(20)	20
	Plus Other movement in non-financial assets	249	238	29	37	-	-	-	-	278	275
	Equals **Total Net Acquisition/(Disposal) of Non-Financial Assets**	**3,359**	**5,241**	**1,647**	**1,634**	**29**	**64**	**6**	**-**	**5,041**	**6,939**
	Equals **Fiscal Balance**	**(7,741)**	**(5,467)**	**(619)**	**(927)**	**(1,282)**	**(1,749)**	**(1,103)**	**(875)**	**(10,745)**	**(9,017)**

(a) See Note 1(c) for explanation of sectors.

6-30 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

2. Disaggregated information continued

Balance Sheet

	General Government [a]		Public Non-financial Corporations [a]		Public Financial Corporations [a]		Consolidation Adjustments		Consolidated	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Assets										
Financial Assets										
Cash and deposits	838	861	1,982	2,401	94	71	(1,653)	(1,808)	1,261	1,524
Receivables and loans										
Receivables	4,324	4,089	2,741	2,098	239	230	(1,817)	(1,243)	5,486	5,174
Advances paid	635	610	131	256	-	-	(10)	(10)	756	855
Loans paid	380	115	113	116	79,129	72,429	(71,056)	(65,215)	8,566	7,445
Securities other than shares	33,959	34,124	215	356	54,179	49,634	(31,468)	(31,873)	56,885	52,240
Shares and other equity investments										
Investments in public sector entities	22,297	21,572	-	-	-	-	(22,297)	(21,572)	-	-
Investments in other entities	8	8	791	2,798	-	-	-	-	798	2,806
Investments accounted for using equity method	154	140	-	118	1	1	-	-	156	259
Total Financial Assets	**62,595**	**61,519**	**5,973**	**8,142**	**133,642**	**122,365**	**(128,300)**	**(121,722)**	**73,910**	**70,304**
Non-Financial Assets										
Inventories	634	690	529	508	-	-	-	-	1,163	1,198
Assets held for sale	139	145	2	4	-	-	-	-	142	149
Investment properties	185	188	312	311	-	-	-	-	497	500
Property, plant and equipment	179,401	174,399	54,080	51,038	375	349	(1)	(1)	233,855	225,785
Intangibles	808	839	410	299	23	27	-	-	1,241	1,165
Deferred tax assets	6,210	5,448	1,400	828	278	498	(7,888)	(6,774)	-	-
Other non-financial assets	626	410	320	276	7	8	(57)	(49)	895	645
Total Non-Financial Assets	**188,003**	**182,120**	**57,052**	**53,265**	**682**	**881**	**(7,946)**	**(6,823)**	**237,793**	**229,443**
Total Assets	**250,598**	**243,639**	**63,025**	**61,408**	**134,324**	**123,246**	**(136,245)**	**(128,546)**	**311,703**	**299,747**

(a) See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-31

Notes to the Financial Statements

2. Disaggregated information continued

	General Government [(a)]		Public Non-financial Corporations [(a)]		Public Financial Corporations [(a)]		Consolidation Adjustments		Consolidated	
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities										
Payables	3,818	3,815	2,472	2,234	224	170	(1,765)	(1,202)	4,749	5,016
Employee benefit obligations										
Superannuation liability	25,907	30,626	(19)	230	-	-	-	-	25,888	30,856
Other employee benefits	5,041	5,096	753	759	91	90	-	-	5,885	5,945
Deposits held	-	-	24	22	6,106	5,188	(1,653)	(1,808)	4,477	3,402
Borrowings and advances										
Advances received	463	472	10	11	-	-	(10)	(11)	463	472
Borrowings	37,877	29,517	30,797	31,815	186	-	(67,116)	(60,204)	1,744	1,128
Securities and derivatives	1	1	356	209	124,724	116,389	(31,468)	(31,873)	93,613	84,726
Deferred tax liabilities	1,678	1,326	6,206	5,442	4	7	(7,888)	(6,774)	-	-
Provisions	1,381	1,452	861	836	2,768	2,914	(56)	(44)	4,954	5,157
Other liabilities	713	592	441	441	8	7	(53)	(45)	1,109	994
Total Liabilities	**76,878**	**72,894**	**41,900**	**41,998**	**134,111**	**124,765**	**(110,008)**	**(101,962)**	**142,881**	**137,696**
Net Assets	**173,720**	**170,745**	**21,125**	**19,409**	**213**	**(1,519)**	**(26,237)**	**(26,584)**	**168,821**	**162,052**
Net Worth										
Contributed equity	-	-	8,628	9,850	37	37	(8,666)	(9,887)	-	-
Accumulated surplus/(deficit)	82,336	83,084	2,316	46	(132)	(1,574)	(4,041)	(5,113)	80,479	76,443
Reserves	91,384	87,661	10,180	9,514	308	18	(13,530)	(11,584)	88,342	85,609
Total Net Worth	**173,720**	**170,745**	**21,125**	**19,409**	**213**	**(1,519)**	**(26,237)**	**(26,584)**	**168,821**	**162,052**
KEY FISCAL AGGREGATES										
Net Financial Worth	(14,283)	(11,375)	(35,928)	(33,856)	(469)	(2,399)	(18,291)	(19,760)	(68,971)	(67,391)
Net Financial Liabilities	36,580	32,948	N/A	N/A	N/A	N/A	N/A	N/A	68,971	67,391
Net Debt	2,528	(5,720)	28,746	28,928	(2,386)	(557)	3,939	5,011	32,828	27,662

(a) See Note 1(c) for explanation of sectors.

6-32 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

2. Disaggregated information continued

Cash Flow Statement

	General Government [(a)]		Public Non-financial Corporations [(a)]		Public Financial Corporations [(a)]		Consolidation Adjustments		Consolidated	
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities										
Cash received										
Taxes received	10,955	10,656	-	-	-	-	(368)	(345)	10,587	10,311
Grants and subsidies received	18,405	22,749	2,326	2,273	-	-	(2,155)	(2,118)	18,576	22,904
Sales of goods and services	6,143	5,165	9,032	7,761	2,075	1,779	(594)	(601)	16,656	14,104
Interest receipts	2,600	2,481	156	157	4,889	4,786	(6,041)	(5,765)	1,604	1,659
Dividends and income tax equivalents	1,087	1,087	54	61	-	-	(1,087)	(1,085)	54	63
Other receipts	4,369	5,879	345	314	98	151	-	(56)	4,812	6,288
	43,559	**48,017**	**11,912**	**10,566**	**7,063**	**6,717**	**(10,245)**	**(9,969)**	**52,289**	**55,330**
Cash paid										
Payments for employees	(22,286)	(21,289)	(1,873)	(1,728)	(256)	(243)	324	326	(24,091)	(22,934)
Payments for goods and services	(11,030)	(11,251)	(4,907)	(3,443)	(146)	(164)	337	371	(15,746)	(14,488)
Grants and subsidies	(10,295)	(10,387)	(9)	(9)	(43)	(42)	2,155	2,114	(8,192)	(8,323)
Interest paid	(1,940)	(1,667)	(1,964)	(1,838)	(6,304)	(6,400)	6,139	5,762	(4,068)	(4,143)
Other payments	(563)	(600)	(671)	(935)	(1,422)	(1,372)	241	378	(2,415)	(2,528)
	(46,115)	**(45,194)**	**(9,424)**	**(7,953)**	**(8,170)**	**(8,221)**	**9,197**	**8,952**	**(54,512)**	**(52,417)**
Net Cash Flows from Operating Activities	**(2,556)**	**2,822**	**2,488**	**2,613**	**(1,107)**	**(1,504)**	**(1,048)**	**(1,018)**	**(2,222)**	**2,913**
Cash Flows from Investing Activities										
Non-Financial Assets										
Purchases of non-financial assets	(6,970)	(7,971)	(3,742)	(4,009)	(78)	(109)	(7)	-	(10,797)	(12,089)
Sales of non-financial assets	899	198	58	361	-	-	-	-	957	559
	(6,071)	**(7,773)**	**(3,684)**	**(3,648)**	**(78)**	**(109)**	**(7)**	**-**	**(9,840)**	**(11,530)**
Financial Assets (Policy Purposes)	**482**	**1,256**	**2,871**	**(8)**	-	-	**(480)**	**(1,246)**	**2,875**	**2**
Financial Assets (Liquidity Purposes)	**209**	**(837)**	**81**	**(27)**	**(1,735)**	**3,741**	**(405)**	**747**	**(1,849)**	**3,624**
Net Cash Flows from Investing Activities	**(5,380)**	**(7,354)**	**(732)**	**(3,683)**	**(1,812)**	**3,632**	**(892)**	**(500)**	**(8,814)**	**(7,905)**

(a) See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-33

Notes to the Financial Statements

2. Disaggregated information continued

	General Government [a]		Public Non-financial Corporations [a]		Public Financial Corporations [a]		Consolidation Adjustments		Consolidated	
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Receipts from Financing Activities										
Advances received (net)	(21)	31	(1)	(1)	-	-	1	1	(21)	31
Proceeds of borrowing (net)	7,935	6,160	(845)	1,354	(7,865)	(9,215)	184	244	(590)	(1,458)
Dividends paid (net)	-	-	(852)	(753)	(16)	(20)	868	773	-	-
Deposits received (net)	(2)	-	2	2	919	392	157	183	1,075	578
Other financing (net)	-	-	(479)	(1,272)	9,904	6,765	884	512	10,309	6,005
Net Cash Flows from Financing Activities	**7,912**	**6,191**	**(2,176)**	**(669)**	**2,942**	**(2,079)**	**2,095**	**1,714**	**10,774**	**5,157**
Net increase/(decreased) in Cash Held	**(23)**	**1,659**	**(419)**	**(1,740)**	**23**	**49**	**156**	**196**	**(263)**	**165**
Cash at the beginning of the financial year	861	(799)	2,401	4,141	71	22	(1,808)	(2,006)	1,524	1,359
Cash and Cash Equivalents Held at the End of the Financial Year	**838**	**861**	**1,982**	**2,402**	**94**	**71**	**(1,653)**	**(1,809)**	**1,261**	**1,524**
KEY FISCAL AGGREGATES										
Net Cash from Operating Activities	(2,556)	2,822	2,488	2,613	(1,107)	(1,504)	(1,048)	(1,018)	(2,222)	2,913
Net Cash Flow from Investments in Non-Financial Assets	(6,071)	(7,773)	(3,684)	(3,648)	(78)	(109)	(7)	-	(9,840)	(11,530)
Dividends Paid	-	-	(852)	(753)	(16)	(20)	868	773	-	-
CASH SURPLUS/(DEFICIT)	**(8,627)**	**(4,951)**	**(2,048)**	**(1,788)**	**(1,201)**	**(1,634)**	**(186)**	**(245)**	**(12,062)**	**(8,618)**

(a) See Note 1(c) for explanation of sectors.

6-34 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
3. Taxation revenue				
Stamp Duties				
Transfer	1,887	2,023	1,887	2,023
Motor vehicles	509	461	509	461
Insurance	616	556	616	556
Other duties	39	35	39	35
	3,051	3,076	3,051	3,076
Payroll tax	3,751	3,462	3,640	3,357
Vehicle registration fees	1,486	1,437	1,486	1,437
Gaming taxes and levies	1,034	998	1,034	998
Land tax	990	1,013	973	996
Fire levy	348	333	348	333
Guarantee fees	243	205	-	-
Other taxes	54	84	54	84
	10,957	**10,608**	**10,586**	**10,280**
4. Grants revenue				
Commonwealth				
General purpose payments				
GST revenue grants	9,470	8,681	9,470	8,681
Other general purpose payments	4	1	12	13
Specific purpose payments	4,570	4,368	4,571	4,376
National partnership payments	1,693	6,854	1,693	6,854
Grants for on-passing to non-Queensland Government entities	2,249	2,289	2,249	2,289
	17,985	22,194	17,994	22,214
Other				
Other grants	174	292	138	264
Industry/community contributions	136	166	294	337
	310	458	432	601
	18,295	**22,652**	**18,426**	**22,815**
5. Sales of goods and services				
User charges				
Sale of goods and services	3,384	3,451	13,181	11,775
Rental Income	491	500	637	641
	3,875	3,951	13,817	12,416
Fees				
Transport and other licences and permits	586	562	586	562
Other regulatory fees	626	489	626	489
	1,212	1,051	1,212	1,051
	5,087	**5,002**	**15,029**	**13,467**
6. Interest income				
Interest	**2,603**	**2,485**	**1,631**	**1,674**
Interest revenue from financial assets other than those at fair value through profit and loss totalled:	2,441	2,439	161	202
7. Dividend and income tax equivalents income				
Dividends	1,098	875	55	61
Income tax equivalents	293	236	1	2
	1,390	**1,112**	**56**	**63**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-35

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
8. Other revenue				
Royalties	2,139	2,795	2,139	2,795
Other territorial revenue	164	149	164	150
Assets assumed/liabilities transferred	211	239	211	239
Donations, gifts and services received at below fair value	120	142	120	144
Contributed assets	18	12	75	52
Fines	401	322	401	322
Other	361	283	809	736
	3,413	3,942	3,919	4,439
9. Employee expenses (refer Note 51 for additional disclosures)				
Salaries and wages	15,719	15,800	17,331	17,217
Annual leave	1,387	1,422	1,523	1,568
Long service leave	626	592	662	683
Other employee related expenses	397	436	186	279
	18,130	18,250	19,702	19,747
10. Other superannuation expenses (refer Note 51 for additional disclosures)				
Accumulation contribution	1,179	1,197	1,369	1,393
Defined benefit service cost	1,241	1,103	1,298	1,150
	2,420	2,301	2,667	2,543
11. Other operating expenses				
Supplies and services	8,618	8,738	12,582	11,805
Workcover Qld and other claims	130	171	1,481	1,590
Other expenses	623	589	626	585
	9,372	9,497	14,690	13,980
Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	8	8	13	13
Prior year expenditure of approximately $700 million relating to procurement for hospital services, aero-medical services and hospital supplies has been re-classified from recurrent grant expenses (Note 14) to other expenses.				
12. Depreciation and amortisation				
Depreciation and amortisation expenses for the financial year were charged in respect of:				
Buildings	1,149	1,078	1,257	1,193
Infrastructure	1,037	1,008	2,597	2,486
Plant and equipment	535	496	816	796
Major plant and equipment	31	40	168	191
Heritage and cultural assets	4	7	4	7
Leased plant and equipment	14	12	38	43
Software development	133	136	178	170
	2,902	2,777	5,057	4,886
13. Other interest expense				
Interest	1,876	1,606	3,968	3,976
Finance charges relating to finance leases	39	36	39	36
Other	25	17	56	48
	1,939	1,659	4,063	4,060
Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	1,939	1,659	132	81

6-36 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector	
	2013	2012	2013	2012
	$M	$M	$M	$M
14. Grants expenses				
Grants - recurrent	6,044	6,339	5,985	6,258
Grants - capital	2,128	1,839	2,120	1,782
Grants to First Home Owners	103	139	103	139
Personal benefit payments	256	224	256	224
Community service obligations	2,092	1,786	-	3
	10,623	10,327	8,464	8,405

Prior year expenditure of approximately $700 million relating to procurement for hospital services, aero-medical services and hospital supplies has been re-classified from recurrent grant expenses to (Note 11) other operating expenses.

	General Government Sector		Total State Sector	
	2013	2012	2013	2012
	$M	$M	$M	$M
15. Gain/(loss) on sale of assets				
Gain/(loss) on sale of financial assets				
Gain/(loss) on sale of available-for-sale financial assets	-	(1)	-	(1)
Gain/(loss) on sale of derivatives	-	-	112	(327)
Gain/(loss) on sale of other investments	-	-	(731)	(159)
Gain on sale of associate	-	-	353	-
Gain/(loss) on sale of non-financial assets	(302)	(82)	(294)	(77)
	(302)	(83)	(560)	(564)
The gains on sale of financial assets relate to the following categories:				
Assets at fair value through profit or loss	-	-	(731)	(159)
	-	-	(731)	(159)

	General Government Sector		Total State Sector	
	2013	2012	2013	2012
	$M	$M	$M	$M
16. Revaluation increments/(decrements) and impairment (losses)/reversals				
Revaluation increments/(decrements) of financial assets				
Revaluation increments/(decrements) - derivatives	25	(1)	546	284
Revaluation increments/(decrements) - other investments	2	(10)	420	(44)
	27	(11)	967	240
Revaluation increments/(decrements) of non-financial assets				
Revaluation increments/(decrements) - investment property	4	9	4	13
Revaluation increments/(decrements) - other non-current assets	(49)	(199)	(134)	(278)
	(45)	(190)	(130)	(264)
Revaluation increments/(decrements) - environmental certificates/obligations	-	-	2	(9)
Revaluation increments/(decrements) - self generating and regenerating assets	2	5	2	5
Impairment (losses)/reversals				
Impairment (losses)/reversals - receivables and loans	(77)	(99)	(122)	(96)
Impairment (losses)/reversals - financial assets at fair value through P&L	-	-	(18)	(21)
Impairment (losses)/reversals - available-for-sale financial assets	-	-	(1)	(14)
Impairment (losses)/reversals - assets held for sale	(4)	(4)	(4)	(9)
Impairment (losses)/reversals - non-financial assets	(14)	(2)	(54)	(148)
Impairment (losses)/reversals - intangible assets	(25)	(25)	(25)	(40)
	(119)	(130)	(223)	(328)
	(136)	(325)	618	(356)

	General Government Sector		Total State Sector	
	2013	2012	2013	2012
	$M	$M	$M	$M
17. Asset write-downs				
Asset write-downs				
Bad debts written off not previously impaired	(131)	(57)	(153)	(81)
Inventory write-down (net)	(17)	(9)	(20)	(12)
Other assets written off/donated	(186)	(326)	(205)	(354)
	(335)	(392)	(377)	(447)

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-37

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
18. Actuarial adjustments to liabilities				
Long service leave - gain/(loss)	329	(201)	329	(201)
Insurances and other - gain/(loss)	144	(59)	430	230
	473	**(260)**	**759**	**28**
19. Dividends and tax equivalents treated as capital returns				
Dividends	339	82	-	-
Income tax equivalents	315	-	-	-
	654	**82**	**-**	**-**
20. Other economic flows in operating result				
Net market value interest revenue/(expense)	16	2	4,007	(1,560)
Time value adjustments	(19)	(32)	(13)	(59)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	13	28	23	57
Onerous contracts expense	-	-	12	(20)
Other economic flows not elsewhere classified	6	2	(4)	(2)
	17	**-**	**4,025**	**(1,584)**
21. Other economic flows - other movements in equity - revaluations				
Revaluations of financial assets - increments/(decrements)				
Available-for-sale financial assets	-	6	-	6
Investments	1,946	(185)	-	63
Cash flow hedge	(48)	(22)	(146)	(64)
	1,898	(201)	(146)	5
Revaluations of non-financial assets - increments/(decrements)				
Property, plant and equipment	3,219	(1,004)	4,466	(312)
Actuarial gain/(loss) on defined benefit superannuation plans	3,525	(5,305)	3,690	(5,532)
	8,642	**(6,511)**	**8,010**	**(5,839)**
22. Other economic flows - other movement in equity - other				
Equity transfers and adjustments including those from ceased entities	(1,528)	408	-	(12)
23. Cash and deposits				
Cash	251	166	1,004	1,243
Deposits on call	229	249	257	281
QTC cash funds	358	446	-	-
	838	**861**	**1,261**	**1,524**

This does not include QTC money market deposits of $1.717 billion (2012, $1.016 billion). Refer Note 25.

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

6-38 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

24. Receivables and loans

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Receivables				
Current				
Trade debtors	967	1,216	2,370	2,429
Interest receivable	21	16	23	25
GST input tax credits receivable	347	266	370	326
Dividends and guarantee fees receivable	1,149	910	-	-
Royalties and territorial revenue receivable	341	333	341	333
Taxes receivable	606	614	611	611
Income tax equivalents receivable	345	100	-	-
Other receivables	876	1,048	1,158	1,254
	4,652	4,504	4,873	4,979
Less: Allowance for doubtful debts/impairment losses	587	542	608	560
	4,065	**3,962**	**4,265**	**4,419**
Non-current				
Trade debtors	236	70	703	122
Other	50	56	585	633
	285	127	1,289	755
Less: Allowance for doubtful debts/impairment losses	26	-	67	-
	259	**127**	**1,222**	**755**
	4,324	**4,089**	**5,486**	**5,174**
Loans and advances				
Advances paid				
Current				
Advances	104	96	141	146
Less: Allowance for doubtful debts/impairment losses	13	12	13	12
	91	84	128	134
Non-current				
Advances	547	528	630	722
Less: Allowance for doubtful debts/impairment losses	2	2	2	2
	545	526	628	721
	635	**610**	**756**	**855**
Loans paid				
Current				
Finance leases	21	12	22	13
Less: Allowance for doubtful debts/impairment losses	-	-	-	-
	21	12	22	13
Non-current				
Onlendings	-	-	8,074	7,214
Finance leases	359	103	471	218
	359	103	8,544	7,432
Less: Allowance for doubtful debts/impairment losses	-	-	-	-
	359	103	8,544	7,432
	380	**115**	**8,566**	**7,445**
Finance lease receivables due:				
Not later than 1 year	21	13	27	19
Later than 1 year but not later than 5 years	78	47	104	74
Later than 5 years	289	63	504	286
	388	123	635	379
Less: Future finance revenue	8	7	142	148
	380	**115**	**493**	**231**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-39

Notes to the Financial Statements

24. Receivables and loans continued

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Minimum operating lease payments receivable:				
Operating leases not recognised in the financial statements:				
Not later than 1 year	20	20	102	104
Later than 1 year but not later than 5 years	85	84	353	344
Later than 5 years	403	391	710	708
	508	**495**	**1,165**	**1,156**

In accordance with AASB7 *Financial Instruments: Disclosures*, details of 'Past due but not impaired' and 'Individually impaired' receivables and loans are included in the tables below. This information has been sourced from GGS and Total State entities with material receivables and loans balances.

General Government Sector

	Past due not impaired				Individually Impaired
	1 Month or Less	*1 to 2 Months*	*2 to 3 Months*	*Over 3 Months*	
As at 30 June 2013	$M	$M	$M	$M	$M
Trade receivables	35	9	43	407	432
Other receivables and loans	20	8	6	121	49
	55	**17**	**49**	**528**	**481**
As at 30 June 2012					
Trade receivables	76	45	50	238	229
Other receivables and loans	14	3	3	66	51
	90	**48**	**53**	**304**	**280**

Total State Sector

	Past due not impaired				Individually Impaired
	1 Month or Less	*1 to 2 Months*	*2 to 3 Months*	*Over 3 Months*	
As at 30 June 2013	$M	$M	$M	$M	$M
Trade receivables	35	9	43	406	443
Other receivables and loans	20	8	6	121	49
	55	**17**	**49**	**527**	**492**
As at 30 June 2012					
Trade receivables	75	46	50	239	239
Other receivables and loans	14	3	2	66	51
	89	**49**	**52**	**305**	**290**

6-40 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M

25. Securities other than shares

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Current				
Term deposits	40	85	44	86
Rental purchase plan	4	4	4	4
Money market deposits	-	-	1,717	1,016
Securities/bonds	213	278	9,105	6,369
Fixed rate note	2,494	2,763	-	-
Investments managed by QIC Limited*	1,042	947	4,732	4,920
Derivatives				
Derivatives - cash flow hedges	-	-	5	37
Other derivatives	-	1	579	171
Other	-	2	1,260	1,954
	3,793	4,081	17,446	14,555
Non-current				
Term deposits	264	117	244	97
Rental purchase plan	190	199	190	199
Securities/bonds	-	-	6,808	7,022
Fixed rate note	28,953	29,090	-	-
Investments managed by QIC Limited*	670	581	30,176	28,650
Derivatives				
Derivatives - cash flow hedges	-	-	37	30
Other derivatives	25	-	367	488
Other	64	56	1,617	1,198
	30,166	30,043	39,439	37,685
	33,959	34,124	56,885	52,240

The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.

* Total State investments managed by QIC Limited were allocated over the following categories:

	Total State Sector 2013 $M	Total State Sector 2012 $M
Cash	11,847	12,718
Fixed interest	1,629	1,778
Australian equities	2,303	2,455
International equities	4,926	5,289
Property and Infrastructure	8,801	7,662
Other	5,402	3,668
	34,908	33,570

26. Shares and other equity investments

Investment in public sector entities

	General Government Sector 2013 $M	General Government Sector 2012 $M
General Government Sector investment in public sector entities	22,297	21,572

Investments in public sector entities controlled by the General Government sector are measured at the government's proportional share of the carrying amount of net assets on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. GFS does not, for example, recognise allowance for impairment of receivables, onerous contracts or deferred tax equivalents but does recognise negative net worth of individual public sector entities.

Reconciliation of GAAP GGS investments in other public sector entities to GFS

	General Government Sector 2013 $M	General Government Sector 2012 $M
Investments in other public sector entities under GAAP	22,297	21,572
Less negative net worth of PNFCs and PFEs	960	3,682
Add allowance for impairment of receivables	61	18
Add net deferred tax equivalent liabilities reported by PNFC and PFC	4,532	4,123
Add provisions for onerous contracts recorded by PNFC and PFC	170	219
Add net restoration costs	185	310
Investments in other public sector entities under GFS	26,286	22,560

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-41

Notes to the Financial Statements

26. Shares and other equity investments continued

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Investments in other entities (not controlled or associated)				
Current				
Shares at fair value through profit and loss	-	-	787	2,793
Non-current				
Shares at fair value through profit and loss	7	8	7	8
Available-for-sale shares	1	-	4	5
	8	8	11	13
	8	**8**	**798**	**2,806**

Investments accounted for using equity method

The following are investments held by the State in unlisted associated and joint venture entities:

Name of entity	*Principal activity*		*Ownership interest* 2013 %	*Ownership interest* 2012 %	*Equity accounted amount* 2013 $M	*Equity accounted amount* 2012 $M
Dumaresq-Barwon Border Rivers Commission	Water management	a	50	50	71	70
Translational Research Institute Trust	Medical research and education	b	25	25	83	69
Investments under $1 million					-	1
General Government Sector					**154**	**140**
ElectraNet Pty Ltd	Electricity transmission	c	-	41	-	118
Investments under $1 million					2	1
Total State Sector					**156**	**259**

a Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

b Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust seeks to design, construct and maintain the TRI Facility and ensure it is operated and managed to promote medical study, research and education.

c Powerlink Queensland divested its equity accounted investment in ElectraNet Pty Ltd, the electricity transmission service provider in South Australia. The divestment was completed on 18 December 2012 with proceeds totalling $570 million (in 2012, Powerlink Queensland held a 41.11% interest in ElectraNet Pty Ltd).

Other than the disposal of ElectraNet (see (c) above), movements in investments accounted for using the equity method were not material.

6-42 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

27. Interest in joint ventures

General Government Sector

Department of Housing and Public Works

The Department of Housing and Public Works holds a 54% interest in a joint venture operation with Queensland

University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The value of land in relation to the joint venture included in the Balance Sheet at 30 June 2013 is $4 million (2012, $6 million).

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR holds 24.5% of the issued capital of Q-Pharm Pty Limited, being a Phase 1 Clinical Trial company joint venture.

QIMR holds a 50% share in Vaccine Solutions Pty Limited, a company that provides clinical trial sponsorship, intellectual property management and commercialisation services to the Co-operative Research Council for Vaccine Technology.

Department of Transport and Main Roads

The Department of Transport and Main Roads held a 50% interest in Personalised Plates Queensland. The joint venture facilitates the management, operational and marketing aspects of personalised number plate sales. The department recognised net revenue of $11 million from these operations (2012, $13 million). This joint venture arrangement ceased on

22 March 2013.

Other

Joint ventures that contribute less than $3 million in net assets and/or net revenues to the Balance Sheet or Operating Statement are as follows:

- The Department of Natural Resources and Mines is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

- The Department of Natural Resources and Mines and HEMA Maps Pty Ltd each hold a 50% interest in a joint venture operation to produce, promote, distribute and sell maps from the Sunmap Regional Map series.

- The Department of State Development, Infrastructure and Planning holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

Total State Sector

Joint ventures for the Total State Sector include the GGS joint ventures above, in addition to the following:

CS Energy Limited

Callide Energy Pty Ltd, a wholly-owned subsidiary of CS Energy, holds a 50% interest in the Callide Power Project Joint Venture with IG Power (Callide) Ltd. The joint venture’s principal activity is the generation of electricity.

CS Energy has a 75.22% participating interest in the Callide Oxyfuel Project Joint Venture, a project involved in clean coal technology research. Grants are receivable from both government and non-government entities to fund the project on the basis that certain project milestones are met.

The value of the joint venture assets included in the Balance Sheet at 30 June 2013 is $138 million (2012, $122 million).

Stanwell Corporation Limited

The Company has a 5% interest in the ATP 337P Mahalo carve out block (acquired from Comet Ridge). The Sales and Purchase Option Agreement committed the Company to fund its share and Comet Ridge’s share of funding of a reserves certification program up to $8 million.

Stanwell also has an 84% interest in the Woodlands Hardwood Plantation Joint Venture and a 19% interest in the Tarong Hoop Pine Joint Venture. The interests are in unincorporated joint operations with Hancock Queensland Plantations Pty Ltd. The principal activity of the ventures is the establishment of a viable commercial plantation of trees.

Stanwell holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint venture with Australian CBM Pty Ltd.

The Company disposed of its 1% interest in the Tri-Star joint venture which covered the exploration and development of ATP 606P and ATP 972P.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-43

Notes to the Financial Statements

27. Interest in joint ventures continued

Queensland Treasury Corporation

QTC has a 50% interest in Local Government Infrastructure Services Pty Ltd which provides assistance to Queensland local governments in relation to infrastructure procurement. Net assets of the joint venture held in QTC’s Balance Sheet at 30 June 2013 total $2 million (2012, $2 million).

28. Public private partnerships

The following public private partnerships apply to both the GGS and Total State Sector statements. This note should be read in conjunction with Note 45.

Education, Training and Employment

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on departmental land. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the department.

(b) South East Queensland schools - Aspire

In May 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools to the State for a period of 30 years on departmental land. Construction work commenced in April 2009 and will be finalised in 2014.

The State will lease back these schools from Aspire and will pay an abatable, undissected service payment to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the department.

Queensland Health and Hospital and Health Services (HHSs)

Queensland Health and the HHSs have entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Arrangements under construction or operating for all or part of the 2012-13 financial year are:

- Bramston Terrace car park (commenced November 1998) Children’s Health Queensland HHS;

- Butterfield Street car park (commenced January 1998) Metro North HHS;

- Noosa Hospital and Specialist Centre (commenced September 1999) Sunshine Coast HHS;

- Sunshine Coast University Hospital (scheduled to commence operation November 2016) Sunshine Coast HHS;

- Sunshine Coast University Private Hospital (commenced December 2013) Sunshine Coast HHS;

- The Gold Coast University Hospital western car park (commenced February 2013) Gold Coast HHS;

- The Prince Charles Hospital car park (commenced November 2000) Metro North HHS;

- The Prince Charles Hospital Early Education Centre (commenced April 2007) Metro North HHS;

- The Princess Alexandra Hospital Multi Story car park (commenced February 2008) Metro South HHS;

- Townsville Hospital Support Facilities Building and Walkway (commenced April 2002) Townsville HHS; and

- Townsville Childcare Centre (commenced September 2004) Townsville HHS.

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health or HHSs, other than those associated with land rental and the provision of various services under the agreements.

On 17 July 2012, Queensland Health entered into contractual arrangements with Exemplar Health to design, construct, commission, maintain and partially finance the Sunshine Coast University Hospital for a period of 25 years. Construction has commenced and is scheduled for completion in November 2016. The land is legally owned by Queensland Health but controlled and recognised as an asset by the Sunshine Coast HHS.

The Sunshine Coast HHS has entered into a contractual arrangement with Ramsay Healthcare in relation to the Sunshine Coast University Private Hospital whereby this private facility will provide health services to public patients over the next five years. Ramsay Healthcare will then operate the hospital as a private provider for a further 45 years after which time the asset will be transferred to the Sunshine Coast HHS.

6-44 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

28. Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

Queensland Health has also entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, ownership of these facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, they are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2013:

- Caboolture Private Hospital (commenced September 1997) Metro North HHS;

- Redlands Private Hospital (commenced August 1999) Metro South HHS; and

- Holy Spirit Northside Private Hospital (commenced July 2001) Metro North HHS.

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system developed by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Rapid Transit Project Operator Franchise

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium to finance, design, build, operate and maintain the Gold Coast light rail system with a 15 year operations period. Construction commenced in 2012 and the light rail system is expected to be operational by 2014. At the end of the operations period, ownership will transfer to the State.

GoldLinQ Consortium will finance construction of the system with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for both operations, maintenance and repayment of the asset. The State will receive fare box and advertising revenue generated by the system.

(c) AirportLink

A project deed was made on 2 June 2008 to establish an arrangement for the design, construction and operation of the AirportLink toll road for a concession period of 45 years. Parties are BrisConnections Operations Pty Ltd, BrisConnections Nominee Company Pty Ltd and the State. BrisConnections collects the toll revenue on the project. At the end of the period AirportLink toll road assets will be transferred at no cost to the State.

In 2012-13, the State paid BrisConnections, on certification of completion of the tolling system, $267 million, being the State’s contribution.

(d) Toll road arrangements

A road franchise agreement was established between the State and Queensland Motorways Limited (QML) on

1 April 2011 for the operation and management of the toll road network, which includes the Port of Brisbane Motorway and the Gateway and Logan Motorways. QML collects toll revenue and therefore assumes the demand and patronage risk for the concession period of 40 years. On completion of the arrangements in 2051 the toll road infrastructure assets will be recognised by the State.

Development at 1 William Street Brisbane

Projects Queensland ran a procurement process in relation to a commercial office tower development at 1 William Street. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012 the State entered into a sublease pre-commitment via a series of transaction documents involving:

- a project deed (overarching document);

- a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);

- a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and

- a sublease (from the developer to the State for the building tenure, being 15 years).

The State’s commitment for the operating lease payments is contingent on the completion of the building and accordingly these amounts are included in Note 47 Contingent assets and liabilities.

Further information may be obtained from the individual financial reports of the relevant agencies.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-45

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
28. Public private partnerships continued				
Estimated cash flows for Public Private Partnerships				
Inflows				
Not later than 1 year	2	-	2	-
Later than 1 year but not later than 5 years	83	155	83	155
Later than 5 years but not later than 10 years	135	296	135	296
Later than 10 years	244	490	244	490
	464	**941**	**464**	**941**
Outflows				
Not later than 1 year	(413)	(313)	(413)	(313)
Later than 1 year but not later than 5 years	(1,883)	(768)	(1,883)	(768)
Later than 5 years but not later than 10 years	(1,225)	(889)	(1,225)	(889)
Later than 10 years	(3,419)	(1,693)	(3,419)	(1,693)
	(6,940)	**(3,663)**	**(6,940)**	**(3,663)**
Estimated Net Cash Flow	**(6,476)**	**(2,722)**	**(6,476)**	**(2,722)**

29. Inventories

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Current				
Raw materials	20	23	271	307
Work in progress	45	55	48	58
Finished goods	114	137	164	169
Land held for resale	427	443	427	443
Inventories held for distribution	17	14	17	14
Assets formerly held for lease (Qfleet only)	4	10	4	10
Environmental certificates held for sale/surrender	-	-	53	72
Other	7	9	179	126
	634	**690**	**1,163**	**1,198**

30. Assets held for sale

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Land	106	130	108	133
Buildings	20	13	20	14
Investment properties	7	-	7	-
Plant & equipment (incl. major plant & equipment)	7	2	7	2
	139	**145**	**142**	**149**

31. Investment properties

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
At independent valuation	185	188	500	502
Accumulated depreciation and impairment losses	-	-	(3)	(2)
Land, buildings and work in progress at independent valuation	**185**	**188**	**497**	**500**

Movements in investment properties were not material.

32. Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Grants and donations to further medical research in specified areas	90	95	90	95
Cash, property, plant and equipment to be used for specific purposes	20	9	185	172
	110	**104**	**275**	**267**

6-46 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment

General Government Sector

	Gross		Accumulated depreciation/impairment		Written down value	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Land	85,118	87,256	(13)	(16)	85,105	87,240
Buildings	44,204	43,329	(14,473)	(13,634)	29,731	29,696
Infrastructure	64,653	59,758	(18,179)	(17,873)	46,474	41,885
Major plant and equipment	583	657	(258)	(281)	325	376
Heritage and cultural assets	1,003	1,054	(291)	(130)	712	924
Plant and equipment	4,962	4,806	(2,583)	(2,329)	2,379	2,477
Leased plant and equipment	1,003	714	(33)	(27)	970	687
Capital work in progress	13,704	11,115	-	-	13,704	11,115
	215,231	208,689	(35,829)	(34,289)	179,401	174,399

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Carrying amount at beginning of year	87,240	90,075	29,696	28,530	41,885	39,303	376	392
Acquisitions	242	353	341	907	6	2,652	2	7
Disposals	(333)	(92)	(658)	(55)	(153)	(320)	(1)	(2)
Revaluation increments/(decrements)	(2,094)	(3,389)	(107)	(129)	4,914	2,171	17	1
Impairment (losses)/reversals	(6)	(9)	10	(56)	-	(4)	(2)	-
Depreciation and amortisation	-	-	(1,149)	(1,078)	(1,037)	(1,008)	(31)	(40)
Net asset transfers	56	302	1,599	1,577	860	(910)	(36)	18
Carrying amount at end of year	85,105	87,240	29,731	29,696	46,474	41,885	325	376

Audited Consolidated Financial Statements 2012–13 – Government of Queensland

6-47

Notes to the Financial Statements

33. Property, plant and equipment continued

General Government Sector continued

	Heritage and cultural assets		*Plant and equipment*		*Leased plant and equipment*		*Capital work in progress*	
	2013	*2012*	*2013*	*2012*	*2013*	*2012*	*2013*	*2012*
	$M	*$M*	*$M*	*$M*	*$M*	*$M*	*$M*	*$M*
Carrying amount at beginning of year	924	983	2,477	2,374	687	483	11,115	8,843
Acquisitions	3	7	309	475	85	95	5,645	3,332
Disposals	-	-	(57)	(78)	-	-	(29)	(3)
Revaluation increments/(decrements)	(253)	(19)	(1)	(5)	169	94	-	-
Impairment (losses)/reversals	(1)	-	(3)	-	-	-	-	-
Depreciation and amortisation	(4)	(7)	(535)	(496)	(14)	(12)	-	-
Net asset transfers	44	(40)	188	208	44	28	(3,027)	(1,057)
Carrying amount at end of year	**712**	**924**	**2,379**	**2,477**	**970**	**687**	**13,704**	**11,115**

	Total	
	2013	*2012*
	$M	*$M*
Carrying amount at beginning of year	174,399	170,981
Acquisitions	6,632	7,827
Disposals	(1,230)	(549)
Revaluation increments/(decrements)	2,645	(1,276)
Impairment (losses)/reversals	(2)	(68)
Depreciation and amortisation	(2,769)	(2,641)
Net asset transfers	(274)	125
Carrying amount at end of year	**179,401**	**174,399**

6-48 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment continued

Total State Sector

	Gross		Accumulated depreciation/impairment		Written down value	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Land	87,626	89,717	(55)	(56)	87,571	89,661
Buildings	47,077	46,191	(15,611)	(14,674)	31,466	31,517
Infrastructure	129,292	118,933	(39,022)	(36,569)	90,270	82,364
Major plant and equipment	2,751	2,712	(895)	(809)	1,855	1,904
Heritage and cultural assets	1,004	1,054	(291)	(130)	712	924
Plant and equipment	8,409	7,940	(4,040)	(3,644)	4,370	4,296
Leased plant and equipment	2,241	2,187	(645)	(876)	1,596	1,311
Capital work in progress	16,015	13,808	-	-	16,015	13,808
	294,414	**282,543**	**(60,559)**	**(56,757)**	**233,855**	**225,785**

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Carrying amount at beginning of year	89,661	92,410	31,517	30,326	82,364	76,687	1,904	1,892
Acquisitions	286	396	343	919	166	2,767	2	7
Disposals	(339)	(107)	(660)	(58)	(167)	(334)	(1)	(2)
Revaluation increments/(decrements)	(2,075)	(3,408)	(80)	(142)	6,490	3,168	53	1
Impairment (losses)/reversals	(7)	(12)	9	(55)	(26)	(290)	(2)	-
Depreciation and amortisation	-	-	(1,257)	(1,193)	(2,597)	(2,486)	(168)	(191)
Net asset transfers	45	383	1,594	1,720	4,039	2,854	68	197
Carrying amount at end of year	**87,571**	**89,661**	**31,466**	**31,517**	**90,270**	**82,364**	**1,855**	**1,904**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-49

Notes to the Financial Statements

33. Property, plant and equipment continued

Total State Sector continued

	Heritage and cultural assets		Plant and equipment		Leased plant and equipment		Capital work in progress	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Carrying amount at beginning of year	924	983	4,296	3,966	1,311	1,392	13,808	12,343
Acquisitions	3	7	383	590	85	95	9,093	7,058
Disposals	-	-	(83)	(98)	2	-	(44)	(168)
Revaluation increments/(decrements)	(253)	(19)	9	1	169	94	-	-
Impairment (losses)/reversals	(1)	-	(16)	(2)	-	-	-	-
Depreciation and amortisation	(4)	(7)	(816)	(796)	(38)	(43)	-	-
Net asset transfers	44	(40)	596	636	67	(227)	(6,842)	(5,425)
Carrying amount at end of year	**712**	**924**	**4,370**	**4,296**	**1,596**	**1,311**	**16,015**	**13,808**

	Total	
	2013 $M	2012 $M
Carrying amount at beginning of year	225,785	219,997
Acquisitions	10,360	11,839
Disposals	(1,292)	(767)
Revaluation increments/(decrements)	4,312	(305)
Impairment (losses)/reversals	(43)	(360)
Depreciation and amortisation	(4,881)	(4,716)
Net asset transfers	(387)	98
Carrying amount at end of year	**233,855**	**225,785**

6-50 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

34. Intangibles

General Government Sector

	Cost		Accumulated amortisation		Written down value	
	2013	2012	2013	2012	2013	2012
	$M	$M	$M	$M	$M	$M
Software development	1,326	1,321	(748)	(670)	578	651
Purchased software	645	571	(427)	(403)	218	168
Goodwill	-	-	-	-	-	-
Other	18	30	(4)	(10)	13	20
	1,987	**1,922**	**(1,179)**	**(1,083)**	**808**	**839**

	Software		Goodwill		Other		Total	
	2013	2012	2013	2012	2013	2012	2013	2012
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	819	839	-	3	20	23	839	865
Acquisitions	19	19	-	-	1	14	20	33
Acquisitions through internal development	99	114	-	-	-	-	99	114
Disposals	(6)	(16)	-	-	(1)	-	(7)	(16)
Impairment (losses)/reversals	(25)	(25)	-	-	-	-	(25)	(25)
Amortisation	(133)	(136)	-	-	(2)	(4)	(135)	(140)
Net asset transfers	22	24	-	(3)	(5)	(13)	17	7
Carrying amount at end of year	**795**	**819**	**-**	**-**	**13**	**20**	**808**	**839**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-51

Notes to the Financial Statements

34. Intangibles continued
Total State Sector

	Cost		Valuation		Accumulated amortisation		Written down value	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Software development	1,362	1,411	-	-	(828)	(742)	535	669
Purchased software	992	818	15	7	(621)	(549)	386	276
Licences and rights	12	7	56	56	(5)	(4)	63	59
Goodwill	-	-	-	-	-	-	-	-
Other	252	154	30	29	(24)	(22)	258	161
	2,618	**2,390**	**100**	**91**	**(1,478)**	**(1,317)**	**1,241**	**1,165**

	Software		Licences and rights		Goodwill		Other	
	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M	2013 $M	2012 $M
Carrying amount at beginning of year	945	944	59	58	-	3	161	127
Acquisitions	34	38	4	-	-	-	1	14
Acquisitions through internal development	100	116	-	-	-	-	-	-
Disposals	(6)	(16)	-	-	-	-	(1)	-
Revaluation increments/(decrements)	-	-	-	-	-	-	-	-
Impairment (losses)/reversals	(25)	(40)	-	-	-	-	-	-
Amortisation	(178)	(170)	(1)	(1)	-	-	(10)	(8)
Net asset transfers	50	71	-	2	-	(3)	107	28
Carrying amount at end of year	**920**	**945**	**63**	**59**	**-**	**-**	**258**	**161**

	Total	
	2013 $M	2012 $M
Carrying amount at beginning of year	1,165	1,132
Acquisitions	40	53
Acquisitions through internal development	100	116
Disposals	(7)	(16)
Revaluation increments/(decrements)	-	-
Impairment (losses)/reversals	(25)	(40)
Amortisation	(188)	(178)
Net asset transfers	157	98
Carrying amount at end of year	**1,241**	**1,165**

6-52 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
35. Other non-financial assets				
Current				
Prepayments	484	222	600	343
Other	97	89	171	162
	581	**311**	**771**	**505**
Non-current				
Biological assets	7	11	7	11
Prepayments	33	83	48	99
Other	6	6	69	30
	45	**99**	**124**	**140**
	626	**410**	**895**	**645**
36. Payables				
Current				
Trade creditors	2,332	2,512	3,258	3,642
Grants and other contributions	547	276	269	124
Interest	5	3	7	6
GST payable	122	89	195	163
Other payables	804	886	1,008	1,071
	3,810	**3,766**	**4,737**	**5,005**
Non-current				
Trade creditors	2	2	4	3
Other payables	6	47	8	9
	8	**49**	**12**	**11**
	3,818	**3,815**	**4,749**	**5,016**
37. Employee benefit obligations				
Superannuation liability				
Current				
Superannuation (refer Note 51)	1,891	1,986	1,892	1,987
Judges' pensions (refer Note 51)	17	16	17	16
	1,908	**2,002**	**1,909**	**2,003**
Non-current				
Superannuation (refer Note 51)	23,394	27,960	23,374	28,189
Judges' pensions (refer Note 51)	605	664	605	664
	23,999	**28,624**	**23,979**	**28,853**
	25,907	**30,626**	**25,888**	**30,856**
Other employee benefits				
Current				
Salary and wages payable	467	259	520	314
Annual leave	1,423	1,481	1,600	1,673
Long service leave	434	622	704	905
Other employee entitlements	18	28	175	119
	2,342	**2,390**	**2,999**	**3,011**
Non-current				
Long service leave	2,675	2,685	2,834	2,865
Other employee entitlements	24	21	52	69
	2,699	**2,705**	**2,886**	**2,934**
	5,041	**5,096**	**5,885**	**5,945**
38. Deposits held				
Current				
Deposits at fair value through profit and loss	-	-	4,453	3,379
Interest bearing security deposits	-	-	24	22
	-	**-**	**4,477**	**3,402**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-53

Notes to the Financial Statements

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
39. Borrowings and advances				
Advances received				
Current				
State debt to the Commonwealth	23	22	23	22
Non-current				
State debt to the Commonwealth	440	450	440	450
	463	472	463	472
Borrowings				
Current				
Finance lease liability (refer Note 45)	5	5	6	5
QTC borrowings	792	801	-	-
Loans - other	542	440	781	441
	1,339	1,246	787	446
Non-Current				
Finance lease liability (refer Note 45)	522	447	522	448
QTC borrowings	35,716	27,590	-	-
Loans - other	299	234	434	234
	36,538	28,271	957	682
	37,877	29,517	1,744	1,128

Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues. No interest has been capitalised during the current or comparative period.

40. Securities and derivatives

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Current				
Government securities issued	1	1	14,563	8,871
Derivatives				
Derivatives - cash flow hedges	-	-	131	73
Other derivatives	-	-	153	163
	1	1	14,846	9,107
Non-current				
Government securities issued	-	-	78,527	75,398
Derivatives				
Derivatives - cash flow hedges	-	-	34	7
Other derivatives	-	-	205	214
	-	-	78,767	75,619
	1	1	93,613	84,726

41. Contractual maturity analysis of financial liabilities

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2013

	1 Year or Less $M	1 to 5 Years $M	Over 5 Years $M	Total $M	Carrying Value $M
Payables	5,713	37	-	5,750	5,750
Commonwealth borrowings	34	126	331	491	463
Other liabilities at amortised cost	114	188	872	1,173	1,370
QTC borrowings	2,715	8,575	33,995	45,285	36,508
	8,576	8,925	35,198	52,699	44,091

6-54 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

41. Contractual maturity analysis of financial liabilities continued

General Government Sector continued

As at 30 June 2012

	1 Year or Less $M	1 to 5 Years $M	Over 5 Years $M	Total $M	Carrying Value $M
Payables	5,529	75	-	5,603	5,603
Commonwealth borrowings	26	143	333	501	472
Other liabilities at amortised cost	97	150	691	938	1,127
QTC borrowings	2,065	8,423	26,761	37,248	28,391
	7,716	8,791	27,784	44,291	35,593

Total State Sector

The table below sets out the contractual cash flows of the Total State Sector's financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2013

	1 year or less $M	1 to 5 years $M	Over 5 years $M	Total $M	Carrying value $M
Payables	6,996	73	-	7,069	7,069
Commonwealth borrowings	34	126	331	491	463
Other liabilities at amortised cost	326	188	872	1,385	1,583
Government securities and other loans at fair value	18,604	47,855	50,977	117,436	97,728
Derivatives	316	144	(5)	454	524
	26,275	48,386	52,174	126,836	107,366

As at 30 June 2012

	1 year or less $M	1 to 5 years $M	Over 5 years $M	Total $M	Carrying value $M
Payables	7,092	97	-	7,189	7,189
Commonwealth borrowings	26	143	333	501	472
Other liabilities at amortised cost	120	151	691	961	1,151
Government securities and other loans at fair value	12,514	43,272	50,087	105,873	87,648
Derivatives	259	164	340	763	456
	20,010	43,827	51,451	115,288	96,916

The difference between the carrying amounts of financial liabilities held at fair value through profit or loss (other than derivatives) and the amounts contractually required to be paid at maturity to the holder of the obligation is set out below.

	General Government Sector		Total State Sector	
	2013 $M	2012 $M	2013 $M	2012 $M
Fair value	-	-	97,728	87,648
less: Repayment at maturity	-	-	90,633	79,676
Difference	-	-	7,095	7,972

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-55

Notes to the Financial Statements

42. Provisions

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Current				
Outstanding claims [1]				
Workers' compensation	-	-	1,068	1,078
Other	144	152	189	200
Onerous contracts	-	-	35	48
Queensland Government Insurance Fund [2]	156	143	156	143
Other	3	1	182	98
	303	296	1,630	1,567
Non-current				
Outstanding claims [1]				
Workers' compensation	-	-	1,623	1,750
Other	343	368	361	388
Onerous contracts	-	1	135	172
Queensland Government Insurance Fund [2]	728	783	728	783
Other	6	4	477	498
	1,077	1,155	3,324	3,590
	1,381	1,452	4,954	5,157

1. The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of:

General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
8	6	164	153

2. The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property, medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2013.

General Government Sector movements in provisions	Outstanding Claims 2013 $M	QGIF 2013 $M	Other Provisions 2013 $M	Total 2013 $M
Carrying amount at beginning of year	520	926	5	1,451
Additional provisions recognised	56	207	5	268
Reductions in provisions and payments	(90)	(121)	-	(211)
Change from remeasurement and discounting adjustments	1	(128)	-	(127)
Carrying amount at end of year	487	884	10	1,381

Total State Sector movements in provisions	Outstanding Claims 2013 $M	QGIF 2013 $M	Other Provisions 2013 $M	Total 2013 $M
Carrying amount at beginning of year	3,415	926	815	5,156
Additional provisions recognised	1,555	207	412	2,174
Reductions in provisions and payments	(1,445)	(121)	(378)	(1,944)
Change from remeasurement and discounting adjustments	(284)	(128)	(20)	(432)
Carrying amount at end of year	3,241	884	829	4,954

6-56 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

43. Other liabilities

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Current				
Unearned revenue	455	334	671	559
Environmental surrender obligations (RECs, GECs, NGACs)	-	-	65	47
Other	136	132	92	103
	591	**467**	**828**	**709**
Non-current				
Unearned revenue	109	110	261	268
Other	13	15	20	18
	122	**125**	**280**	**286**
	713	**592**	**1,109**	**994**

44. Cash flows

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Reconciliation of operating result to net cash flows from operating activities				
Operating Result	(4,139)	(973)	(1,240)	(5,001)
Non-cash movements:				
Depreciation and amortisation	2,904	2,781	5,068	4,895
Net (gain)/loss on disposal/revaluation of non-current assets	373	489	(176)	995
Bad debt provision	80	94	123	90
Equity accounting (profit)/loss	(13)	(28)	(23)	(57)
Unrealised net (gain)/loss on borrowings/investments	6	34	(4,025)	1,605
Other	(540)	(110)	(353)	211
(Increase)/decrease in receivables	(418)	107	(415)	(200)
(Increase)/decrease in inventories	61	(94)	(49)	(169)
(Increase)/decrease in prepayment and other assets	80	(44)	45	(143)
Increase/(decrease) in payables	135	123	(57)	575
Increase/(decrease) in provisions	(1,204)	572	(1,332)	382
Increase/(decrease) in other liabilities	119	(128)	211	(270)
Total non-cash movements	1,583	3,796	(983)	7,914
Cash flows from operating activities	**(2,556)**	**2,822**	**(2,222)**	**2,913**

45. Expenditure commitments

As at 30 June 2013, State Government entities had entered into the following capital and lease commitments. Commitments are inclusive of anticipated GST. These commitments are in addition to those disclosed in Note 28.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Capital expenditure commitments				
Capital expenditure commitments contracted for at reporting date but not recognised in the accounts are as follows	**5,127**	**7,994**	**6,194**	**8,300**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-57

Notes to the Financial Statements

	General Government Sector		Total State Sector	
	2013	2012	2013	2012
	$M	$M	$M	$M

45. Expenditure commitments continued

Operating lease commitments

	2013 $M	2012 $M	2013 $M	2012 $M
Not later than 1 year	517	427	649	560
Later than 1 year but not later than 5 years	1,277	904	1,769	1,338
Later than 5 years	1,158	542	2,133	1,416
	2,953	**1,874**	**4,551**	**3,314**

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

Finance lease commitments

	2013 $M	2012 $M	2013 $M	2012 $M
Not later than 1 year	62	56	62	56
Later than 1 year but not later than 5 years	242	222	242	222
Later than 5 years	1,440	1,323	1,440	1,323
Total minimum lease payments	1,744	1,601	1,744	1,601
Future finance charges	(1,217)	(1,149)	(1,216)	(1,148)
Total lease liabilities	**527**	**452**	**528**	**453**
Current lease liabilities (refer Note 39)	5	5	6	5
Non-current lease liabilities (refer Note 39)	522	447	522	448
	527	**452**	**528**	**453**

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

46. Cash and other assets held in trust

Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet.

A summary follows of entities holding assets in trust:

	2013 $M	2012 $M	2013 $M	2012 $M
QIC Limited	-	-	35,011	30,616
The Public Trustee of Queensland	1,681	1,653	1,681	1,653
Department of Justice and Attorney-General	46	75	46	75
Department of Natural Resources and Mines	30	26	30	26
Department of Science, Information Technology, Innovation and the Arts	19	19	19	19
Queensland Performing Arts Trust	14	17	14	17
Other	53	43	53	43
	1,843	**1,833**	**36,854**	**32,449**

6-58 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

47. Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

- there is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or
- there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a General Government and Total State perspective.

Pursuant to section 15 of the *Queensland Treasury Corporation Act 1988*, any losses of Queensland Treasury Corporation are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of QTC, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

	General Government Sector		*Total State Sector*	
	2013	*2012*	*2013*	*2012*
	$M	*$M*	*$M*	*$M*
Contingent liabilities – quantifiable				
Nature of contingency				
Guarantees and indemnities	41,520	42,432	8,740	7,924
Other	1,173	27	1,187	78
	42,692	**42,459**	**9,927**	**8,002**

Guarantees and indemnities

(i) General Government

For the GGS, these mainly comprise guarantees of borrowings by local governments and public non-financial corporations from the Queensland Treasury Corporation of $7.493 billion and $32.544 billion (2012, $6.673 billion and $31.984 billion) respectively and of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $466 million (2012, $525 million). QTC also provided guarantees of $148 million (2012, $120 million) relating to the trading activities in the National Electricity Market of subsidiaries of Ergon Energy Corporation Limited, a Queensland Government-owned corporation.

(ii) Total State Sector

From a Total State perspective, borrowings by Public Non-financial Corporations from the Queensland Treasury Corporation as disclosed in (i) above are eliminated on consolidation.

Other

(i) General Government Sector

As at 30 June 2013, there are 20 cases (2012, 17 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $24 million (2012, $19 million).

Under the agreement entered into for the development of the 1 William Street site, the State has agreed to enter into a sub-lease of the building when construction has been completed. The State's commitment for the operating lease payments on the building sub-lease is $1.144 billion (2012, $nil). The commitment is contingent on the developer CBus Property 1 William Street Pty Ltd meeting certain requirements under the contract.

(ii) Total State Sector

In addition to the above general government quantifiable contingent liabilities, the following relate to the Public Non-financial Corporations Sector.

The redevelopment of Suncorp Stadium included a number of infrastructure projects external to the stadium. Works amounting to some $11 million (2012, $39 million) have been identified which may need to be transferred to parties external to the State for nil consideration. Pedestrian infrastructure was transferred to Brisbane City Council and Queensland Rail in June 2013.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-59

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent liabilities - not quantifiable

(i) General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth) . The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of claims for native title. However, given the subjectivity of the issue, it is not appropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Cross Border Lease transactions

QTC has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Financial assurance liability gap for mining projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability, should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. At reporting date it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Rehabilitation of abandoned mine sites

The State manages abandoned mine sites in Queensland, primarily on State-owned and occupied lands. At reporting date, it is not possible to determine the extent or timing of any potential financial effect that these activities may have.

Compensation for infrastructure on expired leases

The State issues leases or permits which allow activity such as grazing, tourist resorts, etc. to occur on parks and forestry estates. On the expiry of the lease or permit, the State may be required to pay compensation to the lessee for improvements made to the property over the duration of the lease. The amount of this liability is not quantifiable and it is not expected that it will be known until the expiration of the lease or permit. Leases progressively expire until 2045.

6-60 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

(i) General Government Sector continued

Contaminated forestry land sites

On 30 June 2010 the Queensland Government licensed the rights to manage and harvest timber plantations with State Forests to a private company - Forestry Plantations Queensland Pty Limited (FPQ) now known as HQ Plantations Pty Ltd (HQP). Ownership of the land on which these plantations are situated has been retained by the State. As part of the execution of this transaction, the State and the former FPQ agreed to jointly assess all plantation land for contamination. This process was undertaken between 2009-10 and 2011-12. For sites assessed as contamination risks, an appropriate landcare strategy is being developed. Any costs associated with remediation to contamination attributable to the period up to 30 June 2010 will be borne by the State and any costs associated with remediation of contamination attributable post

30 June 2010 will be borne by HQP. The amount and attribution of these costs, if any, will not be quantifiable until the site assessment has been completed. The State also has provided an indemnification to HQP for costs incurred in defending third party claims for personal injury or death arising from contaminated land in the licensed area for a period of 5 years from

1 July 2010, with payments capped to a range of $1 million to a maximum of $5 million.

Negative equity in PNFC and PFC entities

Due to investment losses during the Global Financial Crisis, Queensland Treasury Corporation has net liabilities at

30 June 2013 of approximately $1 billion (2012, $2.2 billion). AASB 1049 requires that the GGS value the investment in entities with negative net worth at nil. AASB 1049 further states that there may be a need to raise an obligation in relation to the negative net worth of these entities. No liability has be raised in relation to QTC due to the inability to accurately quantify the amount of the obligation.

Further it is noted that QTC’s net worth also includes unrealised market value gains on on-lendings to the GGS and PNFC sectors of approximately $4 billion (2012, $5 billion). QTC has similar unrealised losses on its external borrowings and it is anticipated these market value fluctuations will reverse in the medium term as interest rates rise.

Long-Term Sales Permits

The Department of Agriculture, Fisheries and Forestry has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests. At reporting date the State believes it is unlikely that it will need to pay compensation in relation to any of these permits.

Bribie Island Research Centre (BIRC) Lease

The Department of Agriculture, Fisheries and Forestry has provided the Commonwealth Scientific and Industrial Research Organisation (CSIRO) access to the BIRC site as consideration for CSIRO funding the construction of aquaculture facilities on land owned by the department. Currently an agreement is being finalised that allows for the co-location of the department and CSIRO on the site which will satisfy the definition of being a finance lease per AASB 117 Leases . Once agreement has been reached the department will be required to recognise a finance lease receivable and associated finance lease payable for the construction of the facility as well as any applicable amortisation.

Collingwood Park Guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage, if cost effective to do so, or purchase land beyond economic repair.

(ii) Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-61

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

(ii) Total State Sector continued

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds QIC is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by QIC in a trustee capacity totalled $35.458 billion at 30 June 2013 (2012, $31.058 billion).

State asset sales

As part of the State's asset sales process under the previous Government, (the initial public offering of shares in Aurizon Holdings Limited (formerly QR National Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and the Queensland Motorways business), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

- Superannuation indemnity for Aurizon Holdings Limited and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper's defined benefit category;
- State indemnities for directors and officers of relevant government owned corporations and State public servants were put into place in relation to liability which might arise out of the restructuring and sale of the various sale entities;
- Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State's ownership;
- Indemnities and warranties to the Joint Lead Managers in relation to initial public offering of shares in Aurizon Holdings Limited;
- Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated;
- Compensation potentially payable for improvements in the event of the termination of relevant leases; and
- Various warranties in relation to the businesses sold.

At present management are unaware of any breaches of agreements and there are no claims being made. As such it is not possible to estimate any potential financial effect should such a claim arise in the future.

Impact of disasters

As a result of previous disasters impacting the State, there is a possibility of further claims being made on the Queensland Reconstruction Authority. The quantum of these claims is unknown and will be covered, to a large extent, by Commonwealth funding.

As per the 2013-14 Budget papers, the expected expenditure from 2013-14 inclusive on disaster remediation is $5.8 billion, with $4.3 billion expected to be recovered from the Commonwealth.

Further, the Queensland Government is continuing to gather the evidence required to ensure that some previous Natural Disaster Relief and Recovery Arrangements expenditure meets the Australian Government's eligibility requirements for entitlement to $725 million in disaster reimbursement payments. Should a resolution not be reached, and the Australian Government fails to reimburse Queensland for these disaster works, the impact of the disasters over the forward estimates will be worse than that indicated in Table 1.5 of the State Budget 2013-14 Budget Paper No. 2.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain parties have publicly stated that they are investigating the possibility of making claims against the State in respect of the January 2011 flood.

	General Government Sector		*Total State Sector*	
	2013	*2012*	*2013*	*2012*
	$M	*$M*	*$M*	*$M*
Contingent assets - quantifiable				
Nature of contingency				
Guarantees and indemnities	5,656	3,976	6,808	5,166
Other	11	11	25	46
	5,667	**3,987**	**6,833**	**5,212**

6-62 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent assets - quantifiable continued

Guarantees

(i) General Government

The Department of Natural Resources and Mines holds financial assurances of $4.42 billion (2012, $3.15 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

The Department of State Development, Infrastructure and Planning holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $73 million (2012, $63 million).

Queensland Health holds $110 million (2012, $14 million) in guarantees and undertakings from third parties in the normal course of business.

The Department of Transport and Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $239 million (2012, $178 million).

The Departments of Environment and Heritage Protection and Natural Resources and Mines hold bank guarantees totalling $756 million and $22 million (2012, $535 million and $26 million) respectively as financial security to ensure compliance with various Acts, environmental management activities, vegetation management development applications and other contracts and agreements.

The developer of 1 William Street, CBus Property 1 William Street Pty Ltd has provided a bank guarantee of $35 million (2012, $nil) for security performance of the developer’s obligations under the project deed.

(ii) Total State Sector

In addition to the above general government quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

Queensland Rail holds bank, insurance company and other guarantees of $411 million (2012, $439 million).

Ergon Energy Corporation Ltd holds bank guarantees from customers totalling $111 million (2012, $133 million) relating to the construction of capital assets for energy customers.

Energex Limited holds bank guarantees totalling $38 million (2012, $28 million) from customers and suppliers relating to subdivision works and the construction of capital assets for those customers and procurement guarantees from suppliers.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $592 million (2012, $590 million).

Other

(i) General Government Sector

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million (2012, $12 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

(ii) Total State Sector

In addition to the above general government quantifiable other contingent assets, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

Insurance claims

Queensland Bulk Water Supply Authority has an insurance claim in progress in response to the January 2011 South East Queensland flood in relation to the Gold Coast Desalination Plant, Gibson Island and Eastern Pipeline. The actual amount to be received from the underwriters is dependent on their review of the submitted claim and the ongoing completion of engineering assessments. The insurance claim outstanding at 2013 is $14 million (2012, $35 million).

There are a number of insurance and other claims against external parties yet to be finalised in relation to other matters.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-63

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent assets - not quantifiable

(i) General Government Sector

SunWater Limited land

Various agreements entered into since 2001 between the Department of Natural Resources and Mines and SunWater Limited (SunWater) carry an obligation on SunWater to provide a freehold portion of land to the department in addition to a distribution from the sale proceeds of the remaining land when sold by SunWater. Due to changing circumstances surrounding the completion and funding of upgrades to water reticulation systems and council requirements, no reliable estimate of the value of the land can be provided.

(ii) Total State Sector

North Queensland Bulk Ports Corporation Limited

North Queensland Bulk Ports Corporation Limited holds a number of guarantees for security over defects in construction contracts and for future liabilities of port operators.

48. Post balance date events

Carbon pricing

The Federal Coalition, which formed the Australian Government following the general election of 7 September 2013, has a stated policy of abolishing the national carbon pricing scheme. The repeal of the carbon pricing scheme is subject to the Australian Government’s ability to pass the associated legislation through both Houses of Parliament. While this type of change to the current carbon pricing arrangements would be expected to increase the valuation of electricity generation assets, and hence the State Government’s investment in the electricity generation industry, there is not currently sufficient certainty of the precise nature and timing of changes to carbon pricing to require that the potential impact on asset values should be estimated as at 30 June 2013.

49. Defeased cross border leases

The Stanwell power station is subject to cross border leases that were entered into in 1995. In accordance with

AASB 117 Leases , the leases are treated as finance leases and are being amortised over the estimated life of the assets on a straight line basis consistent with other power stations.

There is no lease liability as future lease payments were prepaid at the commencement of the lease.

50. Financial risk management disclosure

The State’s principal financial assets and liabilities comprise:

Cash assets;

Receivables and loans; Term deposits;

Investments in equities and managed investment schemes; Debt securities; Payables; Borrowings; Finance lease payables; and Derivatives.

The main purpose in holding these financial instruments is to prudently manage the State’s financial risks within government policy parameters.

6-64 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

The carrying amounts of the GGS and Total State Sector financial assets and financial liabilities by category are:

	General Government Sector		Total State Sector	
	2013	2012	2013	2012
	$M	$M	$M	$M
Financial assets				
Cash and deposits	838	861	1,261	1,524
Receivables and loans at amortised cost	5,339	4,814	6,735	6,260
Held-to-maturity	31,751	32,055	288	183
Fair value through profit and loss (at initial recognition)	1,993	1,790	64,690	61,420
Fair value through profit and loss (held for trading)	-	-	547	334
Available-for-sale investments	22,520	21,859	233	323
	62,441	61,379	73,754	70,045
Financial liabilities				
At fair value through profit and loss (at initial recognition)	-	-	98,078	87,980
At fair value through profit and loss (held for trading)	-	-	173	125
At amortised cost	44,091	35,593	9,114	8,812
	44,091	35,593	107,366	96,916
Net gains/(losses) on available-for-sale investments recognised in equity	-	-	-	6

The State's activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State's overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State's financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies' general purpose financial reports.

Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

- trading terms require payment within a specified period after the goods and services are supplied;
- outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;
- bad debts are written off as they are incurred;
- the credit ratings of all counterparties are monitored and limits adjusted where necessary;
- where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risk;
- collateral arrangements are utilised to limit derivatives' credit exposure; and
- derivative transactions are undertaken via recognised derivative trading exchanges where practical.

Receivables and loans past due but not impaired and past due and individually impaired are disclosed in Note 24.

Credit risk in relation to loans and other financial assets is managed through regular analysis of the ability of borrowers, potential borrowers and financial market counterparties with respect to derivative instruments to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and Total State Sector on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. This is equal to the market value of financial assets at balance date. The State's major concentrations of credit risk are with the finance sector, National Electricity Market, rural, housing and health sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the 'value-at-risk' methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Audited Consolidated Financial Statements 2012-13 – Government of Queensland 6-65

Notes to the Financial Statements

50. Financial risk management disclosure continued

Credit risk continued

The State's largest holder of investments and non-electricity derivatives is Queensland Treasury Corporation. Credit risk exposures that are related to derivative financial instruments (other than electricity related derivatives) are as follows:

	Total State Sector	
	2013	*2012*
	$M	*$M*
Derivative Exposure		
Interest rate swaps	1,026	987
Cross currency swaps	157	182
Forward exchange hedging contracts	600	51
Credit default swaps	-	74

The State is exposed to significant concentrations of risk in the finance industry, given the size of the State's investment portfolio. A ratings-based approach is used to determine maximum credit exposure, as well as country of domicile, counterparty's credit metrics, size of its funding programs and asset composition and quality of the underlying security.

QTC's counterparty exposure by rating is as follows:

Rating	*Total State Sector*	
	2013	*2012*
	%	*%*
Long Term		
AAA	22	29
AA+	3	6
AA	3	1
AA-	64	55
A+	4	3
A	1	3
A-	1	1
Short Term		
A-1+	1	1
A-2	1	1

The National Electricity Market, operated by the Australian Energy Market Operator, has strict prudential guidelines that minimise potential for credit related losses. This is supported by individual agencies' Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties' credit ratings and requiring appropriate security.

Loans and advances are made to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of mortgages, charges and liens and on-going monitoring of amounts owed and security valuations.

Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC holds a minimum of $500 million or 20 working days' cash requirements (whichever is the higher) in 11AM cash to fund unexpected cash flows. Liquidity risk of the electricity sector is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement. The contractual maturities of financial liabilities are included at Note 41.

Market risk

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. GGS entities do not engage in speculative trading.

6-66 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Market risk continued

Instruments used by the State include:

Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within four years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts and cross currency swaps are entered into to protect against movements in foreign currencies. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies. Contracts cover up to two years and are settled on a net basis.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, amounts that had been recognised in the hedge reserve in equity are transferred to the Operating Result.

Total State Sector net gains/losses deferred to or removed from equity were as follows: For the year ended 30 June 2013:

net losses deferred to equity totalled $324 million;

net losses of $177 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements; and a loss of $1 million was removed from equity and transferred to the cost of components.

For the year ended 30 June 2012:

net gains deferred to equity totalled $97 million;

net gains of $157 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements; and

a loss of $1 million was removed from equity and transferred to the cost of components.

No amounts were deferred to or removed from equity by GGS entities in 2012 or 2013.

Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include electricity derivatives such as swaps, caps and options. Interest rate swaps, forward rate agreements and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

Interest rate risk

The GGS and Total State Sector are exposed to interest rate risk through investments with QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. In some instances, derivative overlays are used to protect investment portfolios from interest rate risk. The GGS is also exposed to interest rate risk through its deposits with and borrowings from QTC.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile.

Price risk

The State is exposed to price risk through investments with QIC Limited and an investment in Aurizon Holdings Limited.

The GGS is not materially exposed to other price risks.

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal and gas prices, diesel prices and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within four years.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland

6-67

Notes to the Financial Statements

50. Financial risk management disclosure continued

Market risk continued

Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective governance arrangements.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State's exposure to foreign currency risk is not considered material due to the effectiveness of risk management strategies.

Sensitivity analysis

A summary sensitivity analysis of the material risks to which the State is exposed is provided below.

Interest rate and unit price risk

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a +/-1% movement in interest rates on the GGS cash balances would result in an $8 million decrease/increase (2012, $9 million increase/decrease) in the GGS operating result and equity.

The GGS has a fixed rate note with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate note is reviewed annually, and the rate has been changed from 7.5% to 7.1% with effect from 1 July 2013. Assuming all other variables remained constant, if the return on the note and investments moved by +/-1%, the GGS operating result and equity would have been approximately approximately $328 million higher or lower (2012, $328 million).

QTC borrowings are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on QTC borrowings were to increase/decrease by 1%, the GGS operating result and equity would be approximately $365 million lower or higher (2012, $284 million).

Total State Sector

As the State's corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds to assist with the management of customer portfolios. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as scenario analysis and the change in present value for a 1 basis point movement.

	Total State Sector	
	2013	*2012*
	$M	*$M*
Interest rate risk VaR at 30 June	22	39

The above VaR calculation does not include mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. As at 30 June 2013, the State had an exposure of approximately $1 million (2012, $1 million) per basis point to changes in credit spreads in assets held in the QTC Cash Fund.

The effect of a 1% movement in interest rates on the State's cash balances would result in a $13 million increase/decrease (2012, $15 million) in the State's operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by +/-1%, the State's operating result and equity would be approximately $334 million higher or lower (2012, $326 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

6-68 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Share price risk

At 30 June 2013 the State held approximately 9% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price increases/decreases by 10% (2012, 15%), the State's operating result and equity would be approximately $78 million higher or lower (2012, $419 million).

Commodity price risk

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk. This risk is mainly associated with fluctuations in the wholesale price of electricity in the National Electricity Market. The entities affected manage this risk by hedging a portion of the production using electricity derivative instruments such as electricity swaps and futures contracts.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for Total State Sector are CS Energy, Ergon Energy and Stanwell Corporation Limited.

On the assumption that all other variables remain constant, the impact of electricity price movements on the State's operating result and equity are as follows:

	2013				*2012*			
	Operating Result		*Equity*		*Operating Result*		*Equity*	
	$M	*$M*	*$M*	*$M*	*$M*	*$M*	*$M*	*$M*
	+10%	*-10%*	*+10%*	*-10%*	*+10%*	*-10%*	*+10%*	*-10%*
CS Energy	2	(2)	(70)	70	9	(9)	(40)	40
Ergon Energy	58	(58)	58	(58)	5	(4)	5	(4)
	+15%	*-15%*	*+15%*	*-15%*	*+15%*	*-15%*	*+15%*	*-15%*
Stanwell	(15)	6	(152)	150	(62)	59	(159)	161

Foreign exchange risk

For the Total State Sector, the sensitivities identified by the affected entities range from -10% to +10% (2012 -10% to +10%) for currency movement. Had the exchange rate moved within these ranges, the State's operating result would have been up to $50 million higher/$38 million lower (2012, $41 million higher/$27 million lower). The State's equity would have been up to $51 million higher/$42 million lower (2012, $43 million higher/$35 million lower) due to the impact of hedge accounting.

Net fair value of financial instruments

Cash, deposits, receivables and payables approximate fair value. The carrying amounts of all other GGS and Total State Sector's financial assets and liabilities equates approximately to their net fair value.

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 7 *Financial Instruments: Disclosures*. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

- Level 1 of the fair value hierarchy represents fair value measurements derived from quoted market prices (unadjusted) in active markets for identical assets and liabilities;
- Level 2 of the fair value hierarchy represents fair value measurements derived from inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly; and
- Level 3 of the fair value hierarchy represents fair value measurements derived from inputs that are not based on observable market data.

Level 1
The fair value of financial assets and financial liabilities with standard terms and conditions and traded in an active market is based on (unadjusted) quoted market prices. Financial assets are priced at current bid prices, while financial liabilities are priced at current asking prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-69

Notes to the Financial Statements

50. Financial risk management disclosure continued

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, investments in rental purchase plan properties, non-actively traded corporate, government and semi-government bonds, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include derivatives for long term energy procurement and other electricity contracts.

The following table presents the GGS and Total State Sector financial assets and liabilities recognised and measured at fair value.

	Level 1 $M	*Level 2* $M	*Level 3* $M	*Total* $M
General Government Sector				
2013				
Assets				
Financial assets at fair value through profit or loss				
Rental purchase plan	-	194	-	194
Derivatives	-	25	-	25
Other investments	89	1,678	-	1,767
Available-for-sale financial assets				
Corporate bonds	213	-	-	213
Total assets	**303**	**1,897**	**-**	**2,200**
2012				
Assets				
Financial assets at fair value through profit or loss				
Rental purchase plan	-	203	-	203
Derivatives	-	1	-	1
Other investments	83	1,492	-	1,576
Available-for-sale financial assets				
Corporate bonds	278	-	-	278
Total assets	**361**	**1,696**	**-**	**2,058**
Total State Sector				
2013				
Assets				
Financial assets at fair value through profit or loss				
Rental purchase plan	-	194	-	194
Derivatives	8	967	54	1,028
Money market deposits, securities and bonds	17,289	128	-	17,418
Shares	787	-	-	787
Loans	-	8,074	-	8,074
Other investments	340	37,400	-	37,740
Available-for-sale financial assets				
Corporate bonds	213	-	-	213
Shares	4	-	-	4
Other	-	7	-	7
Total assets	**18,641**	**46,770**	**54**	**65,465**
Liabilities				
Financial liabilities at fair value through profit or loss				
Derivatives	18	416	85	520
Deposits	-	4,453	-	4,453
Government securities issued	84,793	8,296	-	93,088
Borrowings	-	186	-	186
Total liabilities	**84,811**	**13,351**	**85**	**98,248**

6-70 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Net fair value of financial instruments continued

Total State Sector continued

	Level 1 $M	Level 2 $M	Level 3 $M	Total $M
2012				
Assets				
Financial assets at fair value through profit or loss				
Rental purchase plan	-	203	-	203
Derivatives	54	525	139	719
Money market deposits, securities and bonds	13,872	257	-	14,129
Shares	2,793	-	-	2,793
Other investments	252	36,363	-	36,615
Loans	-	7,214	-	7,214
Available-for-sale financial assets				
Corporate bonds	278	-	-	278
Shares	5	-	-	5
Other	-	32	-	32
Total assets	**17,254**	**44,595**	**139**	**61,989**
Liabilities				
Financial liabilities at fair value through profit or loss				
Derivatives	102	273	75	451
Deposits	-	3,379	-	3,379
Government securities issued	76,662	7,606	-	84,269
Total liabilities	**76,765**	**11,259**	**75**	**88,099**

There were no significant transfers between level 1 and level 2 during the year ended 30 June 2013 and 2012.

The following table presents the net changes in level 3 instruments.

	Total State Sector 2013 $M	2012 $M
	Derivatives	
Net Movement		
Opening balance 1 July	64	215
Purchases	(15)	4
Settlements	18	(87)
Movement recognised in other comprehensive income	(22)	19
Movement recognised in profit or loss	(76)	8
Transfers out of level 3	(1)	(95)
Closing balance 30 June	**(32)**	**64**

For fair value measurements in level 3 of the fair value hierarchy, changing one or more of the unobservable inputs used to reasonably possible alternative assumptions would have the following effects:

	Effect on profit or loss Favourable $M	Unfavourable $M	Effect on hedging reserve Favourable $M	Unfavourable $M
Net derivatives				
2013	28	(28)	1	(1)
2012	33	(48)	6	(6)

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-71

Notes to the Financial Statements

51. Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

- State Public Sector Superannuation Scheme (QSuper);
- Pensions provided in accordance with the *Judges' (Pensions and Long Leave) Act 1967* (Judges' Scheme); and
- Energy Super Fund (ESF)

QSuper and Judges' Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member's salary, contribution rate and length of membership. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the QSuper scheme.

The QSuper scheme is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. A full actuarial review of the QSuper scheme was completed as at 30 June 2010.

The QSuper defined benefit account is closed to new members.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions, $1.453 billion (2012, $1.430 billion).

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on the 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employers will contribute to the defined benefit section of the plan at various rates between 10% and 15% of defined benefit members salaries from 1 July 2013. Employee contributions to the fund are based on various percentages of their gross salaries. The defined benefit account of this fund is closed to new members.

The most recent actuarial assessment of the fund, as at 30 June 2010, was carried out by Mr Shane Mather, F.I.A.A. of Sunsuper Financial Services Pty Ltd.

	General Government Sector		*Total State Sector*	
	2013	*2012*	*2013*	*2012*
	$M	*$M*	*$M*	*$M*
Present value of the defined benefit obligation				
QSuper DB	29,501	33,682	29,501	33,682
Judges	622	680	622	680
ESF	-	-	1,191	1,415
Total present value of defined benefit obligation	**30,123**	**34,362**	**31,314**	**35,777**
Fair value of plan assets				
QSuper DB	4,216	3,736	4,216	3,736
Judges	-	-	-	-
ESF	-	-	1,210	1,185
Total present value of defined benefit obligation	**4,216**	**3,736**	**5,426**	**4,921**
Defined benefit obligation Liability/(Asset) recognised in Balance Sheet				
QSuper DB	25,285	29,946	25,285	29,946
Judges	622	680	622	680
ESF	-	-	(19)	230
Liability/(Asset) recognised in Balance Sheet	**25,907**	**30,626**	**25,888**	**30,856**

6-72 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

51. Retirement benefit obligations continued

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
Reconciliation of the present value of the defined benefit obligation				
Opening balance	34,362	29,402	35,777	30,557
Current service cost	1,241	1,103	1,298	1,150
Contributions by plan participants	265	254	279	268
Interest cost	1,031	1,501	1,066	1,551
Benefits paid (including contributions tax)	(3,781)	(2,474)	(3,968)	(2,585)
Actuarial (gain)/loss	(2,995)	4,576	(3,138)	4,836
Closing balance	**30,123**	**34,362**	**31,314**	**35,777**
Reconciliation of the fair value of plan assets				
Opening balance	3,736	4,166	4,921	5,398
Expected return on plan assets	288	284	358	356
Employer contributions	3,233	2,124	3,269	2,164
Contributions by plan participants	265	254	279	268
Benefits paid (including contributions tax)	(3,766)	(2,460)	(3,955)	(2,566)
Actuarial gain/(loss)	460	(632)	554	(699)
Closing balance	**4,216**	**3,736**	**5,426**	**4,921**
Present value of the obligation by funding policy				
Present value of the obligation - wholly unfunded	622	680	622	680
Present value of the obligation - wholly/partly funded	29,501	33,682	30,692	35,097
	30,123	**34,362**	**31,314**	**35,777**
Amounts recognised in Operating Statement				
Current service cost	1,241	1,103	1,298	1,150
Interest cost	1,031	1,501	1,066	1,551
Expected return on plan assets	(288)	(284)	(358)	(356)
Total amounts recognised in Operating Statement	**1,984**	**2,320**	**2,006**	**2,345**
Amounts recognised in Statement of Changes in Net Assets (Equity)				
Opening cumulative amount of actuarial (gains) and losses	6,994	1,786	7,461	1,929
Net actuarial (gain)/loss recognised in year	(3,454)	5,208	(3,690)	5,532
Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Net Assets (Equity)	**3,540**	**6,994**	**3,771**	**7,461**

Plan Asset Allocations

The State Public Sector Superannuation scheme and the Energy Super Fund hold investments with the following asset allocations:

	2013 QSuper DB	2012 QSuper DB	2013 ESF	2012 ESF
Equity	62%	62%	50%	50%
Debt instruments	7%	6%	20%	20%
Property	21%	22%	10%	10%
Other	10%	10%	20%	20%
Total	**100%**	**100%**	**100%**	**100%**

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value of plan assets.

The overall expected rate of return on QSuper plan assets are based on the expected returns by asset class derived by QIC Limited, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-73

Notes to the Financial Statements

51. Retirement benefit obligations continued

No plan assets are held in respect of the Judges' Scheme.

	2013 $M	2012 $M	2013 $M	2012 $M
	QSuper DB	**QSuper DB**	**ESF**	**ESF**
Actual return on plan assets	**718**	**30**	**164**	**5**

	QSuper DB	ESF
Estimate of employer contributions to be paid in 2013-14	**1,727**	**33**

Principal actuarial assumptions at 30 June 2013	**QSuper DB**	**Judges**	**ESF**
Gross discount rate	3.90%	3.90%	3.80%
Net discount rate (after allowance for investment taxation)	3.80%	3.90%	N/A
Expected rates of return on plan assets (net of fees and taxes)	8.00%	N/A	6.00%
Future inflationary salary increases	3.40%	3.90%	3.5-4.0%
Expected CPI increases	2.40%	N/A	N/A

Principal actuarial assumptions at 30 June 2012	**QSuper DB**	**Judges**	**ESF**
Gross discount rate	3.20%	3.20%	3.10%
Net discount rate (after allowance for investment taxation)	3.10%	3.20%	N/A
Expected rates of return on plan assets (net of fees and taxes)	7.00%	N/A	6.00%
Future inflationary salary increases	3.50%	4.00%	3.5-4.5%
Expected CPI increases	2.50%	N/A	N/A

Historical analysis of retirement benefit obligations

		2013 $M	2012 $M	2011 $M	2010 $M	2009 $M
Experience adjustments relating to liabilities	**QSuper DB**	(673)	(371)	(216)	537	(524)
	Judges	(10)	(1)	6	(9)	(15)
	ESF	79	(56)	27	(7)	(18)
Experience adjustments relating to assets	**QSuper DB**	460	(632)	698	445	(1,432)
	Judges	-	-	-	-	-
	ESF	94	(69)	27	40	(131)
Present value of defined benefit obligation	**QSuper DB**	29,501	33,682	28,915	30,343	28,471
	Judges	622	680	487	446	425
	ESF	1,191	1,415	1,155	1,194	1,111
Fair value of plan assets	**QSuper DB**	4,216	3,736	4,166	6,103	5,472
	Judges	-	-	-	-	-
	ESF	1,210	1,185	1,232	1,099	980
Surplus/(deficit)	**QSuper DB**	(25,285)	(29,946)	(24,749)	(24,240)	(22,999)
	Judges	(622)	(680)	(487)	(446)	(425)
	ESF	19	(230)	77	(95)	(130)

The number of full time equivalent employees in the GGS at 30 June 2013 relating to the GGS entities listed in Note 52 totalled 197,097 (2012, 209,949).

The number of Total State full time equivalent employees 30 June 2013 relating to the consolidated entities listed in Note 52 totalled 217,515 (2012, 232,393).

6-74 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

52. Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

- net operating result in excess of $4 million; or

- net assets in excess of $50 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2013. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander and Multicultural Affairs

Agriculture, Fisheries and Forestry

Communities, Child Safety and Disability Services

Community Safety

* Central and Northern Queensland Regional Parole Board

* Queensland Parole Board

* Southern Queensland Regional Parole Board

Education, Training and Employment

Energy and Water Supply

Environment and Heritage Protection

Housing and Public Works

* Goprint - commercialised business unit (ceased on 28 February 2013)

* Project Services - commercialised business unit (merged with QBuild to form Building and Asset Services from 1 July 2013)

* QBuild - commercialised business unit (merged with Project Services to form Building and Asset Services from 1 July 2013)

* QFleet - commercialised business unit

* SDS - commercialised business unit (ceased 28 March 2013)

Justice and Attorney-General

Local Government, Community Recovery and Resilience (renamed on 4 February 2013, previously Local Government)

National Parks, Recreation, Sport and Racing

Natural Resources and Mines

Premier and Cabinet

Queensland Health

* Torres Strait-Northern Peninsula Hospital and Health Service (established on 1 July 2012)

Queensland Police Service

Queensland Treasury and Trade

Science, Information Technology, Innovation and the Arts

* CITEC - commercialised business unit

* Corporate Administration Agency -shared service provider

* Queensland Shared Services - shared service provider State Development, Infrastructure and Planning

* Economic Development Queensland - commercialised business unit (established on 1 February 2013 following merging of Property Services Group and Urban Land Development Authority)

Tourism, Major Events, Small Business and the Commonwealth Games

* Events Queensland Pty Ltd (wound up on 11 December 2012)

Transport and Main Roads

* RoadTek - commercialised business unit

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-75

Notes to the Financial Statements

52. Controlled entities continued

General Government continued

Other General Government entities

Anti-Discrimination Commission

Australian Agricultural College Corporation

Board of the Queensland Museum

* Queensland Museum Foundation Trust

City North Infrastructure Pty Ltd

Commission for Children and Young People and Child Guardian

Crime and Misconduct Commission

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Institute of TAFE

Gold Coast Waterways Authority (established on 1 December 2012)

Health Quality and Complaints Commission

Hospital and Health Services (established on 1 July 2012)

Cairns and Hinterland

Cape York

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

* Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Information Commissioner

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

Queensland Art Gallery Board of Trustees

* Queensland Art Gallery Foundation

Queensland Audit Office

Queensland Building Services Authority

Queensland Future Growth Corporation (abolished on 1 July 2013)

Queensland Performing Arts Trust

Queensland Reconstruction Authority

Queensland Rural Adjustment Authority

Queensland Studies Authority

Residential Tenancies Authority

South Bank Corporation

Southbank Institute of Technology

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland (renamed on 11 December 2012, previously Tourism Queensland)

* Gold Coast Events Co Pty Ltd

TransLink Transit Authority (ceased on 1 January 2013, assets and liabilities transferred to Transport and Main Roads)

Workers’ Compensation Regulatory Authority (QComp)

6-76 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

52. Controlled entities continued

Public Non-financial Corporations

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

* Manzillo Insurance (PCC) Ltd - Cell EnMach

Energex Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Business Support Pty Ltd

* Queensland Energy Services Team Pty Ltd

* Varnsdorf Pty Ltd

* VH Energy Holdings Pty Ltd

* VH Finance Pty Ltd

* VH Operations Pty Ltd

Ergon Energy Corporation Limited

* Ergon Energy Queensland Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

* Mackay Ports Limited (dormant from 31 March 2012)

* Ports Corporation of Queensland Limited (dormant from 31 March 2012)

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority

* Western Corridor Recycled Water Pty Limited (ceased operations on 31 May 2010 but has not been deregistered)

* South East Queensland Bulk Water Company Limited (ceased operations on 1 January 2013 but has not been deregistered)

* South East Queensland (Gold Coast) Desalination Company Pty Ltd (ceased operations on 31 May 2010 but has not been deregistered)

Queensland Bulk Water Transport Authority (assets and liabilities transferred to Queensland Bulk Water Supply Authority on 1 January 2013)

Queensland Rail (established as Queensland Rail Transit Authority on 3 May 2013 and renamed on 2 June 2013)

* On Track Insurance Pty Ltd

* Queensland Rail Limited

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury and Trade)

* Brisbane Port Holdings Pty Ltd

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd

* Queensland Airport Holdings (Cairns) Pty Ltd

* Queensland Airport Holdings (Mackay) Pty Ltd

* Queensland Lottery Corporation Pty Ltd

SEQ Water Grid Manager (assets and liabilities transferred to Queensland Bulk Water Supply Authority on 1 January 2013)

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd (formerly CS Energy Mica Creek Pty Ltd)

* SCL North West Pty Ltd (formerly CS North West Pty Ltd)

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-77

Notes to the Financial Statements

52. Controlled entities continued

Public Non-financial Corporations continued

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

The Trustees of Parklands Gold Coast

Public Financial Corporations

QIC Limited

* Canberra Centre Investments Pty Ltd

* Claremont Retail Company Pty Ltd

* Eastland Property Holdings Pty Ltd

* Innovis Investments Pty Ltd

* Martin Place Management Limited

* Pacific Echo Pty Limited

* QBF No. 1 Pty Ltd

* QBF No. 2 Pty Ltd

* QIC Asia Real Estate Investments Pty Ltd

* QIC CM Pty Ltd

* QIC Coomera Pty Ltd

* QIC Developments Pty Ltd

* QIC E Pty Ltd

* QIC European Investment Services Limited

* QIC Helensvale Pty Ltd

* QIC Hi Yield Pty Ltd

* QIC Infrastructure Management No. 2 Pty Ltd

* QIC Infrastructure Management No. 3 Pty Ltd

* QIC Infrastructure Management No. 4 Pty Ltd

* QIC Infrastructure Management Pty Ltd

* QIC Initial Unitholder Pty Ltd

* QIC International Real Estate Investments Pty Ltd

* QIC Investments No.1 Pty Ltd

* QIC Investments No.2 Pty Ltd

* QIC Investments No.3 Pty Ltd

* QIC Logan Hyperdome (No. 2) Pty Ltd

* QIC Logan Hyperdome Pty Ltd

* QIC Merry Hill Pty Ltd

* QIC Noosa Civic Pty Ltd

* QIC North America Investments Pty Ltd

* QIC North Asia Real Estate Investment Pty Ltd

* QIC Private Capital Pty Ltd

* QIC Properties Pty Ltd

* QIC Property Investments (Jersey) No. 1 Limited

* QIC Property Management Pty Ltd

* QIC Real Estate Funds Pty Ltd

* QIC Real Estate Pty Ltd

* QIC Retail (No 2) Pty Ltd

* QIC Retail Pty Ltd

* QIC Ringwood Pty Ltd

* QIC Robina Pty Ltd

* QIC Toowoomba Pty Ltd

* QIC (UK) Management Limited

* QIC US Management, Inc.

* QIC Global Real Estate (US), Inc.

* QIC GRE Management (US), Inc.

* QIC (US) Investment Services, Inc.

* QIC Westpoint Pty Ltd

* QPC Investments No. 1 Pty Ltd

* Queensland BioCapital Funds Pty Ltd

* Watergardens Pty Ltd

Queensland Treasury Corporation

WorkCover Queensland

6-78 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

53. Reconciliation to GFS *

Reconciliation to GFS Net Operating Balance

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2013						
Net result from transactions						
Net operating balance (as per Operating Statement)		(4,382)	1,028	(1,253)	(1,096)	(5,704)
Convergence differences						
Other operating expenses - onerous contract	a	-	(1)			(1)
Other property expenses - income transferred by Public Enterprises as dividends	b	-	(1,065)	(31)	1,096	-
Total convergence differences		-	(1,067)	(31)	1,096	(1)
GFS Net Operating Balance		**(4,382)**	**(39)**	**(1,284)**	**-**	**(5,705)**
2012						
Net result from transactions						
Net operating balance (as per Operating Statement)		(226)	707	(1,685)	(875)	(2,079)
Convergence differences						
Other operating expenses - onerous contract	a	-	(134)	-	-	(134)
Other property expenses - income transferred by Public Enterprises as dividends	b	-	(859)	(16)	875	-
Total convergence differences		-	(993)	(16)	875	(134)
GFS Net Operating Balance		**(226)**	**(286)**	**(1,701)**	**-**	**(2,213)**

Notes:

The convergence differences comprise:

a. The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

b. GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $51 million (2012, $68 million) in the GGS and $62 million (2012, $62 million) in the Total State Sector. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or Total State Sector, whereas under AASB 127, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

Reconciliation to GFS Fiscal Balance

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2013						
Fiscal Balance (as per Operating Statement)		(7,741)	(619)	(1,282)	(1,103)	(10,745)
Convergence differences						
Relating to net operating balance		-	(1,067)	(31)	1,096	(1)
Purchases of non-financial assets	a	(122)	-	-	-	(122)
Sales of non-financial assets	a	148	-	-	-	148
Change in net inventories	a, b	(21)	-	-	-	(21)
GFS Fiscal Balance		**(7,736)**	**(1,685)**	**(1,313)**	**(7)**	**(10,741)**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-79

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Fiscal Balance continued

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2012						
Fiscal Balance (as per Operating Statement)		(5,467)	(927)	(1,749)	(875)	(9,017)
Convergence differences						
Relating to net operating balance		-	(993)	(16)	875	(134)
Purchases of non-financial assets	a	(229)	-	-	-	(229)
Sales of non-financial assets	a	141	-	-	-	141
Change in net inventories	a, b	7	-	-	-	7
GFS Fiscal Balance		**(5,547)**	**(1,920)**	**(1,765)**	**-**	**(9,232)**

Notes:

The convergence differences comprise:

a. GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB1049.

b. For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

Reconciliation to GFS Total Change in Net Worth

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2013						
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		2,976	4,341	1,763	(2,310)	6,769
Convergence differences						
Income transferred from Public Enterprises as dividends	a	-	(1,065)	(31)	1,096	-
Relating to other economic flows						
Impairment of receivables	b	74	45	(2)	-	116
Net gain on investments in other entities	c	3,001	-	-	(3,001)	-
Deferred income tax equivalents	d	(410)	192	218	-	-
Net restoration costs	e	(3)	(125)	-	-	(128)
Onerous contracts	f	-	(47)	(2)	-	(49)
Remeasurement of shares and other contributed capital	g	-	(3,341)	(1,945)	5,286	-
Total convergence differences		2,662	(4,341)	(1,763)	3,382	(60)
GFS Total Change in Net Worth		**5,637**	**-**	**-**	**1,072**	**6,709**
2012						
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		(7,130)	215	459	(4,448)	(10,904)
Convergence differences						
Income transferred from Public Enterprises as dividends	a	-	(859)	(16)	875	-
Relating to other economic flows						
Impairment of receivables	b	104	(3)	2	-	103
Net gain on investments in other entities	c	160	-	-	(160)	-
Deferred income tax equivalents	d	(361)	283	78	-	-
Net restoration costs	e	(10)	39	-	-	29
Onerous contracts	f	1	(182)	2	-	(179)
Remeasurement of shares and other contributed capital	g	-	507	(526)	19	-
Total convergence differences		(106)	(215)	(459)	734	(47)
GFS Total Change in Net Worth		**(7,236)**	**-**	**-**	**(3,715)**	**(10,951)**

6-80 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Total Change in Net Worth continued

Notes:

The convergence differences comprise:

a. GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

b. GFS does not recognise impairment of receivables, whereas the Operating Statement recognises impairment of receivables and classifies them as other economic flows. The total difference flows through to the Total State Sector.

c. The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

d. GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

e. GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the Total State Sector.

f. The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

g. GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-81

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Net Worth

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2013						
Net Worth (as per Balance Sheet)		173,720	21,125	213	(26,237)	168,821
Convergence differences						
Financial assets						
Accounts receivable	a	629	58	3	-	690
Investment in other entities	b	3,989	-	-	(3,989)	-
Non-financial assets						
Restoration assets	c	(17)	(159)	-	-	(176)
Deferred tax assets	d	(6,210)	(1,400)	(278)	7,888	-
Liabilities						
Deferred tax liabilities	e	1,678	6,206	4	(7,888)	-
Restoration provision	f	3	343	-	-	346
Provision for onerous contracts	g	-	169	2	-	171
Shares and other contributed equity	h	-	(26,342)	55	26,287	-
Total convergence differences		71	(21,125)	(213)	22,298	1,031
GFS Net Worth		**173,791**	**-**	**-**	**(3,939)**	**169,852**
2012						
Net Worth (as per Balance Sheet)		170,745	19,409	(1,519)	(26,584)	162,052
Convergence differences						
Financial assets						
Accounts receivable	a	555	14	5	-	574
Investment in other entities	b	988	-	-	(988)	-
Non-financial assets						
Restoration assets	c	(15)	(65)	-	-	(79)
Deferred tax assets	d	(5,448)	(828)	(498)	6,774	-
Liabilities						
Deferred tax liabilities	e	1,326	5,442	7	(6,774)	-
Restoration provision	f	2	374	1	-	377
Provision for onerous contracts	g	1	215	4	-	220
Shares and other contributed equity	h	-	(24,562)	2,000	22,561	-
Total convergence differences		(2,591)	(19,409)	1,519	21,573	1,091
GFS Net Worth		**168,154**	**-**	**-**	**(5,011)**	**163,143**

Notes:

The convergence differences comprise:

a. GFS does not recognise impairment of receivables, whereas an allowance for impairment of receivables is recognised in the Balance Sheet. This total convergence difference flows through to the Total State Sector.

b. The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

c. GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

d. GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

e. GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

f. GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

g. GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the Total State Sector.

h. GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

6-82 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Cash Surplus/(Deficit)

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2013						
Cash surplus/(deficit)		(8,627)	(2,048)	(1,201)	(186)	(12,062)
Convergence differences						
Acquisitions under finances leases and similar arrangements	a	(85)	-	-	-	(85)
GFS Cash Surplus/(Deficit)		**(8,711)**	**(2,048)**	**(1,201)**	**(186)**	**(12,146)**
2012						
Cash surplus/(deficit)		(4,951)	(1,788)	(1,634)	(245)	(8,618)
Convergence differences						
Acquisitions under finances leases and similar arrangements	a	(95)	-	-	-	(95)
GFS Cash Surplus/(Deficit)		**(5,046)**	**(1,788)**	**(1,634)**	**(245)**	**(8,713)**

Notes:

a. The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the Total State Sector.

* Determined in accordance with the ABS GFS Manual.

54. Expenses from transactions by function

	General Government Sector		*Total State Sector*	
	2013 $M	*2012 $M*	*2013 $M*	*2012 $M*
General public services	1,689	1,706	1,858	1,898
Public order and safety	3,968	3,873	3,922	3,827
Education	10,510	10,095	10,425	10,041
Health	12,351	11,881	12,243	11,766
Social security and welfare	2,656	3,356	2,606	3,282
Housing and community amenities	1,644	1,780	2,126	2,187
Recreation and culture	950	1,057	1,027	1,103
Fuel and energy	681	518	4,852	3,817
Agriculture, forestry, fishing and hunting	606	776	746	882
Mining, manufacturing and construction	427	252	427	251
Transport and communications	6,424	5,756	7,234	6,796
Other economic affairs	628	912	628	901
Other purposes	3,596	4,066	7,259	8,068
	46,129	**46,028**	**55,351**	**54,817**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-83

Notes to the Financial Statements

55. Sector assets by function

	General Government Sector 2013 $M	General Government Sector 2012 $M	Total State Sector 2013 $M	Total State Sector 2012 $M
General public services	4,384	3,968	4,234	3,408
Public order and safety	6,884	7,053	6,751	6,972
Education	18,645	18,868	18,646	18,869
Health	11,698	10,003	11,665	9,982
Social security and welfare	470	345	446	341
Housing and community amenities	16,516	17,900	26,897	23,351
Recreation and culture	5,573	6,001	6,447	6,946
Fuel and energy	8,110	7,450	35,038	33,083
Agriculture, forestry, fishing and hunting	63,998	65,495	65,014	66,233
Mining, manufacturing and construction	944	934	934	925
Transport and communications	63,592	56,478	72,943	68,558
Other purposes and economic affairs[1]	49,782	49,145	62,686	61,077
	250,598	**243,639**	**311,703**	**299,747**

[1] Includes Crown land subject to lease for a range of purposes and investments held in trust.

6-84 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

56. General Government Sector budget to actual comparison

Operating Statement

		Variance Notes	Published Budget 2013 $M	Actual 2013 $M	Change $M	Change %
	Revenue from Transactions					
	Taxation revenue		11,013	10,957	(56)	-0.5%
	Grants revenue	1	18,598	18,295	(303)	-1.6%
	Sales of goods and services		4,966	5,087	121	2.4%
	Interest income		2,582	2,603	21	0.8%
	Dividend and income tax equivalents income		1,355	1,390	35	2.6%
	Other revenue	2	3,711	3,413	(297)	-8.0%
	Total Revenue from Transactions		**42,224**	**41,746**	**(478)**	**-1.1%**
Less	**Expenses from Transactions**					
	Employee expenses	3	18,885	18,130	(755)	-4.0%
	Superannuation expenses					
	Superannuation interest cost	4	1,235	743	(493)	-39.9%
	Other superannuation expenses	4	2,301	2,420	119	5.2%
	Other operating expenses		9,383	9,372	(11)	-0.1%
	Depreciation and amortisation	5	3,086	2,902	(183)	-5.9%
	Other interest expense		1,916	1,939	24	1.2%
	Grants expenses	6	11,713	10,623	(1,090)	-9.3%
	Total Expenses from Transactions		**48,518**	**46,129**	**(2,389)**	**-4.9%**
Equals	**Net Operating Balance**		**(6,294)**	**(4,382)**	**1,911**	
	Other Economic Flows - Included in Operating Result					
	Gain/(loss) on sale of assets and investments		20	(302)	(322)	-1634.7%
	Revaluation increments and impairment loss reversals		(42)	(136)	(94)	222.6%
	Asset write-down, revaluation decrements and impairment loss		(197)	(335)	(138)	70.0%
	Actuarial adjustments to liabilities		-	473	473	N/A
	Deferred income tax equivalents		143	(128)	(271)	-189.7%
	Dividends and tax equivalents treated as capital returns		360	654	295	81.9%
	Other		(2)	17	19	-1139.2%
	Total Other Economic Flows - Included in Operating Result	7	**282**	**243**	**(38)**	**-13.6%**
	Operating Result		**(6,012)**	**(4,139)**	**1,873**	
	Other Economic Flows - Other Movements in Equity					
	Revaluations		549	8,642	8,094	1474.5%
	Other		(5)	(1,528)	(1,523)	31442.1%
	Total Other Economic Flows - Other Movements in Equity	8	**544**	**7,115**	**6,571**	**1207.6%**
	Comprehensive Result - Total Changes in Net Worth		**(5,468)**	**2,976**	**8,443**	
	KEY FISCAL AGGREGATES					
	Net Operating Balance		**(6,294)**	**(4,382)**	**1,911**	**-30.4%**
Less	**Net Acquisition/(Disposal) of Non-Financial Assets**					
	Purchases of non-financial assets		7,653	6,970	(683)	-8.9%
	Less Sales of non-financial assets		318	899	581	182.7%
	Less Depreciation		3,086	2,902	(183)	-5.9%
	Plus Change in inventories		(45)	(59)	(14)	32.3%
	Plus Other movement in non-financial assets		270	249	(21)	-7.8%
	Equals **Total Net Acquisition/(Disposal) of Non-Financial Assets**		**4,475**	**3,359**	**(1,116)**	**-24.9%**
Equals	**Fiscal Balance**		(10,769)	(7,741)	3,027	-28.1%

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-85

Notes to the Financial Statements

56. General Government Sector budget to actual comparison continued

Balance Sheet

	Variance Notes	Published Budget 2013 $M	Actual 2013 $M	Change $M	Change %
Assets					
Financial Assets					
Cash and deposits	9	637	838	201	31.6%
Receivables and loans					
Receivables	10	3,988	4,324	336	8.4%
Advances paid		607	635	28	4.7%
Loans paid	11	114	380	266	234.1%
Securities other than shares	12	35,071	33,959	(1,112)	-3.2%
Shares and other equity investment					
Investments in public sector entities	13	16,956	22,297	5,341	31.5%
Investments in other entities		9	8	(1)	-13.5%
Investments accounted for using equity method		142	154	12	8.6%
Total Financial Assets		**57,523**	**62,595**	**5,072**	**8.8%**
Non-Financial Assets					
Inventories		671	634	(38)	-5.6%
Assets held for sale		167	139	(27)	-16.5%
Investment properties		270	185	(85)	-31.4%
Property, plant and equipment		177,193	179,401	2,208	1.2%
Intangibles		901	808	(94)	-10.4%
Deferred tax asset	14	5,749	6,210	461	8.0%
Other non-financial assets	15	369	626	257	69.7%
Total Non-Financial Assets		**185,320**	**188,003**	**2,683**	**1.4%**
Total Assets		**242,843**	**250,598**	**7,755**	**3.2%**
Liabilities					
Payables	16	3,295	3,818	523	15.9%
Employee benefit obligations					
Superannuation liability		25,721	25,907	186	0.7%
Other employee benefits		4,983	5,041	58	1.2%
Borrowings and advances					
Advances received	17	220	463	243	110.4%
Borrowings	18	41,313	37,877	(3,437)	-8.3%
Securities other than shares		15	1	(14)	-91.3%
Deferred tax liability	19	1,463	1,678	215	14.7%
Provisions		1,420	1,381	(39)	-2.8%
Other liabilities		613	713	99	16.2%
Total Liabilities		**79,043**	**76,878**	**(2,165)**	**-2.7%**
Net Assets		**163,800**	**173,720**	**9,920**	**6.1%**
Net Worth					
Accumulated surplus		83,724	82,336	(1,388)	-1.7%
Reserves		80,065	91,384	11,319	14.1%
Total Net Worth		**163,789**	**173,720**	**9,931**	**6.1%**
KEY FISCAL AGGREGATES					
Net Financial Worth		(21,520)	(14,283)	7,237	-33.6%
Net Financial Liabilities		38,476	36,580	(1,896)	-4.9%
Net Debt		5,120	2,528	(2,592)	-50.6%

6-86 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

56. General Government Sector budget to actual comparison continued

Cashflow Statement

	Variance Notes	Published Budget 2013 $M	Actual 2013 $M	Change $M	Change %
Cash Flows from Operating Activities					
Cash received					
Taxes received		11,012	10,955	(57)	-0.5%
Grants and subsidies received	20	18,628	18,405	(223)	-1.2%
Sales of goods and services	21	5,484	6,143	659	12.0%
Interest receipts		2,585	2,600	15	0.6%
Dividends and income tax equivalents	22	1,357	1,087	(270)	-19.9%
Other receipts	23	5,307	4,369	(938)	-17.7%
		44,372	**43,559**	**(813)**	**-1.8%**
Cash paid					
Payments for employees		(22,091)	(22,286)	(196)	0.9%
Payments for goods and services		(11,100)	(11,030)	70	-0.6%
Grants and subsidies	24	(11,630)	(10,295)	1,334	-11.5%
Interest paid		(1,905)	(1,940)	(34)	1.8%
Other payments	25	(988)	(563)	425	-43.0%
		(47,714)	**(46,115)**	**1,599**	**-3.4%**
Net Cash Flows from Operating Activities		**(3,342)**	**(2,556)**	**786**	**-23.5%**
Cash Flows from Investing Activities					
Non-Financial Assets					
Purchases of non-financial assets	26	(7,653)	(6,970)	683	-8.9%
Sales of non-financial assets	27	318	899	581	182.7%
		(7,335)	**(6,071)**	**1,264**	**-17.2%**
Financial Assets (Policy Purposes)					
Equity acquisitions	28	(346)	-	346	-100.0%
Equity disposals		518	482	(36)	-6.9%
		172	**482**	**310**	**180.0%**
Financial Assets (Liquidity Purposes)					
Sales of investments	29	2,787	3,993	1,206	43.3%
Purchases of investments		(3,741)	(3,784)	(43)	1.2%
		(954)	**209**	**1,163**	**-121.9%**
Net Cash Flows from Investing Activities		**(8,116)**	**(5,380)**	**2,737**	**-33.7%**
Cash Flows from Financing Activities					
Cash received					
Advances received		(15)	22	37	-252.1%
Proceeds of borrowing		11,750	9,792	(1,958)	-17%
Deposits received		-	4	4	100%
		11,735	**9,818**	**(1,917)**	**-16.3%**
Cash paid					
Advances paid		(35)	(43)	(8)	22.0%
Borrowing repaid		(506)	(1,857)	(1,351)	267.1%
Deposits withdrawn		-	(6)	(6)	100%
		(541)	**(1,906)**	**(1,365)**	**252.4%**
Net Cash Flows from Financing Activities	30	**11,194**	**7,912**	**(3,282)**	**-29.3%**
Net increase/(decreased) in Cash and Deposits Held		**(263)**	**(23)**	**241**	**-91.4%**
Cash and deposits at the beginning of the financial year		902	861	(42)	-4.6%
Cash and Deposits Held at the End of the Financial Year		**639**	**838**	**199**	**31.1%**
KEY FISCAL AGGREGATES					
Net Cash from Operating Activities		(3,342)	(2,556)	786	-23.5%
Net Cash Flow from Investments in Non-Financial Assets		(7,335)	(6,071)	1,264	-17.2%
CASH SURPLUS/(DEFICIT)		**(10,676)**	**(8,627)**	**2,050**	**-19.2%**

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-87

Notes to the Financial Statements

56. General Government Sector budget to actual comparison continued

Variance notes

1 Grants revenue has declined $303 million over the 2012-13 Budget. The decrease largely reflects lower Australian Government GST revenue distributed to Queensland ($197M) and revised cash flows of National Partnership Payments for Nation Building and Seamless National Economy programs.

2 Other revenue was $297 million lower than the original 2012-13 Budget. Royalties and land rent income was $556 million lower than budget due to export coal prices being lower than expected, as well as the on-going strength of the A$-US$ exchange rate. This decline in royalties was partially offset by salary recoveries from research bodies, higher traffic and other fines and forfeitures and small increases across various other sundry revenues including developers’ contributions.

3 Employee expenses were $755 million lower than the 2012-13 Budget due to lower than anticipated redundancy payments under the Government’s fiscal repair program, delays in reaching enterprise bargaining agreements (including Core Agreement) and lower employee numbers.

4 Superannuation expenses have been impacted by AASB 119 Employee Benefits which requires the discounting of future superannuation benefit obligations using yield rates on government bonds. The discount rate used at the time of the 2012-13 Budget was 5.3% while the actual rate applicable to 2012-13 was 3.2%, contributing to lower overall superannuation costs in 2012-13.

5 Depreciation and amortisation was $183 million lower than the 2012-13 Budget estimate largely reflecting the change in funding profile of the State’s capital program including change in timing of road network reconstruction works relating to the natural disaster events of 2011 and 2012.

6 Grant expenses declined $1.09 billion from the original 2012-13 Budget estimate of $11.713 billion. The variance is largely attributable to the re-profiling of grant funding for Natural Disaster Relief and Recovery Arrangements to local governments ($899 million) for pre-2013 disaster events following ex-Tropical Cyclone Oswald; reduced levels of Australian Government funded education programs including grant assistance to non-state schools; and reclassification of Queensland Health grant expenditure to other operating expenses. These increases were offset in part by the Australian Government’s advance payment of financial assistance grants to local governments in 2012-13 for 2013-14.

7 Total other economic flows - Included in operating result has decreased $38 million from the 2012-13 Budget. Valuation adjustments such as gains and losses on sale of assets and investments and increments and decrements on assets (except for decommissioned road infrastructure) are not generally budgeted. The loss on sale of assets largely relates to the sale and lease back of buildings. The actuarial adjustment of $473 million relates to long service leave and QGIF liabilities and is primarily a result of higher government bond yields at year end. Deferred income tax equivalents are $271 million lower than Budget largely due to the recognition of unused tax losses by Queensland Bulk Water Supply Authority (Seqwater) offset in part by the utilisation of tax equivalent losses by WorkCover. Dividends and tax equivalents from privatisations are $295 million higher than 2012-13 Budget as a result of tax equivalents on the sale of Electranet and Aurizon shares.

8 Other movements in equity mainly relate to upward valuations of non-financial assets by the Department of Transport and Main Roads ($4.8 billion), offset in part by downward valuations by the Department of Natural Resources and Mines ($1.62 billion), the Department of National Parks, Recreation, Sport and Racing ($490 million) and the Department of Education, Training and Employment ($356 million). There have also been actuarial gains on defined benefit superannuation liabilities of $3.446 billion and an increase in GGS’s investment in public sector entities of $833 million.

9 Refer to Cash Flow Statement variances.

10 Receivables are $336 million higher than the 2012-13 Budget. The variance is partly due to higher dividend receivables of $95 million, increased tax equivalent receivables of $186 million (largely arising from sale of Aurizon shares), and movements in various agencies’ receivables including Health payroll receivables.

11 Loans paid are $266 million higher than 2012-13 Budget as a result of the Queensland Health entering into a 30 year finance lease with the Translational Research Institute Facility.

12 The decline in Securities other than shares reflects higher than anticipated State share of Defined Benefit superannuation beneficiary payments partly as a result of separations.

13 Investment in public sector entities increased $5.341 billion from published Budget. This variance is mainly due to higher opening balances of $4.347 billion rolling forward from the 2011-12 audit process. The remaining variance is due to the revaluation of the investment in PNFC and PFC sectors in 2012-13 largely as a result of revaluations of property, plant and equipment and recognition of unused tax losses by Queensland Bulk Supply Authority (Seqwater).

14 Deferred tax assets have increased $461 million from the 2012-13 Budget mainly reflecting an increase in deferred tax liabilities of the electricity ($233 million) and water ($207 million) entities.

6-88 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

Notes to the Financial Statements

56. General Government Sector budget to actual comparison continued

Variance notes continued

15 Other non-financial assets excluding deferred tax assets are $257 million higher than the published budget due to the recognition of lease prepayments for the Gold Coast Rapid Transit project.

16 Payables are higher than the 2012-13 Budget by $523 million partly due to increased volume of infrastructure and NDRRA related works by the Department of Transport and Main Roads and community service obligation payments due to Ergon Energy.

17 Advances received variance is due to a Budget elimination misallocation.

18 As the Cash Flow Statement shows, net borrowing requirements were much lower than budgeted due to higher than expected net operating cash flows and lower than expected net cash outflows relating to non-financial assets (Refer Note 30).

19 The increase in deferred tax liabilities of $215 million from the 2012-13 Budget was due to the recognition of unused tax losses by Queensland Bulk Water Supply Authority (Seqwater) of $430 million and the change in future tax liabilities of electricity entities ($139 million), partly offset by the utilisation of tax losses by WorkCover Queensland ($302 million).

20 The movement in grants and subsidies received is consistent with the Operating Statement.

21 Receipts for sales of goods and services are higher than Budget by $659 million. This mainly represents higher than budgeted GST receipts from customers as a result of some agencies netting off GST receipts and payments. In addition, unearned revenue was $138 million higher than budgeted, mainly as a result of taxes and mining royalties being received in advance of assessments.

22 Dividends and income tax equivalent receipts are lower than Budget by $270 million. This mainly represents tax equivalents on the sale of Aurizon shares that were originally budgeted to be received in 2012-13 but which are now expected in 2013-14.

23 Other receipts are lower than the 2012-13 Budget by $938 million. This is mainly due to GST receipts being netted off in the budget and grossed up in the actuals. In addition to the Operating Statement variances described in note 2 above, sundry receivables are $113 million higher than budget mainly in the Department of Science, Information Technology and Innovation.

24 Payments for grants and subsidies are $1.334 billion lower than budget. In addition to the operating statement variances described in note 6 above, grant payables are $307 million higher than original budget mainly in relation to community service obligation (CSO) grants payable to the Public Non-financial sector.

25 Other payments are lower than the 2012-13 Budget by $425 million. This is mainly due to GST receipts and payments being netted off in the budget and grossed up in the actuals.

26 The decrease in payments for property, plant and equipment of $683 million compared to the 2012-13 Budget, largely reflects revised construction schedules and capital spending for a number of projects in the Departments of Transport and Main Roads, Justice and Attorney General, Education, Training and Employment and Queensland Health.

27 The increase in sales of non-financial assets of $581 million from the original 2012-13 Budget primarily reflects the sale of seven government office buildings by the Department of Housing and Public Works to the trusts managed by QIC Limited.

28 Net equity funding to Public Non-financial and Financial Corporations decreased by $310 million from the 2012-13 Budget mainly as a result of funding to Queensland Rail Ltd not being required.

29 Cash inflows from the sale of investments are higher than budgeted as more investments were liquidated to meet beneficiary payments as a result of separations.

30 Net cash flows from financing activities decreased $3.28 billion from the 2012-13 Budget largely due to the sector generating higher than expected net operating cash flows in 2012-13 combined with lower than expected net cash outflows from non-financial asset investments and injections into the Public Non-financial corporations sector.

Accordingly, less net borrowings were required than anticipated.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-89

Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2012-13

Management Certificate

The foregoing GGS and Total State Sector consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009 , we certify that the GGS and Total State Sector consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i) the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii) the financial position of the Government of Queensland at 30 June 2013.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and Total State Sector consolidated financial statements misleading or inaccurate.

David Newby, CA Helen Gluer, MBA, BCom, FCPA, FAICD TIM NICHOLLS MP

Manager, Fiscal Reporting Under Treasurer TREASURER AND

Queensland Treasury and Trade Queensland Treasury and Trade MINISTER FOR TRADE

Date 28 October 2013

6-90 Audited Consolidated Financial Statements 2012–13 – Government of Queensland

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland including General Government Sector and Total State Sector, which comprises the balance sheet as at 30 June 2013, and the operating statement, statement of changes in net assets (equity), and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the certificates given by the Treasurer, Under Treasurer and the Manager, Fiscal Reporting. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

The Treasurer, through Queensland Treasury and Trade, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and with Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting . AASB 1049 requires compliance with other applicable Australian Accounting Standards. This responsibility includes such internal control as the Treasurer determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards , which incorporate the Australian Auditing Standards. Those auditing standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers the entity’s internal control relevant to the entity’s preparation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial report and any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance on the underlying assumptions used in formulating the Budget figures disclosed in the financial statements.

Independence

The Auditor-General Act 20 09 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Opinion

In accordance with s.42 of the Auditor-General Act 2009 -

(a) I have received all the information and explanations which I have required; and

(b) in my opinion -

(i) the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii) the financial report has been drawn up under prescribed requirements, so as to present a true and fair view, of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2012 to 30 June 2013 and of the financial position as at the end of that year.

Audited Consolidated Financial Statements 2012–13 – Government of Queensland 6-91

INDEPENDENT AUDITOR’S REPORT continued

Matters Relating to the Electronic Presentation of the Audited Financial Report

This auditor’s report relates to the financial report of the Government of Queensland including General Government Sector and Total State Sector for the year ended 30 June 2013. Where the financial report is included on Queensland Treasury and Trade’s website, the Accountable Officer is responsible for the integrity of the Department’s website and I have not been engaged to report on the integrity of the Department’s website. The auditor’s report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the audited financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

AUDITOR GENERAL

30 OCT 2013

OF QUEENSLAND

A M GREAVES FCA Queensland Audit Office

Auditor-General of Queensland Brisbane

6-92 Audited Consolidated Financial Statements 2012–13 – Government of Queensland